Exhibit 10.5

[EXECUTION VERSION]

FIRST AMENDMENT TO MANAGEMENT AND LEASE SUPPORT AGREEMENT
(CPLV)
THIS FIRST AMENDMENT TO MANAGEMENT AND LEASE SUPPORT AGREEMENT (CPLV) (this “First Amendment”), is made as of December 26, 2018 (the “First Amendment Date”), by and among Desert Palace LLC, a Nevada limited liability company, and CEOC, LLC, a Delaware limited liability company (collectively or, if the context clearly requires, individually, and together with their respective successors and permitted assigns, “Tenant”), CPLV Manager, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Manager”), Caesars Entertainment Corporation, a Delaware corporation (together with its successors and permitted assigns, “CEC”, and sometimes alternatively referred to herein as “Lease Guarantor”), CPLV Property Owner LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Landlord”), solely for purposes of agreeing to any amendments to Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16 of the Existing Agreement (as hereinafter defined), Caesars License Company, LLC, a Nevada limited liability company (together with its successors and assigns, “CLC”), and, solely for purposes of agreeing to any amendments to Section 20.16 and Article XXI of the Existing Agreement, Caesars Enterprise Services, LLC, a Delaware limited liability company (together with its successors and assigns, “CES”, and, together with Tenant, Manager, CEC, Landlord and CLC, the “Parties”).
RECITALS
A.The Parties are parties to that certain Management and Lease Support Agreement (CPLV) dated October 6, 2017 (the “Existing Agreement”);
B.As more particularly set forth in this First Amendment, the Parties desire to modify certain provisions of the Existing Agreement;
NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Parties do hereby stipulate, covenant and agree as follows:
1.Terms and References. Unless otherwise stated in this First Amendment, (a) terms defined in the Existing Agreement have the same meanings when used in this First Amendment, and (b) references to “Sections” are to the sections of the Existing Agreement.
2.Amendments to the Existing Agreement. Effective as of the First Amendment Date, the Existing Agreement is hereby amended in its entirety to read as set forth in Exhibit A hereto.
3.Other Documents. Any and all agreements entered into in connection with the Existing Agreement which make reference therein to the “Management and Lease Support Agreement (CPLV)” shall be intended to, and are deemed hereby to, refer to the Existing Agreement as amended by this First Amendment.
4.Miscellaneous.
a.This First Amendment shall be construed according to and governed by the laws of the jurisdiction(s) which are specified by the Existing Agreement without regard to its conflicts of law principles. Section 18.1 of the Existing Agreement is hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

b.If any provision of this First Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this First Amendment will remain in full force and effect.
c.Neither this First Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by each Party hereto.
d.The paragraph headings and captions contained in this First Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this First Amendment or any of the provisions or terms hereof.
e.This First Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.
f.This First Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.
g.Except as specifically modified by Section 2 of this First Amendment, all of the provisions, terms and conditions of the Existing Agreement remain unchanged and continue in full force and effect and are hereby ratified and confirmed in all respects.
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2

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their duly authorized representatives, all as of the day, month and year first above written.

LANDLORD:
CPLV PROPERTY OWNER LLC,
a Delaware limited liability company
By:    /s/ David A. Kieske
Name:    David A. Kieske
Title:    Treasurer

[Signatures Continue on Following Pages]

[Signature Page to First Amendment to MLSA (CPLV)]

TENANT:

DESERT PALACE LLC,
a Nevada limited liability company
By:    /s/ Eric Hession
Name:    Eric Hession
Title:    Chief Financial Officer

CEOC, LLC,
a Delaware limited liability company
By:    /s/ Eric Hession
Name:    Eric Hession
Title:    Chief Financial Officer

[Signatures Continue on Following Pages]

[Signature Page to First Amendment to MLSA (CPLV)]

CPLV MANAGER, LLC,
a Delaware limited liability company
By:    /s/ Eric Hession
Name:    Eric Hession
Title:    Chief Financial Officer

CAESARS ENTERTAINMENT CORPORATION,
a Delaware corporation
By:    /s/ Eric Hession
Name:    Eric Hession
Title:    Chief Financial Officer

Solely for purposes of agreeing to any amendments to Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16
CAESARS LICENSE COMPANY, LLC,
a Nevada limited liability company
By:    Caesars Enterprise Services, LLC, as sole member
By:    /s/ Eric Hession
Name:    Eric Hession
Title:    Chief Financial Officer

Solely for purposes of agreeing to any amendments to Section 20.16 and Article XXI
CAESARS ENTERPRISE SERVICES, LLC,
a Delaware limited liability company
By:    /s/ Eric Hession
Name:    Eric Hession
Title:    Chief Financial Officer

[Signature Page to First Amendment to MLSA (CPLV)]

Exhibit A
MANAGEMENT AND LEASE SUPPORT AGREEMENT (CPLV)
Conformed through First Amendment

Exhibit A

MANAGEMENT AND LEASE SUPPORT AGREEMENT
(CPLV)
By and Among

Desert Palace LLC and CEOC, LLC
(collectively, and together with their respective successors and permitted assigns)
as “Tenant”

CPLV Manager, LLC
(together with its successors and permitted assigns)
as “Manager”

Caesars Entertainment Corporation
(together with its successors and permitted assigns)
as “Lease Guarantor”

CPLV Property Owner LLC
(together with its successors and permitted assigns)
as “Landlord”

and, solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16,

Caesars License Company, LLC
(together with its successors and assigns)

and, solely for purposes of Section 20.16 and Article XXI,

Caesars Enterprise Services, LLC

Dated as of October 6, 2017
(as amended by the First Amendment dated December 26, 2018)

i

7.2	Proprietary Information and Systems; Guest Data and Property Specific Guest Data	25
7.3	Assignment of Derivative Works	26
7.4	Survival	26

ARTICLE VIII CONFIDENTIALITY		26
8.1	Disclosure by Tenant	26
8.2	Disclosure by Manager	27
8.3	Disclosure by Landlord	28
8.4	Public Statements	29
8.5	Cumulative Remedies	29
8.6	Survival	30

ARTICLE IX MARKETING		30
9.1	Marketing	30

ARTICLE X BOOKS AND RECORDS		31
10.1	Maintenance of Books and Records	31
10.2	Monthly Financial Reports	31
10.3	Tenant Financial Statements	32
10.4	Other Reports and Schedules	32

ARTICLE XI ASSIGNMENTS		32
11.1	Assignment by Tenant	32
11.2	Assignment by Manager	35
11.3	Assignment by Lease Guarantor	36
11.4	Assignment by Landlord	37
11.5	Acknowledgement of Assignment	38
11.6	Approvals	39
11.7	Merger of CEOC	39

ARTICLE XII INSURANCE, BONDING AND INDEMNIFICATION		39
12.1	Tenant Insurance and Bonding Requirements	39
12.2	Waiver of Liability	40
12.3	Indemnification	40

ARTICLE XIII LEASEHOLD FINANCING		41
13.1	Leasehold Mortgages; Collateral Assignments; Non-Disturbance; Leasehold Foreclosure	41
13.2	Default Notice to Leasehold Lender	42
13.3	Lender’s Right of Access	43
13.4	Disclosure of Mortgages and Security Interests	43
13.5	Estoppel Certificates	43
13.6	Tenant’s Lease Obligations	44

ARTICLE XIV BUSINESS INTERRUPTION		44

14.1	Business Interruption	44
14.2	Proceeds of Business Interruption Insurance	44

ARTICLE XV CASUALTY OR CONDEMNATION		44
15.1	Casualty	44
15.2	Condemnation	45

ARTICLE XVI DEFAULTS AND TERMINATIONS		45
16.1	Events of Default	45
16.2	Termination of this Agreement	49
16.3	Actions To Be Taken on Termination of this Agreement or Termination of Manager	50
16.4	[Intentionally Omitted]	53
16.5	Termination of Manager	53

ARTICLE XVII LEASE GUARANTY		53
17.1	Guaranteed Obligations	53
17.2	Notice and Guaranty Payment Process	54
17.3	Guaranty Provisions	55
17.4	Guarantor Covenants	61
17.5	Lease Guarantor Representations and Warranties	64
17.6	Bankruptcy	64

ARTICLE XVIII DISPUTE RESOLUTION		65
18.1	Generally	65
18.2	Expert Resolution	65
18.3	Time Limit	67
18.4	Prevailing Party’s Expenses	67
18.5	WAIVERS	67
18.6	Survival and Severance	68
18.7	ACKNOWLEDGEMENTS	68
18.8	IRREVOCABILITY OF CONTRACT	69
18.9	Survival	69

ARTICLE XIX GAMING LAW PROVISIONS		69
19.1	Regulatory Matters; Initial Suitability Review	69
19.2	Licensing Event	70
19.3	Unlawful Payments	70

ARTICLE XX GENERAL PROVISIONS		70
20.1	Governing Law	70
20.2	Construction of this Agreement	70
20.3	Limitation on Liabilities	72
20.4	Waivers	72
20.5	Notices	73
20.6	No Indirect Actions	74

20.7	No Recordation	74
20.8	Further Assurances	74
20.9	Relationship of Certain Parties	74
20.10	Force Majeure	74
20.11	Terms of Other Management Agreements	75
20.12	Compliance with Law	75
20.13	Insurance Programs and Purchasing Arrangements Generally	75
20.14	Execution of Agreement	75
20.15	Lease	75
20.16	Omnibus Agreement; Services Co LLC Agreement	75

ARTICLE XXI NON-CONSENTED LEASE TERMINATION		76
21.1	Non-Consented Lease Termination	76
21.2	Termination of MLSA or other Lease/MLSA Related Agreements	77
21.3	Replacement Structure Fails to Occur	77
21.4	Enforcement	78
21.5	Survival	78

EXHIBITS
Exhibit A    Managed Facility
Exhibit B    Definitions
Exhibit C    [Reserved]
Exhibit D    [Reserved]
Exhibit E    Trademarks
Exhibit F    List of Brands
Exhibit G    Property Specific IP

MANAGEMENT AND LEASE SUPPORT AGREEMENT
(CPLV)
This MANAGEMENT AND LEASE SUPPORT AGREEMENT (this “Agreement”) is dated as of October 6, 2017 (the “Commencement Date”), and is made and entered into by and among Desert Palace LLC, a Nevada limited liability company, and CEOC, LLC, a Delaware limited liability company (collectively or, if the context clearly requires, individually, and together with their respective successors and permitted assigns, “Tenant”), CPLV Manager, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Manager”), Caesars Entertainment Corporation, a Delaware corporation (together with its successors and permitted assigns, “CEC”, and sometimes alternatively referred to herein as “Lease Guarantor”), CPLV Property Owner LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Landlord”), solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16, Caesars License Company, LLC, a Nevada limited liability company (together with its successors and assigns, “CLC”), and, solely for purposes of Section 20.16 and Article XXI, Caesars Enterprise Services, LLC, a Delaware limited liability company (together with its successors and assigns, “CES”). Tenant, Manager, Lease Guarantor and Landlord are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party”.
RECITALS
A.    Pursuant to the terms of that certain Lease (CPLV) dated as of October 6, 2017 among Tenant, as “Tenant” thereunder, and Landlord, as “Landlord” thereunder, as amended by that certain First Amendment to Lease (CPLV), dated as of December 26, 2018 (such Lease, as further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Lease”), Tenant will lease the Leased Property (as defined in the Lease) from Landlord.
B.    Tenant intends to operate the Facility (as defined in the Lease) scheduled on Exhibit A attached hereto as a Gaming Facility in accordance with the Primary Intended Use (each as defined in the Lease) (such Facility, the “Managed Facility”).
C.    Manager is a wholly owned indirect subsidiary of CEC with experience in operating Gaming, hotel, entertainment and related businesses.
D.    Tenant desires to engage Manager to manage and operate the Managed Facility under and utilizing the Brands, and Manager desires to manage and operate the Managed Facility under and utilizing the Brands.
E.    Lease Guarantor will guarantee to Landlord the payment and performance of all monetary obligations of Tenant under the Lease as more particularly described herein, on the terms and subject to the provisions, terms and conditions of this Agreement.
F.    Immediately following the Commencement Date, Caesars Entertainment Operating Company, Inc., a Delaware corporation, merged into CEOC, LLC, a Delaware limited liability company.
AGREEMENT
NOW, THEREFORE, in consideration of the recitals and covenants set forth in this Agreement, and in consideration of the entry by the Parties into the Lease/MLSA Related Agreements as more particularly described in Section 1.3 below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND EXHIBITS
1.1    Definitions. All capitalized terms used without definition in the body of this Agreement shall have the meanings assigned to such terms in Exhibit B attached hereto and by this reference incorporated herein.
1.2    Exhibits. The exhibits listed in the table of contents and attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.
1.3    Structure of this Agreement; Integration; Consideration. Tenant, Manager, CEC and Landlord each acknowledge and agree that, as of the Commencement Date, certain operating efficiencies and value will be achieved as a result of Tenant’s engagement of Manager and/or Manager’s Affiliates to operate and manage the Managed Facility, the Other Managed Facilities and the Other Managed Resorts that would not be possible to achieve if unrelated managers were engaged to operate each of the Managed Facility, the Other Managed Facilities and the Other Managed Resorts. The Parties further acknowledge and agree that the Parties would not enter into this Agreement, the Lease or any of the other Lease/MLSA Related Agreements absent the understanding and agreement of the Parties that the entire ownership, operation, management, lease and Lease Guaranty relationship with respect to the Managed Facility, including the lease of the Managed Facility pursuant to the Lease, the use of the Managed Facilities IP and the use of the Total Rewards Program, together with the other related Intellectual Property arrangements contemplated hereunder and under the Omnibus Agreement and the Transition Services Agreement, all of the other covenants, obligations and agreements of the Parties hereunder and all of the covenants, obligations and agreements of each of the parties under each of the other Lease/MLSA Related Agreements, form part of a single integrated transaction. Accordingly, it is the express intention and agreement of the Parties that (a) each of the provisions of this Agreement, including (without limitation) the management and Lease Guaranty rights and obligations hereunder, form part of a single integrated agreement and shall not be or be deemed to be separate or severable agreements and (b) the Parties would not be entering into any of this Agreement, the Lease, or the other Lease/MLSA Related Agreements without, in each case, contemporaneously entering into each and every other one of such agreements, and, accordingly, in the event of any dispute or litigation, or any bankruptcy, insolvency, dissolution or any other proceedings in respect of any Party, such Party will not (and all other Parties will oppose any effort to) separate, sever, reject, assume or assign (or attempt to, or support any other entity in attempting to, separate, sever, reject, assume or assign) any one of such agreements without concurrently treating each and every of the other of such agreements together and in the same manner, so that all such agreements are concurrently treated as one integrated agreement that is not separable or severable; provided, however, this Section 1.3 shall not limit the right of any Leasehold Lender to (x) make a Leasehold Foreclosure with MLSA Termination as expressly provided in Section 13.1.2 hereof or (y) enter into a New Lease and terminate this Agreement as expressly provided in Article XVII of the Lease, in each case under clause (x) or (y) subject to and in accordance with the terms of this Agreement and the Lease. Without limiting or vitiating any of the foregoing portion of this Section 1.3 (and, with respect to the Lease Guaranty, as more particularly provided in Section 17.3.5.6 hereof), each of the Parties acknowledges and agrees that, notwithstanding any attempt (by any Party or otherwise) to separate, sever, reject, assume or assign the obligations of any Party under any of the other Lease/MLSA Related Agreements, the obligations of all other Parties hereunder and thereunder (but, subject, in all events, to the provisions, terms and conditions of Article XIII and Article XXI hereof) shall continue unabated and in full force and effect. The Parties further acknowledge and agree that, notwithstanding that each of the provisions of this Agreement, the Lease and the other Lease/MLSA Related Agreements form part of a single integrated agreement, no Party shall have any obligation, or be deemed to have any obligation, to any other Party hereto (or otherwise be bound by any agreement to or with any other Party hereto), whether by virtue of its inclusion as a Party hereto, by implication or otherwise, except solely as and to the extent expressly provided in this Agreement, in the Lease or in the other Lease/MLSA Related Agreements.

ARTICLE II

APPOINTMENT/TERM
2.1    Grant of Authority.
2.1.1    Engagement of Manager. On and subject to the terms and conditions of this Agreement, Tenant hereby engages Manager, and Manager hereby agrees to be engaged, as Tenant’s agent and exclusive manager to Operate the Managed Facility during the Term. The Parties acknowledge that the scope of Manager’s authority and duties to Operate the Managed Facility are limited to the authority and duties set forth in this Agreement. Tenant and Manager shall not, without the prior written consent of Landlord, cease to operate or permit the Managed Facility to cease to be operated under the “Caesars Palace” Brand.
2.1.2    Manager’s Standard of Care. Manager shall (a) execute its duties under this Agreement in its reasonable business judgment (the “Manager’s Standard of Care”), and (b) act as the agent of Tenant in connection with the performance of Manager’s duties as manager of the Managed Facility under this Agreement. Tenant agrees that Manager’s duties as agent to Tenant are further subject to the terms and conditions of this Agreement (including Section 2.3) and the Operating Limitations. Except for Manager’s indemnification obligations set forth in Article XII, Tenant agrees that, as between Tenant and Manager, Manager will have no liability for monetary damages or monetary relief to Tenant for any violation of Manager’s Standard of Care or claims of breach of any fiduciary duties or duties as agent unless such violation or breach was due to an action or event giving rise to a Manager Event of Default (disregarding any applicable notice and/or cure periods for such purpose).
2.1.3    Manager’s System Policies. Tenant acknowledges that Manager and/or Manager’s Affiliates operate other casino, racetrack, hotel, dining, retail, entertainment and other operations and that Manager or its Affiliates may derive benefits in addition to the fees and reimbursements paid hereunder, including in connection with marketing programs, the Total Rewards Program, Purchasing Programs, employment policies relating to the Managed Facility Personnel or other programmatic or policy activities that may be implemented from time to time at the discretion of CEC, Services Co or their Affiliates, and that extend through the majority of Gaming properties operated by Manager’s Affiliates (collectively, the “Manager’s System Policies”). Tenant agrees that Manager will not be in breach of its duties as agent hereunder if, solely as a result of Manager following the Manager’s System Policies, certain aspects of the Manager’s System Policies have the effect of providing greater benefit to properties owned or operated by Manager’s Affiliates collectively or third parties than to the Managed Facility, so long as the Manager’s System Policies (i) are designed and executed in accordance with Manager’s Standard of Care, (ii) are Non-Discriminatory to the Managed Facility in both design and implementation and (iii) are not otherwise violative of or inconsistent with any provision of this Agreement; provided that any revisions to the Manager’s System Policies after the Commencement Date shall be implemented in a Non‑Discriminatory manner; and provided, further, that Manager shall give Tenant and Landlord prior written notice of such revisions and no such revisions shall result in a change in the overall quality and/or the level of service at the Managed Facility below that required in Section 2.1.4(a) and otherwise under this Agreement without Tenant’s and Landlord’s prior written consent thereto. The foregoing shall not be deemed to excuse any breach by Manager of any of the express provisions of this Agreement.
2.1.4    General Grant of Authority – Managed Facility. On and subject to the terms of this Agreement, and to the extent delegable by Tenant under the Lease, Tenant hereby grants to Manager (and Manager hereby accepts) the right, authority and responsibility during the Term, and instructs Manager during the Term, to take all such actions for and on behalf of Tenant and the Managed Facility that Manager reasonably deems necessary or advisable to Operate the Managed Facility: (a) at a standard and level of service and quality (and otherwise on terms and in a manner) for the Managed Facility that in all events is not lower than the standard and level of service and quality for the Managed

Facility as of the Commencement Date; (b) in accordance in all material respects with the policies and programs in effect as of the Commencement Date at the Managed Facility (with such revisions thereto from time to time as Manager may implement in a Non-Discriminatory manner; provided that Manager shall give Tenant prior written notice of such revisions and no such revisions shall result in a material change in the overall quality and/or level of service at the Managed Facility below that required in the preceding portion of this Section 2.1.4 and otherwise under this Agreement without Tenant’s and Landlord’s prior written consent thereto in their respective sole and absolute discretion); (c) utilizing the Managed Facilities IP and the Proprietary Information and Systems in accordance in all material respects with the standards, policies and programs generally applicable to the use and implementation of the Managed Facilities IP and the Proprietary Information and Systems and in accordance with the Omnibus Agreement; provided that the same are Non-Discriminatory with respect to the Managed Facility (the standards and objectives described in clauses (a) through (c) being referred to collectively as the “Operating Standard”) and (d) in a Non-Discriminatory manner, subject in each case to the Operating Limitations. Notwithstanding anything to the contrary in this Section 2.1, Section 5.2 or any other provision of this Agreement, for the avoidance of doubt, Manager is not a subtenant, assignee or designee of Tenant under the Lease, and is acting solely as manager of the Leased Property (pursuant to this Agreement), subject to the terms and provisions of the Lease. Accordingly, except as otherwise expressly provided herein, any rights or obligations of Tenant under the Lease that are delegated to Manager hereunder shall be limited to the Term of, and by the provisions, terms and conditions of, the Lease, and to the extent expressly set forth herein. Neither the exercise (directly or indirectly) by Manager of its rights and responsibilities hereunder nor any of the provisions, terms and conditions of this Agreement or any of the other Lease/MLSA Related Agreements shall serve, or be construed, to (x) grant to Manager a possessory or other real property interest in the Leased Property or any portion thereof or (y) limit or subrogate any or all of Tenant’s rights, obligations and responsibilities vis-à-vis Landlord under the Lease. Without limiting the foregoing, notices under this Agreement sent by any other Party hereto to Manager (or by Manager to any other Party hereto) shall not be deemed received by (or sent by) Tenant, and vice versa, except to the extent Tenant expressly authorizes Manager to do so on its behalf, and in the case of notices to or from Landlord, so advises Landlord of such authorization (it being understood, for the avoidance of doubt, without limitation of Section 2.5 hereof, that notices or other communications sent by Landlord to Tenant pursuant to the Lease are not required to also be sent to Manager or (except to the extent provided in the last sentence of Section 16.1 of the Lease) to Lease Guarantor, in order to be effective thereunder).
2.1.5    Specific Actions Authorized by Tenant. Without limiting the generality of the authority granted to Manager in Section 2.1.4, but subject in each case to the provisions, terms and conditions of the Lease, the Annual Budget then in effect, the Operating Limitations and the other provisions, terms and conditions set forth in this Agreement, including the Manager’s Standard of Care, the Operating Standard, Applicable Law and the provisions, terms and conditions of Section 2.2, Tenant’s general grant of authority under Section 2.1.4 and this Section 2.1.5 shall specifically include the right, authority and responsibility of Manager to take, on behalf of Tenant during the Term, the following actions in a Non-Discriminatory manner (either directly or, to the extent permitted under this Agreement, through a third party designated or subcontracted by Manager, which may be an Affiliate of Manager), and in a manner consistent with the corporate policy applicable to the Other Managed Facilities and Other Managed Resorts:
2.1.5.1    (a) hire, supervise, train and discharge all Managed Facility Personnel; and (b) establish all salary, fringe benefits and benefits plans for the Managed Facility Personnel;
2.1.5.2    establish and administer Bank Accounts for the operation of the Managed Facility in accordance with Section 5.4;
2.1.5.3    prepare and deliver to Tenant for Tenant’s review and approval operating plans and budgets in accordance with Section 5.1;

2.1.5.4    plan, account for and supervise all repairs, capital replacements and improvements to the Managed Facility or any portion thereof in accordance with Sections 5.2.1 and 5.2.2;
2.1.5.5    establish and maintain for the Managed Facility accounting, internal controls and reporting systems that are adequate to provide Tenant, Manager and the Designated Accountant with sufficient information about the Managed Facility to permit the preparation of the financial statements and reports contemplated in Article X and which are in compliance in all material respects with all Applicable Laws;
2.1.5.6    negotiate, enter into and administer, in the name of Tenant, all subleases, service contracts, licenses and other contracts and agreements Manager deems necessary or advisable for the Operation of the Managed Facility, including contracts and licenses for: (a) health and life safety systems and security force and related security measures; (b) maintenance of all electrical, mechanical, plumbing, HVAC, elevator, boiler and other building systems; (c) electricity, gas and telecommunications (including television and internet service); (d) cleaning, laundry and dry cleaning services; (e) use of third party copyrighted materials (including games, filmed entertainment, music and videos); (f) entertainment; (g) Gaming machines and other Gaming equipment in the event applicable Gaming Regulations permit or require Tenant to own or lease and maintain such Gaming equipment and non-Gaming equipment; and (h) ownership and operation of Gaming servers;
2.1.5.7    to the extent delegable, negotiate, administer and perform (or cause to be performed) all obligations of Tenant, in the name of Tenant, under all subleases, licenses and concession agreements or other agreements for the right to use or occupy any public space at the Managed Facility, including any store, office, parking facility or lobby space thereunder;
2.1.5.8    supervise and purchase or lease or arrange for the purchase or lease of, all FF&E and Supplies that are necessary or advisable for the Operation of the Managed Facility in accordance with this Agreement;
2.1.5.9    be the primary interface for all interactions by Tenant with the Gaming Authorities in connection with the Managed Facility which shall include: (a) oversight of any amendments to any licenses or permits required to be held by Tenant by the applicable Gaming Authorities under any applicable Gaming Regulations; (b) coordination of all lobbying efforts with respect to the activities conducted or proposed to be conducted by Tenant in connection with the Managed Facility; and (c) preparation and implementation of all actions required with respect to any filing by Tenant with the applicable Gaming Authorities relating to the Managed Facility; provided that Manager shall (i) consult with and keep Tenant apprised of (x) the status of any annual or other periodic license renewals for the operation of Gaming activities at the Managed Facility with the Gaming Authorities and (y) the status of non-routine matters before the Gaming Authorities regarding the Managed Facility and (ii) promptly deliver to Tenant copies of any and all non-routine notices received (or sent) by Manager from (or to) any Gaming Authorities; provided, further, that any filings or Gaming License relating to Tenant and Tenant’s Affiliates shall be the responsibility of Tenant;
2.1.5.10    apply for and process applications and filings for all Approvals in a manner and within the time periods that are required for the Managed Facility to be operated on a continuous and uninterrupted basis (other than Gaming Licenses relating to Tenant and Tenant’s Affiliates). Manager shall act in a reasonably diligent manner to assure that all reports required by any Governmental Authority pertaining to the Managed Facility are properly filed on or prior to their due date. Tenant shall file all such other reports pertaining to Tenant. Manager shall prepare, maintain and provide to Tenant, at Tenant’s request, a listing of all Approvals and reports required by any Governmental Authority and the term, duration or frequency of such Approvals and reports for the Managed Facility to be operated in a continuous and uninterrupted basis;

2.1.5.11    institute in its own name, or in the name of Tenant or the Managed Facility, using Approved Counsel, all legal actions or proceedings to, on behalf of Tenant: (a) collect charges, rent or other income derived from the Managed Facility’s operations; (b) oust or dispossess guests, tenants or other Persons wrongfully in possession therefrom; or (c) terminate any sublease, license or concession agreement for the breach thereof or default thereunder by the subtenant, licensee or concessionaire;
2.1.5.12    using Approved Counsel, defend and control any and all legal actions or proceedings arising from Claims against any Tenant Indemnified Party or any Manager Indemnified Party; provided that as soon as reasonably practical, Manager shall notify Tenant in writing of the commencement of any legal action or proceeding concerning the Managed Facility which could reasonably be anticipated to involve an expense, liability or damage to Tenant that either is not fully covered by insurance or, whether or not covered by insurance, is in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided, further, however, that, unless insurance policies dictate otherwise, that (a) Tenant may appoint counsel, defend and control any and all legal actions or proceedings pertaining to real property related claims not involving the Operation of the Managed Facility (such as zoning disputes, structural defects and title disputes); (b) in determining what portion, if any, of the cost of any legal actions or proceedings described in clause (a) above is to be allocated to the Managed Facility, such allocation shall be made in a Non-Discriminatory manner, and due consideration shall be given to the potential impact of such legal action or proceeding on the Managed Facility as compared with the potential impact on Manager or its Affiliates, the Other Managed Facilities or the Other Managed Resorts; and (c) if Tenant is also a named party in such legal actions or proceedings, Tenant shall have the right to appoint separate counsel to prosecute and defend its interests, such appointment being at Tenant’s sole cost and expense (it being understood, without limiting Section 2.5, that nothing in this Section 2.1.5.12 shall be deemed to limit Landlord’s rights in respect of any legal actions or proceedings affecting the real property or otherwise impacting any of Landlord’s interests);
2.1.5.13    using Approved Counsel, take actions to challenge, protest, appeal or litigate to final decision in any appropriate court or forum any Applicable Laws affecting the Managed Facility or any alleged non-compliance with, or violation of, any Applicable Law (with the cost of such challenge, protest, appeal or litigation being treated in the same manner as the cost of compliance with the Applicable Law in question would be treated under Section 5.1.5.4);
2.1.5.14    in Consultation with Tenant, establish and implement all policies and procedures of credit to patrons of the Managed Facility;
2.1.5.15    collect and account for and remit to Governmental Authorities all applicable excise, sales, occupancy and use Taxes and all other Taxes, assessments, duties, levies and charges imposed by any Governmental Authority and collectible by the Managed Facility directly from patrons or guests (including those Taxes based on the sales price of any goods, services, or displays, gross receipts or admission) or imposed by Applicable Laws on the Managed Facility or the Operation thereof;
2.1.5.16    subject to Applicable Law and in Consultation with Tenant, establish the types of Gaming activities to be offered at the Managed Facility, including the matrix of owned, leased, progressive and electronic games and Gaming systems and, in Consultation with Tenant, establish all policies and procedures for Gaming at the Managed Facility;
2.1.5.17    supervise, direct and control all non-Gaming activities to be conducted at the Managed Facility, including all hospitality, retail, food and beverage and other related activities;
2.1.5.18    establish and implement policies and procedures regarding, and assign Managed Facility Personnel to resolve, disputes with patrons of the Managed Facility;

2.1.5.19    establish rates for all areas within the Managed Facility, including all: (a) charges for food and beverage; (b) charges for recreational and other guest amenities at the Managed Facility; (c) subject to Applicable Law, policies with respect to discounted and complimentary food and beverage and other services at the Managed Facility; (d) billing policies (including entering into agreements with credit card organizations); (e) price and rate schedules; and (f) rents, fees and charges for all subleases, concessions or other rights to use or occupy any space in the Managed Facility;
2.1.5.20    supervise, direct and control the collection of income of any nature payable to Tenant from the Operation of the Managed Facility and issue receipts with respect to, and use commercially reasonable efforts to collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Managed Facility, and use those funds, as well as funds from other sources as may be available to the Managed Facility, in accordance with this Agreement;
2.1.5.21    in Consultation with Tenant, determine the number of hours per week and the days per week that the Managed Facility shall be open for business, taking into account Applicable Laws, the season of the year and other relevant and customary factors, including the requirements under the Lease;
2.1.5.22    in Consultation with Tenant, select all entertainment and promotions events to be staged at the Managed Facility;
2.1.5.23    cooperate in all reasonable respects with Tenant, Landlord, Landlord’s Lender, any prospective purchaser or prospective lender of Landlord or any of Landlord’s interest in the Leased Property and any prospective purchaser, lessee, Leasehold Lender or other prospective lender in connection with any proposed sale, lease or financing of or relating to Tenant’s interest in the Leased Property and/or, to the extent Tenant is required under the Lease to so cooperate, relating to Landlord’s interest in the Leased Property, including answering questions of Tenant, Landlord, or such other Persons, providing copies of budgets, financial statements and projections, preparing schedules and providing copies of subleases, concessions, Supplies, FF&E, employees and other similar matters, and taking other actions as are reasonably requested and which would be customary to aid in such a sale or financing transaction, in all cases as may reasonably be requested by Tenant, Landlord or such other Persons; provided that (a) if cooperation by Manager pursuant to this Section 2.1.5.23 involves the disclosure of Manager Confidential Information, Manager shall only be required to release such Manager Confidential Information (i) to Landlord, to the extent Tenant is required to provide such information pursuant to the Lease, and subject to the confidentiality provisions set forth in the Lease and (ii) to a Leasehold Lender or Landlord’s Lender or any prospective purchaser or prospective Landlord’s Lender, and only to the extent that such Leasehold Lender, Landlord’s Lender, prospective purchaser or prospective Landlord’s Lender (as applicable) has a “need to know” such Manager Confidential Information in connection with any Leasehold Financing, Landlord Financing, prospective Landlord Financing or prospective purchase, subject to customary protections against disclosure or misuse of such information and to compliance with Article VIII; and (b) Tenant shall reimburse Manager for any Out-of-Pocket Expenses incurred by Manager in connection with such cooperation to the extent such expense is not otherwise paid or reimbursed under this Agreement;
2.1.5.24    take all actions necessary (except to the extent not within Manager’s reasonable ability to do so) to comply: (a) in all material respects with Applicable Laws or the requirements to maintain all Approvals (including Gaming Licenses) necessary for the operation of the Managed Facility (provided that Manager shall not be a guarantor of the Managed Facility’s compliance with such Applicable Laws or such requirements); (b) with the requirements of the Lease (including compliance with the requirements of any Landlord Financing to the extent required by the Lease), the terms of which Tenant shall provide to Manager (provided that Manager shall not be a guarantor of Tenant’s compliance with the Lease or requirements of any Landlord Financing); (c) with the requirements of any other lease that is specifically identified by Tenant to Manager (provided that Manager shall not be a guarantor of Tenant’s compliance with any such lease); (d) with the requirements of any Leasehold

Mortgage or other Leasehold Financing Documents provided to Manager (provided that Manager shall not be a guarantor of Tenant’s compliance with any such Leasehold Financing Documents); and (e) with the terms of all insurance policies applicable to the Managed Facility and provided to Manager;
2.1.5.25    as directed by Tenant and at Tenant’s expense, take actions to discharge any lien, encumbrance or charge against the Managed Facility or any component of the Managed Facility;
2.1.5.26    supervise and maintain books of account and records relating to or reflecting the results of operation of the Managed Facility;
2.1.5.27    keep the Managed Facility and the FF&E in good operating order, repair and condition, consistent with the Operating Standard;
2.1.5.28    take such actions as Manager determines to be necessary or advisable to perform all duties and obligations required to be performed by Manager under this Agreement or as are customary and usual in the operation of the Managed Facility, in each case subject to the Operating Limitations, but, in all events, in accordance with the Operating Standard and the Manager’s Standard of Care;
2.1.5.29    implement and comply with all relevant Non-Discriminatory standards, policies and programs in effect relating to the Brands and/or the Total Rewards Program;
2.1.5.30    with respect to the Guest Data, the Property Specific Guest Data, the Managed Facilities IP and the Total Rewards Program, establish and comply with such contracts and privacy policies, and implement and comply with such data security policies and security controls, for databases and systems storing and/or utilizing such Guest Data, Property Specific Guest Data, Managed Facilities IP and/or Total Rewards Program, as Manager reasonably determines are appropriate to protect such information, and all in a Non-Discriminatory manner;
2.1.5.31    establish policies and procedures relating to problem Gaming, underage drinking, compliance with the Americans with Disabilities Act, diversity and inclusion and a whistleblower hotline which shall, in each case, comply in all material respects with Applicable Laws;
2.1.5.32    establish, in Consultation with Tenant, rates for the usage of all guest rooms and suites, including all (a) room rates for individuals and groups; (b) charges for room service, food and beverage; (c) charges for recreational and other hotel guest amenities at the Managed Facility; (d) policies with respect to Complimentaries; (e) billing policies (including entering into agreements with credit card organizations); and (f) price and rate schedules; and
2.1.5.33    take any action necessary or ancillary to the responsibilities and authorities set forth above in this Section 2.1.5, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of Manager’s responsibilities or authorities.
2.2    Limitations on Manager Authority.
Notwithstanding the grant of authority given to Manager in Section 2.1, and without limiting any of the other circumstances under which Landlord’s or Tenant’s approval is specifically required under this Agreement, subject in all events to the Lease, in the event that, at the applicable time, (a) Manager is not a wholly owned subsidiary of CEC and (b) Tenant is not a Controlled Subsidiary of CEC, then at such time Manager shall not take any of the following actions without Tenant’s prior written approval:

2.2.1    Settle any claim (a) regardless of the amount, admitting intentional misconduct or fraud or (b) arising out of the Operation of the Managed Facility which involves an amount in excess of $5,000,000 that is not fully covered (other than deductible amounts) by insurance or as to which the insurance denies coverage or “reserves rights” as to coverage; provided that the dollar amount specified in this Section 2.2.1 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;
2.2.2    Execute, amend, modify, provide a written waiver of rights under or terminate (a) the Lease, (b) any ground lease with respect to the Leased Property, or (c) any contract, lease, equipment lease or other agreement (or a series of contracts, leases, equipment leases or other agreements relating to the same or similar property, equipment, goods or services, as applicable, in each case with the same or a related party) that (i)(x) is for a term of greater than three (3) years and (y) requires payment by Manager or Tenant in excess of $5,000,000 in the aggregate for the term or (ii) requires aggregate annual payments by Manager or Tenant in excess of $5,000,000, other than contracts, leases or other agreements which are specifically identified in the Annual Budget; provided that the dollar amount specified in this Section 2.2.2 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;
2.2.3    Except as permitted by Section 5.5.3, borrow any money or incur indebtedness or issue any guaranty in respect of borrowed money, or issue any indemnity or surety obligation outside of the ordinary course of business, in the name and on behalf of Tenant;
2.2.4    Grant or create any lien or security interest on the Managed Facility or any part thereof or interest therein; provided that the foregoing shall not be deemed to restrict Manager from incurring trade payables, ordinary course advances for travel, entertainment or relocation or granting credit or refunds to patrons for goods and services incurred in the ordinary course of business in the Operation of the Managed Facility in accordance with this Agreement and Applicable Laws;
2.2.5    Sell or otherwise dispose of the Managed Facility or any part thereof or interest therein, including FF&E and Managed Facilities IP, except for the sale of inventory and the disposal of obsolete or worn out or damaged items, each in the ordinary course of business or as contemplated in the Annual Budget or Capital Budget;
2.2.6    Commence any ROI Capital Improvements, except as directed by Tenant or as included in the Capital Budget, or commence any Building Capital Improvements, except in each case if required by the Lease or if required by the Operating Standard as determined hereunder;
2.2.7    Hire or replace individuals for the positions of Senior Executive Personnel;
2.2.8    Submit, settle, adjust or otherwise resolve any casualty insurance claim related to the Managed Facility involving losses or casualties in excess of $5,000,000; provided that the amount specified in this Section 2.2.8 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;
2.2.9    Confess any judgment, make any assignment for the benefit of creditors, admit an inability to pay debts as they become due in the ordinary course of business, file a voluntary bankruptcy or consent to any involuntary bankruptcy of any Party with respect to the Managed Facility or Tenant;
2.2.10    Initiate or settle any real or personal property tax appeals or claims involving property of Tenant, unless directed by Tenant in writing;

2.2.11    Acquire any land or interest in land in the name of Tenant;
2.2.12    Consent to any Condemnation or Taking relating to the Managed Facility;
2.2.13    File with any Governmental Authority any federal or state income tax return applicable to Tenant; or
2.2.14    Execute, amend, modify, provide written waiver of rights under or terminate any collective bargaining, recognition, neutrality or other material labor agreements solely involving the Managed Facility Personnel; provided that with respect to the execution, amendment, modification, waiver of rights under or termination of any collective bargaining, recognition, neutrality or other material labor agreements which involve both Managed Facility Personnel and other employees providing services at properties that are owned by or managed by Manager’s Affiliates, the consent of Tenant shall be required, which consent shall not be unreasonably withheld, conditioned or delayed.
2.3    Other Operations of Manager and Tenant.
2.3.1    Without limiting Manager’s obligation under Section 2.1.2, Tenant acknowledges that: (a) Tenant has selected Manager to Operate the Managed Facility on behalf of Tenant in substantial part because of the other hotels, casinos, entertainment venues, dining establishments, spas and retail locations that are owned or operated by Manager and/or its Affiliates; (b) Tenant has determined, on an overall basis, that the benefits of operation as part of the Total Rewards Program are substantial, notwithstanding that the properties operating under the Brands and Managed Facilities IP may not all benefit equally from operation under the Brands and Managed Facilities IP; and (c) in certain respects all hotels, casinos, entertainment venues, dining establishments, spas and retail locations compete on a national, regional and local basis with other hotels and casinos and facilities, and that conflicts and competition may, from time to time, arise between the Managed Facility, on the one hand, and Other Managed Facilities or Other Managed Resorts, on the other hand; provided, however, that nothing in this Section 2.3 shall, or shall be deemed to, limit, vitiate or supersede Manager’s obligations and requirements under this Agreement, and in all events, Manager agrees to at all times manage the Operation of the Managed Facility in a Non-Discriminatory manner, in accordance with the Operating Standard and subject to Manager’s Standard of Care.
2.3.2    Tenant and Manager each acknowledges and agrees that (i) Manager and its Affiliates own and operate many casino, hotel and other properties across the United States and internationally, some of which may be in competition with the Managed Facility and (ii) neither Manager nor any Affiliate of Manager shall have any obligation to promote the value and profitability of the Managed Facility at the expense of such other properties; provided, however, that nothing in this Section 2.3.2 shall, or shall be deemed to, limit, vitiate or supersede Manager’s obligations and requirements under this Agreement, and in all events, Manager shall at all times manage the Operation of the Managed Facility in a Non-Discriminatory manner, in accordance with the Operating Standard and subject to Manager’s Standard of Care. Without limiting the preceding proviso in any manner, subject to the Omnibus Agreement, the Services Co LLC Agreement (including, without limitation, Section 7.8 thereof), Applicable Law and the Operating Limitations, Manager and its Affiliates shall be permitted, in a Non-Discriminatory manner, to: (a) utilize the Guest Data during the Term for its own account and for use at Manager’s and its Affiliates’ other owned and/or operated properties, and (subject to Section 7.2.2.3) retain and use such Guest Data for such purposes after expiration or termination of the Term; provided that the right of ownership and use of Property Specific Guest Data shall be governed by Section 7.2.2.2, (b) engage in commercially reasonable cross-marketing and cross-promotional activities with Manager’s and its Affiliates’ other owned and/or operated properties, and (c) otherwise participate or engage in competing projects, programs and activities. This Section 2.3.2 shall survive the expiration or termination of this Agreement.

2.3.3    Manager acknowledges and agrees that Tenant and its Affiliates may acquire, develop, operate and manage properties and other facilities in other locations, some of which may be in competition with the Managed Facility. Subject to Applicable Law, and without limitation of any other rights Tenant has to use Property Specific Guest Data or other Guest Data, Tenant shall be permitted, in a Non-Discriminatory manner, to: (a) utilize the Property Specific Guest Data during the Term for its own account and for use at its other properties, and (subject to Section 7.2.2.3) retain and use such Property Specific Guest Data after expiration or termination of the Term, (b) engage in cross-marketing and cross-promotional activities with Tenant’s other properties in a manner that may be competitive to the Managed Facility or Manager’s and its Affiliates’ other owned and/or operated facilities or operations, and (c) otherwise participate or engage in competing projects, programs and activities. This Section 2.3.3 shall survive the expiration or termination of this Agreement.
2.4    Term.
2.4.1    Term. The initial term (the “Initial Term”) of this Agreement (the Initial Term, together with any Renewal Term, the “Term”) shall commence on the date the Lease Initial Term under the Lease commences in accordance with its terms and shall expire on the date the Lease Initial Term expires under the Lease, unless terminated earlier in accordance with the express terms of Section 16.2 of this Agreement. The Initial Term of this Agreement shall automatically extend (any such extension, a “Renewal Term”) upon the commencement of any Lease Renewal Term under the Lease and shall expire on the date such Lease Renewal Term expires under the Lease, unless terminated earlier in accordance with the express terms of Section 16.2 of this Agreement. Any Renewal Term of this Agreement shall automatically further extend upon the commencement of any additional Lease Renewal Term under the Lease and shall expire on the date such Lease Renewal Term expires under the Lease, unless terminated earlier in accordance with the express terms of Section 16.2 of this Agreement. Upon the commencement of any Renewal Term, unless otherwise agreed by each of Manager, Tenant, Landlord and Lease Guarantor expressly in writing, this Agreement, and all terms, covenants and conditions set forth herein, shall be automatically extended to the expiration or earlier termination of such Renewal Term in accordance with the express terms of Section 16.2 of this Agreement.
2.4.2    No Other Early Termination. This Agreement may only be terminated prior to the expiration of the Term as provided in Article XVI. Notwithstanding any Applicable Law to the contrary, including principles of agency, fiduciary duties or operation of law, neither Tenant, Lease Guarantor, Landlord nor Manager shall be permitted to terminate this Agreement except in accordance with the express provisions of Article XVI of this Agreement.
2.4.3    Effect of Termination. Notwithstanding the expiration or termination of this Agreement pursuant to this Section 2.4 or otherwise, the obligations and liabilities of Lease Guarantor in respect of the Lease Guaranty shall not terminate or be released or reduced in any respect, except solely if and to the extent set forth in Section 17.3.5.
2.5    Lease. Manager acknowledges (x) receipt of a copy of the Lease and (y) that Manager has reviewed and is familiar with all of the provisions, terms and conditions thereof. The Parties agree that, to the extent any action or inaction of Manager authorized or permitted under this Agreement, including pursuant to Sections 2.1.5 and/or Section 2.2 hereof, would, if taken (or not taken, as applicable) by or on behalf of Tenant, violate or otherwise be prohibited by the Lease in any respect, the Lease shall govern and control, and, without limitation (subject to the final proviso of the penultimate sentence of this Section 2.5), Manager, in acting for or on behalf of Tenant, shall comply with the provisions, terms and conditions of the Lease applicable to such action or limitation. Without limiting the preceding sentence, the Parties each acknowledge and agree that nothing contained in this Agreement is intended to, or shall be construed to, limit, vitiate or supersede any of the provisions, terms and conditions of the Lease, and, as between Tenant and Landlord, in the event of any inconsistency between the obligations of Tenant thereunder, on the one hand, and the provisions, terms and conditions of this Agreement, on the other hand, the Lease shall govern and control; provided that (subject to the final sentence of this Section 2.5) nothing in this Section 2.5 shall be construed to impose any liability on, or obligations of, Manager to Landlord. Notwithstanding the foregoing or anything otherwise contained in this Agreement, Manager agrees that it shall not take any action or omit to take any action on behalf of itself or on behalf of Tenant that (or was intended to) frustrate, vitiate or negate the provisions, terms and conditions of, or Tenant or Landlord’s performance of, the Lease.
ARTICLE III

FEES AND EXPENSES
3.1    Centralized Services Charges. Centralized Services Charges will be paid by Tenant in accordance with Section 4.1.1.
3.2    Reimbursable Expenses. Tenant shall reimburse Manager for all Reimbursable Expenses incurred by Manager during the Term. The Reimbursable Expenses (a) may be withdrawn by Manager from the Operating Account to pay such Reimbursable Expenses when such amounts become due or (b) shall be due monthly in arrears for the immediately preceding month within fifteen (15) days of delivery to Tenant of the Monthly Reports for such month. If funds in the Bank Accounts are insufficient to pay such Reimbursable Expenses or if such withdrawal is otherwise restricted within the sixty (60) day period after such Reimbursable Expenses are due, such Reimbursable Expenses shall accrue interest in accordance with Section 3.3 and shall be withdrawn by Manager from the Operating Account as soon as funds are sufficient therefor. Any disputes regarding the Reimbursable Expenses shall be referred to the Expert for Expert Resolution pursuant to Article XVIII.
3.3    Interest. If any amount due by Tenant to Manager or its Affiliates or designees or by Manager to Tenant, in each case under this Agreement, is not paid within sixty (60) days after such payment is due, such amount shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by the Party to which such amount is owed at an annual rate of interest equal to the lesser of (a) the prevailing lending rate of such Party’s principal bank for working capital loans to such Party plus three percent (3%) and (b) the highest rate permitted by Applicable Law.
3.4    Payment of Fees and Expenses.
3.4.1    No Offset. All payments by Tenant or by Manager under this Agreement and all related agreements between Tenant, Manager or their respective Affiliates shall be made pursuant to independent covenants, and neither Tenant nor Manager shall set off any claim for damages or money due from either such Party or any of its Affiliates to the other, except to the extent of any outstanding and undisputed payments owed to Tenant by Manager under this Agreement.
3.4.2    Place and Means of Payment. All fees and other amounts due to Manager or its Affiliates under this Agreement, including, without limitation Reimbursable Expenses, shall be paid to Manager in U.S. Dollars, in immediately available funds. Manager may pay such fees and other amounts owed to Manager or its Affiliates consistent with this Agreement and the Annual Budget directly from the Operating Account. In addition, Manager may require that any such payments to Manager hereunder be effected through electronic debit/credit transfer of funds programs specified by Manager from time to time, and Tenant agrees to execute such documents (including independent transfer authorizations), pay such fees and costs and do such things as Manager reasonably deems necessary to effect such transfers of funds.
3.5    Application of Payments. All payments by Tenant, or by Manager on behalf of Tenant, pursuant to this Agreement and all related agreements between Tenant and Manager shall be applied in the manner provided in this Agreement.

3.6    Sales and Use Taxes. Tenant shall pay to Manager an amount equal to any sales, use, commercial activity tax, gross receipts, value added, excise or similar taxes assessed against Manager by any Governmental Authority that are calculated on Reimbursable Expenses required to be paid by Tenant under this Agreement, other than income, gross receipts, franchise or similar taxes assessed against Manager on Manager’s income. Tenant and Manager agree to cooperate in good faith to minimize the taxes assessed against Manager, Tenant and the Managed Facility, including taxes assessed against Tenant in connection with paying Reimbursable Expenses directly to the applicable third-party vendor, so long as such actions are commercially reasonable and could not reasonably be expected to, and do not, result in an adverse impact in any material respect on Manager, Tenant or the Managed Facility. In the event of any dispute regarding appropriate actions to be taken to minimize taxes assessed against Manager, Tenant and the Managed Facility, such dispute may be submitted by either Tenant or Manager for Expert Resolution in accordance with Article XVIII.
ARTICLE IV

CENTRALIZED SERVICES
4.1    Centralized Services.
4.1.1    Acknowledgement. The Parties acknowledge and agree that pursuant to the Omnibus Agreement and the Services Co LLC Agreement, Tenant and its Affiliates are entitled to and receive certain centralized managerial, administrative, supervisory and support services and products that are also generally provided to the Other Managed Facilities and Other Managed Resorts (collectively, the “Centralized Services”), including (without limitation): (a) services and products in the areas of marketing, risk management, information technology, legal, internal audit, accounting and accounts payable; (b) the Proprietary Information and Systems; and (c) the Total Rewards Program.  The Centralized Services are provided by Services Co or an Affiliate thereof or, for some Centralized Services, by third parties (the “Third-Party Centralized Services”).  The Parties acknowledge and agree that Tenant shall pay all amounts properly charged in a Non-Discriminatory manner to the Managed Facility for the Managed Facility’s use of the Centralized Services (the “Centralized Services Charges”) in accordance with and pursuant to the terms of the Omnibus Agreement and the Services Co LLC Agreement, and shall comply with all Non-Discriminatory terms and requirements of such Centralized Services applicable to Tenant and the Managed Facility.  In addition, Tenant shall pay all Non-Discriminatory costs for the installation and maintenance of any equipment and Technology Systems at the Managed Facility used by the Managed Facility in connection with the Centralized Services.  Manager shall not be responsible for the provision of any Centralized Services to the Managed Facility or for the payment of any Centralized Services Charges or other expenses related to the provision of such Centralized Services.
4.1.2    Right to Pay for Centralized Services. Manager shall have the right (but not the obligation) to pay (directly or through an Affiliate) (a) a reasonable, Non-Discriminatory allocation of any amounts due to a third-party for any Third-Party Centralized Services provided by such third-party to the Managed Facility, (b) any Non-Discriminatory Centralized Services Charges on behalf of Tenant that Tenant fails to pay in accordance with the Omnibus Agreement and the Services Co LLC Agreement and (c) other Non-Discriminatory expenses related to the provision of Centralized Services used by the Managed Facility, in which case, notwithstanding anything to the contrary in this Agreement, such amounts shall be deemed to be Reimbursable Expenses for all purposes under this Agreement.
ARTICLE V

OPERATION OF THE MANAGED FACILITY

5.1    Annual Budget.
5.1.1    Proposed Annual Budget. On or before December 15 of each Operating Year, Manager shall prepare and deliver to Tenant, for its review and approval, a proposed operating plan and budget for the next Operating Year. All operating plans and budgets proposed by Manager shall be prepared in good faith in accordance with budgeting and planning procedures typically employed by CEC and shall be developed and implemented in accordance with the Manager’s Standard of Care and the Operating Standard. Each operating plan and budget shall include monthly and annualized projections of each of the following items, as applicable, for the Managed Facility:
5.1.1.1    results of operations, together with the following supporting data: (a) total labor costs, including both fixed and variable labor and (b) the Reimbursable Expenses;
5.1.1.2    a description of proposed Routine Capital Improvements, Building Capital Improvements and ROI Capital Improvements to be made during such Operating Year, including capitalized lease expenses, an itemization of the costs of such capital improvements (including a contingency line item) and proposed monthly funding for such costs, and project schedules to commence and complete such capital improvements (the “Capital Budget”);
5.1.1.3    a statement of cash flow, including a schedule of any anticipated cash shortfalls or requirements for funding by Tenant;
5.1.1.4    a schedule of rent required under the Lease;
5.1.1.5    a schedule of debt service payments and reserves required under any Leasehold Financing Documents;
5.1.1.6    a marketing plan and budget for the activities to be undertaken by Manager pursuant to Article IX, including promotional activities and Promotional Allowances for the Managed Facility;
5.1.1.7    a schedule of projected Centralized Services Charges provided by Tenant to Manager pursuant to the budgeting procedures contemplated by the Services Co LLC Agreement and the Omnibus Agreement; and
5.1.1.8    any other information or projections reasonably requested by Tenant to be included in the operating plan and budget from time to time.
5.1.2    Approval of Annual Budget. Tenant shall review the proposed operating plan and budget and shall provide Manager with its written approval of or any objections to such proposed operating plan and budget in writing, in reasonable detail, within forty-five (45) days after receipt of the proposed operating plan and budget from Manager; provided that any line items in the proposed operating plan and budget shall not be adopted and implemented by Manager until Tenant shall have approved or be deemed to have approved such operating plan and budget and/or any items therein in dispute shall have been determined pursuant to Section 5.1.3. Tenant shall be deemed to have approved that portion of any proposed operating plan and budget to which Tenant has not approved in writing or objected to in writing within such forty-five (45) day period. If Tenant objects to any portion of the proposed operating plan and budget to which it is entitled to object within such forty-five (45) day period, Tenant and Manager shall meet within twenty (20) days after Manager’s receipt of Tenant’s objections and discuss such objections, and then Manager shall submit written revisions to the proposed operating plan and budget after such discussion. Tenant and Manager shall use good faith efforts to reach an agreement on the operating plan and budget prior to January 1 of each Operating Year. The proposed operating plan and budget, as modified to reflect the revisions, if any, agreed to by Tenant and Manager pursuant to Section 5.1.3, shall become the “Annual Budget” for the next Operating Year. Tenant shall act reasonably and exercise prudent business judgment in approving of, or objecting to, all or any portion of any proposed operating plan and budget.
5.1.3    Resolution of Disputes for Annual Budget. If Tenant and Manager, despite their good faith efforts, are unable to reach final agreement on the proposed operating plan prior to January 1 of each Operating Year, or otherwise have a dispute regarding the Annual Budget as contemplated by this Section 5.1, those portions of such proposed operating plan that are not in dispute shall become effective on January 1 of such Operating Year and, pending Tenant’s and Manager’s resolution of such dispute, the prior year’s Annual Budget shall govern the items in dispute, except that the budgeted expenses provided for such item(s) in the prior year’s Annual Budget (or, if earlier, the last Annual Budget in which the budgeted expenses for such disputed item(s) were approved) shall be increased by the percentage increase in the Index from January 1 of the prior Operating Year (or, if applicable, each additional Operating Year between the prior Operating Year and the Operating Year in which there became effective the last Annual Budget in which the budgeted expenses for such disputed item(s) were approved). Upon the resolution of any such dispute by agreement of Tenant and Manager, such resolution shall control as to such item(s). For purposes of clarity, all disputes regarding the Annual Budget shall be resolved (if at all) between Tenant and Manager directly and no such dispute shall subject to Expert Resolution through the procedures described in Article XVIII unless Tenant and Manager (each acting in its sole discretion) agree in writing at the time any such dispute arises to mutually submit the subject dispute to Expert Resolution under Article XVIII.
5.1.4    Operation in Accordance with Annual Budget. Manager shall use its commercially reasonable efforts to operate the Managed Facility in accordance with the Annual Budget for the applicable Operating Year (subject, in the case of disputed items, to the provisions of Section 5.1.3). Nevertheless, Tenant and Manager acknowledge that preparation of the Annual Budgets is inherently inexact and that Manager may vary from any Annual Budget (a) to the extent Manager reasonably determines that such variance is required by any Leasehold Financing Document and/or the Lease, (b) in connection with the matters set forth in Section 5.1.5, or (c) by reallocating up to ten percent (10%) of any line item in such Annual Budget to any other line item without Tenant’s prior approval. Other than as set forth in the preceding sentence, Manager shall not incur costs or expenses or make expenditures that would cause the total expenditures for the Operation of the Managed Facility to exceed the aggregate amount of expenditures provided in the Annual Budget by more than five percent (5%) without Tenant’s prior approval. Tenant acknowledges that the actual financial performance of the Managed Facility during any Operating Year will likely vary from the projections contained in the Annual Budget for such Operating Year, and Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Annual Budget or consistency of actual results with the operating plan.
5.1.5    Exceptions to Annual Budget. Notwithstanding Section 5.1.4, Tenant acknowledges and agrees as follows:
5.1.5.1    The amount of certain expenses provided for in the Annual Budget for any Operating Year will vary based on the occupancy, use and demand for goods and services provided at the Managed Facility and, accordingly, to the extent that occupancy, use and demand for such goods and services for any Operating Year exceeds the occupancy, use and demand projected in the Annual Budget for such Operating Year, such Annual Budget shall be deemed to include corresponding increases in such variable expenses; provided that the percentage increase in the variable expense over budget shall not exceed the percentage increase in corresponding revenue over projections. To the extent that occupancy, use and demand for goods and services provided at the Managed Facility for any Operating Year is less than the occupancy, use and demand projected in the Annual Budget for such Operating Year, Manager will make commercially reasonable adjustments to the Operation of the Managed Facility in an effort to reduce such variable expenses;

5.1.5.2    The amount of certain expenses provided for in the Annual Budget for any Operating Year are not within the ability of Manager to control, including real estate and personal property taxes, applicable Gaming taxes, insurance premiums, utility rates, license and permit fees and certain charges provided for in contracts and leases entered into pursuant to this Agreement, and accordingly, Manager shall have the right to pay from the Operating Account the actual amount of such uncontrollable expenses without reference to the amounts provided for with respect thereto in the Annual Budget for such Operating Year (provided that Manager shall promptly provide Tenant with a reasonably detailed written explanation of all variances in excess of five percent (5%) between the budgeted and actual amounts of any such uncontrollable expenses);
5.1.5.3    If any expenditures are required on an emergency basis to (a) preserve or repair the Managed Facility or other property or (b) avoid potential injury to persons or material damage to the Managed Facility or other property, Manager shall have the right to make such expenditures, whether or not provided for, or within the amounts provided for, in the Annual Budget for the Operating Year in question, to the extent reasonably required to avoid or mitigate such injury or material damage; and
5.1.5.4    If any expenditures are required to comply with, or cure or prevent any violation of, any Applicable Law or the terms of the Lease, Manager shall, following written notice to Tenant (except in the case of emergency, in which case the provisions of Section 5.1.5.3 shall govern) have the right to make such expenditures, whether or not provided for or within the amounts provided for in the Annual Budget for the Operating Year in question, as may be necessary to comply with, or cure or prevent the violation of, such Applicable Law or the terms of the Lease.
5.1.6    Modification to Annual Budget. Manager shall have the right from time to time during each Operating Year to propose modifications to the Annual Budget then in effect based on actual operations during the elapsed portion of the applicable Operating Year and Manager’s reasonable business judgment as to what will transpire during the remainder of such Operating Year. Modifications to such Annual Budget, if any, shall be subject to Tenant’s prior written approval; provided that in no event shall Tenant have the right to withhold its approval to any material modifications on account of changes to costs of insurance premiums, operating supplies and equipment, charges provided for in contracts and leases entered into pursuant to this Agreement or other amounts that are not within Manager’s or its Affiliates’ ability to control (e.g., taxes, assessments, utilities, license or permit fees, inspection fees and any impositions imposed by any Governmental Authority).
5.1.7    Compliance with Lease. Without limiting Section 2.5 in any manner, the Parties agree that (i) nothing in this Section 5.1 is intended, nor shall it be construed, to limit, vitiate or supersede any of the provisions, terms and conditions of the Lease and (ii) subject to the foregoing clause (i) and compliance with any requirements of the Lease (and subject, further, to the final sentence of this Section 5.1.7), so long as Tenant is a Controlled Subsidiary of CEC and Manager is a wholly owned subsidiary of CEC, Tenant and Manager may modify the requirements of this Section 5.1 with respect to the subject matter thereof from time to time in their discretion; provided that any such modifications shall be of no force or effect unless they (x) are Non-Discriminatory and (y) do not conflict with any other provisions of this Agreement or any other Lease/MLSA Related Agreement; and provided, further, that if any such modification would have a material adverse effect on any Party, then such modification shall require the prior written consent of such Party in its sole discretion. Notwithstanding the foregoing or anything otherwise contained in this Agreement, for as long as the indebtedness secured by the Existing Landlord’s Lender remains outstanding (or for so long as any Landlord Financing Documents prohibit modification of this Agreement absent the applicable Landlord’s Lender’s consent), no modification of any nature of this Agreement pursuant to Section 5.1.7 (in the case of any Landlord’s Lender other than the Existing Landlord’s Lender, to the extent such modification requires such Landlord’s Lender’s consent under such Landlord Financing Documents) shall be permitted absent Landlord’s express written consent, and any purported modification as to which Landlord shall not have consented expressly in writing shall be void ab initio.

5.2    Maintenance and Repair; Capital Improvements.
5.2.1    Required Maintenance and Repair and Capital Improvements. Except as otherwise provided in this Section 5.2, Manager, at Tenant’s expense, shall perform or cause to be performed all ordinary maintenance and repairs and all such Routine Capital Improvements and Building Capital Improvements: (a) as are necessary or advisable to keep the Managed Facility in good working order and condition and in compliance with the Operating Standard (subject to the Annual Budget and Section 5.1.4) and Operating Limitations; and (b) without limiting the preceding clause (a), as Manager reasonably determines are necessary or advisable to comply with, and cure or prevent the violation of, any Applicable Laws or the provisions, terms and conditions of the Lease. Manager, at Tenant’s expense, shall perform or cause to be performed all such Routine Capital Improvements and Building Capital Improvements as are provided in the Annual Budget or otherwise approved in writing by Tenant.
5.2.2    Discretionary Capital Improvements. Manager, at Tenant’s expense, shall cause to be performed all ROI Capital Improvements approved by Tenant (in the Annual Budget or otherwise in writing in advance), and shall supervise such work and ensure that the performance of such work is undertaken in a manner reasonably calculated to avoid or minimize interference with the Operation of the Managed Facility. Except as provided in the applicable Annual Budget or proposed by Manager and approved by Tenant, Tenant shall notify Manager of any ROI Capital Improvements proposed to be undertaken by Tenant and Manager may, within thirty (30) days after receipt of such notice, object to the undertaking of such ROI Capital Improvements based on Manager’s reasonable determination that such ROI Capital Improvements will not be consistent with the Operating Standard (including, for the avoidance of doubt, that such ROI Capital Improvements would constitute a breach of the terms of the Lease) or will unreasonably interfere with the Operation of the Managed Facility, including that such ROI Capital Improvements would unreasonably interfere with the Managed Facility’s operating performance and the ability of Manager to Operate the Managed Facility in accordance with the Operating Standard (including the requirements of the Lease). Within fifteen (15) days after receipt of any notice from Manager alleging an objection with respect to any ROI Capital Improvement proposed by Tenant, Tenant shall respond in detail to such allegation and, if the matter is not resolved by Tenant and Manager within thirty (30) days after Tenant’s response, the determination of whether such capital improvement does not, or when constructed will not, be consistent with the Operating Standard (including the requirements of the Lease) or will unreasonably interfere with the Operation of the Managed Facility shall be submitted to the Expert for Expert Resolution in accordance with Article XVIII. If the Expert determines that such capital improvement does not, or when constructed will not, comply with the Operating Standard (including the requirements of the Lease) or will unreasonably interfere with the Operation of the Managed Facility, Tenant shall promptly take such actions as the Expert shall require to bring such capital improvement into compliance with the Operating Standard (including the requirements of the Lease) or to cause such capital improvement to not unreasonably interfere with the Operation of the Managed Facility. For the avoidance of doubt and without limiting Section 2.5 in any manner, the Parties acknowledge that any determination made by an Expert under this Agreement shall be subject to Section 18.2.3 and, without limitation, to the extent Landlord believes any non-compliance with the Lease exists, the provisions, terms and conditions of the Lease shall govern with respect thereto.
5.2.3    Remediation of Design or Construction Defect. If the design or construction of the Managed Facility is defective, and the defective condition presents a risk of injury to persons or damage to the Managed Facility or other property, or results in non-compliance with Applicable Law or the terms of the Lease, then Manager shall have the authority (subject to the terms of the Lease) to, at Tenant’s expense, perform all work necessary to remedy such design or construction defect in the Managed Facility. Tenant acknowledges that such work shall be performed at Tenant’s expense and that Manager shall not use funds in the Operating Account in remedying such defects.
5.2.4    Compliance with Lease. Without limiting Section 2.5 in any manner, the Parties agree that nothing in this Section 5.2 is intended, nor shall it be construed, to grant to Manager more authority over maintenance, repair and improvements of the Leased Property or any portion thereof than Tenant has under the Lease, or to require Manager to take actions in respect of the Leased Property or any portion thereof beyond Tenant’s authority with respect thereto, it being understood that nothing contained in this Agreement is intended to, or shall be construed to, limit, vitiate or supersede any of the provisions, terms and conditions of the Lease.
5.3    Personnel.
5.3.1    Manager Control. Manager shall manage and have sole and exclusive control of all aspects of the Managed Facility’s human resources functions as set forth in this Section 5.3.
5.3.2    Employment of Managed Facility Personnel. All Managed Facility Personnel shall be employees of Tenant or a subsidiary of Tenant, and Tenant shall bear all Managed Facility Personnel Costs. Managed Facility Personnel Costs shall be Operating Expenses. Tenant shall have no right to supervise, discharge or direct any Managed Facility Personnel, except as otherwise set forth herein, and covenants and agrees not to attempt to so supervise, direct or discharge.
5.3.3    Senior Executive Personnel. Subject to Tenant’s approval rights in Section 2.2.7, Manager shall, on Tenant’s behalf, recruit, screen, appoint, hire, pay (from the Operating Account), train, supervise, instruct and direct the Senior Executive Personnel, and they, or other Managed Facility Personnel to whom they may delegate such authority, shall, on Tenant’s behalf: (a) recruit, screen, appoint, hire, train, supervise, instruct and direct all other Managed Facility Personnel necessary or advisable for the Operation of the Managed Facility; and (b) discipline, transfer, relocate, replace, terminate and discharge any Managed Facility Personnel.
5.3.4    Terms of Employment. Subject to Tenant’s approval rights under Section 2.2.7, all terms and conditions of employment, personnel policies and practices relating to the Managed Facility Personnel shall be established, maintained and implemented by Manager in compliance with all Applicable Laws, on Tenant’s behalf, including, but not limited to, Applicable Laws relating to the terms and conditions of employment, recruiting, screening, appointment, hiring, compensation, bonuses, severance, pension plans and other employee benefits, training, supervision, instruction, direction, discipline, transfer, relocation, replacement, termination and discharge of Managed Facility Personnel. Manager shall process the payroll and benefits for Managed Facility Personnel.
5.3.5    Corporate Personnel. All Corporate Personnel who travel to the Managed Facility to perform technical assistance, participate in special projects or provide other services shall be permitted to reasonably utilize the services provided at the Managed Facility (including food and beverage consumption), without charge to Manager or such Corporate Personnel, in accordance with the Manager’s System Policies.
5.4    Bank Accounts.
5.4.1    Administration of Bank Accounts. Manager shall establish and administer the bank accounts listed in this Section 5.4 (the “Bank Accounts”) on Tenant’s behalf at a bank or banks selected by Tenant and reasonably approved by Manager. All Bank Accounts shall (a) be established by Manager (or a designee of Manager), as agent for Tenant, in the name of CEOC (or a subsidiary of CEOC), (b) be owned by CEOC (or such subsidiary of CEOC) and (c) use the taxpayer identification number of CEOC (or such subsidiary of CEOC). The Bank Accounts shall be interest-bearing accounts if such accounts are reasonably available. The Bank Accounts may include:
5.4.1.1    one or more accounts for the purposes of depositing all funds received in the Operation of the Managed Facility and paying all Operating Expenses (collectively, the “Operating Account”);

5.4.1.2    one or more accounts into which amounts sufficient to cover all Managed Facility Personnel Costs shall be deposited from time to time by Manager (by transfer of funds from the Operating Account);
5.4.1.3    a separate account for the purpose of depositing funds sufficient to pay all amounts due to Manager under this Agreement (by transfer of funds from the Operating Account) (the “Management Account”); and
5.4.1.4    such other accounts as Manager with Tenant’s prior approval (or Tenant with Manager’s approval (not to be unreasonably withheld)) deems necessary or desirable.
Notwithstanding anything to the contrary herein, the Operating Account may hold other funds, including CEOC funds attributable to the Managed Facility, Other Managed Facilities and Other Managed Resorts; provided that Manager shall promptly reimburse Tenant for any direct loss to Tenant resulting from Manager’s commingling of Tenant’s funds in the Operating Account with funds of any Person that is not a Tenant or any use of Tenant’s funds in the Operating Account in violation of this Agreement resulting from such comingling, other than at the direction or with the consent of Tenant.
All funds in the Bank Accounts shall be held in express trust for the benefit of CEOC and its subsidiaries and the funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant shall be disbursed on the terms and subject to the conditions of this Agreement, and Manager shall not commingle the funds associated with the Managed Facility with those of any other Person or property (other than CEOC and subsidiaries of CEOC and their respective property). All funds of Tenant generated with respect to the Managed Facility shall be held, at all times, in the Bank Accounts until such funds are paid in accordance with this Agreement and Manager shall not hold any such funds in any other manner. Notwithstanding anything herein to the contrary, Manager shall comply with the escrow and reserve and other requirements imposed by any Landlord’s Lender in connection with any Landlord Financing and/or under any Landlord Financing Documents, to the extent compliance therewith by Tenant is required under the Lease; provided that Manager shall not be a guarantor of Tenant’s compliance with the Lease or of any Landlord Financing.
5.4.2    Authorized Signatories; Bank Account Information.
5.4.2.1    Manager’s designees may be authorized to draw funds from the Bank Accounts and make deposits into the Bank Accounts during the Term; provided, however, that if any Manager Event of Default has occurred, or if Manager is in breach of Section 5.4.4, (i) Tenant shall be authorized to draw, disburse and retain funds as Manager would be so entitled under Section 5.4.4 (and such funds may only be used in accordance with Section 5.4.4) and (ii) if any Manager Event of Default has occurred, Manager shall cease having any further rights to draw on such Bank Accounts and a signature (electronic or otherwise) from Tenant shall be required for Manager to draw funds from the Bank Accounts. Manager shall establish reasonable controls to ensure accurate reporting of all transactions involving the Bank Accounts and as Manager, consistent with commercially reasonable business procedures and practices which are consistent with the size and nature of the operations at the Managed Facility, reasonably deems necessary or advisable. For the avoidance of doubt, Tenant shall have the right to open, own and operate any other bank accounts (excluding the Bank Accounts) and with respect to such other bank accounts, Tenant shall have full authority to deposit, draw, disburse and retain funds and otherwise operate such bank accounts in its discretion without regard to this Section 5.4.
5.4.2.2    Manager shall (a) provide Tenant copies of bank statements with respect to the Bank Accounts, and (b) provide Tenant (1) weekly cash balance summaries with respect to each Bank Account and (2) such other information regarding the Bank Accounts as reasonably requested by Tenant from time to time.

5.4.3    Permitted Investments; Liability for Loss in Bank Accounts. Manager shall not invest funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant in the Bank Accounts, except as may be permitted under the Leasehold Financing Documents and as approved by Tenant. Tenant shall bear all losses suffered in any investment of funds into any such Bank Account, and Manager shall have no liability or responsibility for such losses, except to the extent due to a Manager Event of Default.
5.4.4    Disbursement of Funds to Tenant. All revenues from the operation of the Managed Facility shall be deposited promptly by Manager in the Operating Account. Manager may, from time to time, draw or transfer funds from the Operating Account to pay Operating Expenses that are then due and payable or to reimburse CEC or any of its subsidiaries for Operating Expenses that have been paid by them. On or about the twenty fifth (25th) day of each calendar month (unless Tenant and Manager agree on different timing for such monthly disbursements), Manager shall disburse to Tenant, or as directed by Tenant, any funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant remaining in the Operating Account at the end of the immediately preceding month after payment, contribution or retention, as applicable, of the following, without duplication: (a) all amounts due and payable under the Lease as of the date of disbursement; (b) all Operating Expenses then due but which have not yet been paid as of the date of disbursement; (c) the amount of debt service accruals and payments due to Leasehold Lenders as of the date of disbursement (as provided in the most recently updated Monthly Debt Service Schedule); and (d) retention by Manager of an amount sufficient to cover (i) a reasonable reserve (as approved by Tenant in the Annual Budget or otherwise in writing in advance), (ii) any other amounts necessary to cure or prevent any violation of any Applicable Law or the Lease in accordance with this Agreement, and (iii) such other amounts as may be agreed to by Manager and Tenant from time to time. In the event Tenant disputes any decision by Manager to reserve and not disburse to Tenant funds pursuant to this Section 5.4.4, such dispute may be submitted by either Tenant or Manager for Expert Resolution in accordance with Article XVIII. Notwithstanding anything contained in this Section 5.4.4 or in any other part of this Agreement to the contrary and, for the avoidance of doubt, nothing contained herein shall be construed as subordinating or deferring any obligations of Tenant under the Lease to any Operating Expenses or any other claims.
5.4.5    Transfers Between Bank Accounts. Subject to compliance with any cash management, escrow, reserve and other requirements imposed by any Landlord’s Lender in connection with any Landlord Financing and/or any Landlord Financing Documents (to the extent compliance therewith by Tenant is required under the Lease), Manager has the authority to transfer funds from and between the Bank Accounts in order to pay (or reimburse CEC or its subsidiaries for) Operating Expenses, to pay debt service with respect to the Managed Facility, to invest funds for the benefit of the Managed Facility (to the extent permitted under this Agreement), to pay the rent and other amounts required under the Lease and for any other purpose consistent with the Annual Budget and good business practices; provided that, if any of the circumstances contemplated by the proviso in the first sentence of Section 5.4.2 has occurred and is continuing, Manager shall not transfer funds allocable to the Managed Facility from the Management Account without the co‑signature (electronic or otherwise) of a representative of Tenant (and Tenant shall not unreasonably withhold, condition or delay such co‑signature).
5.4.6    Monthly Debt Service Schedule. Whenever Tenant incurs indebtedness with respect to the Managed Facility, Tenant shall provide Manager with a schedule of all principal and interest payments due with respect thereto and the method for calculating interest with respect to such indebtedness (as the same may be updated, the “Monthly Debt Service Schedule”).
5.5    Funds for Operation of the Managed Facility.
5.5.1    Initial Working Capital. As of the Commencement Date, Tenant shall ensure that the available funds in the Operating Account (which may be attributable to the Managed Facility, Other Managed Facilities and/or other resorts that are owned by CEOC or its subsidiaries) include at least Two Hundred Ninety-One Million, Five Hundred Twenty-Five Thousand Dollars ($291,525,000) of cash.
5.5.2    Additional Funds. If Manager reasonably determines at any time during the Term that: (a) the available funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant in the Operating Account are insufficient to allow for the uninterrupted and efficient Operation of the Managed Facility in accordance with this Agreement (including the Operating Standard) and the Lease, subject to the Operating Limitations, based on a ninety (90) day forward looking reference period as of such time; (b) the available funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant in the Operating Account are insufficient for the timely payment of amounts in any given month to be paid under Section 5.4.4; or (c) the available funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant in the Operating Account are insufficient for (i) Building Capital Improvements then contemplated in the Annual Budget or the Lease or otherwise approved by Tenant or (ii) ROI Capital Improvements then contemplated in the Annual Budget or the Lease or otherwise approved by Tenant, Manager shall notify Tenant of the existence and amount of the shortfall (a “Funds Request”) and shall provide a reasonably detailed explanation (including any relevant documentation related thereto) of the cause of such shortfall. Tenant shall be obligated to deposit into the Operating Account the amount requested by Manager in the Funds Request within fifteen (15) days after delivery of the Funds Request.
5.5.3    Failure to Provide Funds. If Tenant fails to deposit all or any portion of any amount requested in a Funds Request, Manager shall have the right (but not the obligation) to use or pledge Manager’s credit in paying, on Tenant’s behalf, (a) ordinary and customary Operating Expenses to the extent incurred in accordance with this Agreement, (b) Building Capital Improvements and Routine Capital Improvements to the extent incurred in accordance with this Agreement and the Lease and (c) ROI Capital Improvements then contemplated in the Annual Budget or the Lease or otherwise approved by Tenant, in which case Tenant shall pay for such goods or services when such payment is due. In addition, if Tenant fails to pay for such goods or services when such payment is due, then Manager shall have the right (but not the obligation) to pay for such goods or services, in which case Tenant shall reimburse Manager immediately upon demand by Manager (and Manager shall be entitled to reimburse itself from any available funds from the Operation of the Managed Facility, including the Operating Account) for all such amounts advanced by Manager, together with interest thereon in accordance with Section 3.4. For the avoidance of doubt, neither Manager nor Tenant shall have the right or power to pledge Landlord’s credit or property under any circumstances.
5.6    Purchasing. Manager and its Affiliates shall make or cause to be made available to the Managed Facility, on a Non-Discriminatory basis, licensing or purchasing programs available to each of the Other Managed Facilities and each of the Other Managed Resorts (whether on a national, regional, mandatory, optional or other basis) (each, a “Purchasing Program”). Manager may elect, in its discretion, but subject to the terms of this Section 5.6, the Lease, Applicable Law and the Annual Budget, to license any games or purchase or lease any FF&E and Supplies for the Operation of the Managed Facility from a Purchasing Program maintained by or for the benefit of Manager and/or its Affiliates; provided that (i) Manager shall ensure the prices and terms of the games, FF&E and Supplies to be licensed or purchased for the benefit of the Managed Facility under such Purchasing Program (including with such modifications as provided below) are reasonably comparable to the prices and terms which would be charged by reputable and qualified unrelated third parties on an arm’s length basis for similar games, FF&E and Supplies sold, leased or licensed to similar companies in the Gaming and hospitality industry, and may be grouped in reasonable categories rather than being compared item by item, and (ii) if multiple Purchasing Programs are available, Manager shall elect the applicable Purchasing Program it utilizes on a Non-Discriminatory basis. Manager and its Affiliates shall pass through any discounts, rebates or similar incentives received in connection with a Purchasing Program to the Managed Facility on a Non-Discriminatory basis. Tenant acknowledges and agrees that Manager and its Affiliates shall have the right; provided that the same is implemented on a Non-Discriminatory basis, to (a) modify the fees, costs or terms of any such Purchasing

Program, including adding games, FF&E and Supplies to, and, subject to Applicable Law, deleting games, FF&E and Supplies from, such Purchasing Program; (b) terminate all or any portion of any such Purchasing Program, from time to time, upon sixty (60) days’ notice to Tenant; (c) subject to the obligation to pass through any such amounts as set forth in the immediately preceding sentence, receive commercially reasonable payments, fees, commissions or reimbursements from suppliers and third parties in respect of such purchases, leases or licenses; and (d) own or have investments in such suppliers.
5.7    Managed Facility Parking. Subject to the terms of the Lease, Tenant shall use commercially reasonable efforts to cause to be available as part of the Managed Facility (whether by expanding the Leased Property under the Lease (with Landlord’s approval to the extent required under the Lease), or otherwise obtaining use of other areas) parking sufficient for the Operation of the Managed Facility (it being acknowledged and agreed by Manager and Tenant that, as of the Commencement Date, the parking facilities available to the Managed Facility are sufficient for the Operation of the Managed Facility). If parking for the Managed Facility is not Operated as a part of the Managed Facility, Manager shall have the right to approve the arrangements for such operation, including the identity of any third-party parking manager.
5.8    Use of Affiliates by Manager. In performing its obligations under this Agreement, Manager from time to time may use the services of one (1) or more of its Affiliates as permitted under this Agreement, so long as neither Tenant nor Landlord is prejudiced thereby. If an Affiliate of Manager performs services Manager is required to provide under this Agreement, such Affiliate and its employees must hold such licenses or qualifications as may be required by the Gaming Authorities in connection with the performance of such services, and Manager shall be ultimately responsible hereunder for its Affiliate’s performance. Tenant shall bear no cost or expense for the Affiliate’s services, other than as expressly set forth in Section 4.1.1 for Centralized Services Charges, Section 3.2 for Reimbursable Expenses, Section 5.6 for participation in Purchasing Programs, Section 5.11 for an Amenities Manager and Section 12.1.1 for the Insurance Program. Subject to any confidentiality or similar obligations in favor of third parties (for the avoidance of doubt, exclusive of Manager’s Affiliates) and provided that the same are applied in a Non-Discriminatory manner to all Persons with whom Manager transacts similar business, Manager shall make available to Tenant such information as reasonably requested by Tenant to compare the cost or expense charged by the Affiliate with charges of an unaffiliated third party.
5.9    Limitation on Manager’s Obligations.
5.9.1    General Limitations. Except as otherwise expressly provided in this Agreement, all costs and expenses of Operating the Managed Facility shall be payable out of funds from the Operation of the Managed Facility, or which are otherwise provided by Tenant (or otherwise borne by Services Co in accordance with the Services Co LLC Agreement and the Omnibus Agreement). In no event shall Manager be obligated to pledge or use its own credit or advance any of its own funds to pay any such costs or expenses for the Managed Facility. Accordingly, notwithstanding anything to the contrary in this Agreement, Manager shall be relieved from its obligations to Operate the Managed Facility in compliance with the Operating Standard and in accordance with this Agreement whenever and to the extent that Manager is prevented or restricted in any way from doing so by reason of: (a) the occurrence of a Force Majeure Event; (b) the Operating Limitations; (c) Tenant’s breach of any material term of this Agreement at a time (x) following (i) the occurrence of a Leasehold Foreclosure with MLSA Assumption or (ii) the execution of a New Lease pursuant to Section 17.1(f) of the Lease and (y) when Tenant and Manager are not each an Affiliate of Lease Guarantor (a period when the circumstances described in the preceding clause (x) and clause (y) both exist is referred to herein as a “Section 5.9.1(c) Period”); (d) any limitation or restriction expressly set forth in this Agreement on Manager’s authority or ability to expend funds in respect of the Managed Facility; or (e) the lack of availability of sufficient funds generated by the Managed Facility to Operate the Managed Facility during a Section 5.9.1(c) Period, except to the extent caused by a Manager Event of Default (disregarding any applicable notice and/or cure periods for such purpose); provided that nothing in this Section 5.9.1 shall be deemed to relieve Manager of its obligation hereunder to Operate the Managed Facility in a Non-Discriminatory

manner regardless of the availability to Manager of sufficient funds to Operate the Managed Facility (it being understood, however, for the avoidance of doubt, that Manager shall not be required to expend its own funds to Operate the Managed Facility).
5.9.2    Pre-Existing Conditions and External Events. If any environmental, construction, personnel, real property-related or other problems arise at the Managed Facility during the Term that: (a) relate to the Operation or condition of the Managed Facility, or activities undertaken at the Managed Facility or on the Leased Property, prior to the Term; (b) are caused by or arise from the actions of Landlord, Landlord’s Affiliates, Tenant or Tenant’s subsidiaries, or (c) are caused by or arise from sources not within the control of Manager and/or its Affiliates (including a Force Majeure Event), Manager’s services under this Agreement shall not extend to management of any remediation, abatement or other correction of such problems, and Tenant (or Landlord, as applicable, if and to the extent so required pursuant to the Lease) shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement and correction of such problems (in each case, in accordance with the Lease and all Applicable Law), and shall take such actions in a timely manner with as little disturbance or interruption of the use and Operation of the Managed Facility as reasonably practicable. Notwithstanding the foregoing, in the event such problems exist: (i) Manager will cooperate reasonably with Landlord and/or Tenant, as applicable, in connection with such remediation, abatement and correction efforts; and (ii) if there is a reasonable likelihood that such problems would cause criminal or civil liability to Manager, Tenant, or Landlord, injury to persons using the Managed Facility or damage to the Managed Facility, Tenant shall promptly remedy such problems and if Tenant fails to do so, Manager shall have the right to take all reasonably necessary steps to comply with any Applicable Law and/or the terms of the Lease, or to avoid criminal or civil liability to Manager, Tenant, or Landlord, or injury to Persons or property; provided that Manager shall give Landlord and Tenant reasonable prior written notice thereof.
5.10    Third-Party Operated Areas. Manager shall, in Consultation with Tenant, identify particular portions of the Managed Facility, such as restaurants, bars, entertainment venues, spas, retail locations or such portion of the Managed Facility identified and agreed between Tenant and Manager (“Third-Party Operated Areas”), that shall be operated by third parties (the “Third-Party Managers”) under a sublease, operating agreement, franchise agreement or similar agreement arranged by Manager and in the name of Tenant. Manager shall have the right, in Consultation with Tenant, to manage the process of selecting any Third-Party Managers. Any sublease, operating agreement, franchise agreement or similar agreement entered into with a Third-Party Manager shall (i) (a) be consistent with the terms of this Agreement (including that the same shall be Non-Discriminatory to the Managed Facility) and be subject to and entered into in compliance with all applicable provisions, terms and conditions of the Lease; (b) require the Third-Party Managers to operate the Third-Party Operated Areas in accordance with the Lease, the Operating Standard and all other provisions, terms and conditions of this Agreement, subject to the Operating Limitations, and (c) require the Third-Party Managers and their employees and contractors, as applicable, to hold such license or qualification as may be required by the Gaming Authorities or Applicable Law and (ii) shall otherwise be subject to Tenant’s prior review and approval.
5.11    Amenities. Manager shall have the right to propose to have an Affiliate of Manager (the “Amenities Manager”) operate one or more of the Third-Party Operated Areas. The arrangement with any Amenities Manager for the operation of any restaurants, bars, entertainment venues, spas, retail locations or other amenity as a part of the Managed Facility shall be documented pursuant to a sublease or management agreement prepared by Manager and approved by Tenant which shall provide that the restaurant, bars, entertainment venue, spa, retail location or other amenity, as applicable, shall be (a) designed and constructed in all material respects in accordance with the Operating Standard, Design Guidance and any other standards reasonably required by Tenant and the Amenities Manager, and (b) operated in accordance with the Operating Standard and all other terms of this Agreement (including that the same shall be Non-Discriminatory to the Managed Facility), in each case subject to the Operating Limitations, and in accordance with, and subject to, Applicable Law. Any such arrangement shall be subject to and entered into in compliance with all applicable provisions, terms and conditions of the Lease.

5.12    Modification of Operation of the Managed Facility. Notwithstanding the provisions of Article IV and Article V of this Agreement or anything else to the contrary herein, the Parties acknowledge and agree that, subject to the consent of Landlord (but only to the extent such consent is required pursuant to the Lease), and subject to compliance with any applicable requirements of the Lease (and subject, further, to the final sentence of this Section 5.12), so long as Tenant is a Controlled Subsidiary of CEC and Manager is a wholly owned subsidiary of CEC, Tenant and Manager may agree in their reasonable discretion to modify, in a Non-Discriminatory manner, any such provisions of Article IV and Article V (except for Section 5.4.4, Section 5.9 and this Section 5.12) from time to time (provided that any such modification shall not conflict with any other provisions of this Agreement or any other Lease/MLSA Related Agreement) solely to reflect the operational requirements of the Managed Facility and the Centralized Services as they exist from time to time and to otherwise, in a Non-Discriminatory manner, more efficiently operate and manage the Managed Facility in accordance with the provisions, terms and conditions of this Agreement and perform the Parties’ obligations hereunder; provided, however, that if any such modification would have a material adverse effect on any Party, then such modification shall require the prior written consent of such Party in its sole discretion. Notwithstanding the foregoing or anything otherwise contained in this Agreement, for as long as the indebtedness secured by the Existing Landlord’s Lender remains outstanding (or for so long as any Landlord Financing Documents prohibit modification of this Agreement absent the applicable Landlord’s Lender’s consent), no modification of any nature of this Agreement pursuant to this Section 5.12 (in the case of any Landlord’s Lender other than the Existing Landlord’s Lender, to the extent such modification requires such Landlord’s Lender’s consent under such Landlord Financing Documents) shall be permitted absent Landlord’s express written consent, and any purported modification as to which Landlord shall not have consented expressly in writing shall be void ab initio.
ARTICLE VI

APPROVALS
6.1    Gaming Licenses. The Parties agree that this Agreement and all other agreements contemplated herein shall be executed only after receipt of all required approvals and authorizations, if any, by all applicable Gaming Authorities. Tenant, at its expense, during the Term shall take such commercially reasonable actions as may be reasonably required to obtain and maintain such required approvals or authorizations from the applicable Governmental Authorities to make effective this Agreement as and if required by Applicable Law and permit Tenant to make the payments required to be made to Manager under this Agreement and all related agreements; provided that Manager, at Manager’s expense, during the Term shall maintain such license(s) or qualification(s) applicable to Manager as may be required by applicable Gaming Authorities. Manager shall have the right, at its expense, to participate in all phases of the approval or authorization process. The Parties shall cooperate in all such undertakings or dealings with Gaming Authorities, and Tenant shall provide reasonable notice to Manager (and, if Landlord is requested to attend, to Landlord) prior to all meetings with any Gaming Authority for such purpose. Each of Manager and Tenant covenants and agrees to use its best efforts to obtain and maintain all Approvals (other than such license(s) or qualification(s) applicable to the other Party) required to approve Manager to Operate the Managed Facility and this Agreement.
ARTICLE VII

PROPRIETARY RIGHTS
7.1    Managed Facilities IP.
7.1.1    Subject to, and solely in accordance with, the terms, conditions and provisions set forth in this Agreement, Caesars IP Holder and Tenant hereby grant to Manager (and Manager hereby accepts) a non-exclusive, royalty-free, fully-paid up, worldwide right and license to use, modify, distribute, copy/reproduce, publish, create derivative works of, and otherwise commercialize or exploit, the Managed

Facilities IP as necessary to Operate, promote and market the Managed Facility in accordance with the terms of this Agreement throughout the Term of this Agreement and during the Transition Period.
7.1.2    Any and all uses of the Trademarks included in the Managed Facilities IP (including any Trademarks that comprise any Brands) by Manager shall be subject to the prior written consent of Caesars IP Holder or Tenant, or any of their respective designees, as applicable, such consent to be provided or withheld in Caesars IP Holder’s, Tenant’s or such designee’s sole discretion; provided, however, that Caesars IP Holder and Tenant acknowledge and agree that (i) with respect to any uses consistent with the uses of the Trademarks as were in effect on or prior to the Commencement Date, or (ii) to the extent such uses by Manager are otherwise consistent with those uses of the Trademarks included in the Licensed IP (as defined in the Omnibus Agreement) that are permitted pursuant to the terms of the Omnibus Agreement, such uses (collectively, the “Permitted Uses”) are in each case hereby deemed approved; provided, further, that consent required under this Section 7.1.2 shall be provided in a Non-Discriminatory manner. Caesars IP Holder, Tenant, or any of their respective designees, as applicable, shall have the sole and exclusive right to determine the form and manner of presentation of the applicable Trademarks included in the Managed Facilities IP (including any Trademarks that comprise any Brands) in connection with the Operation of the Managed Facility, including all uses of such Trademarks in marketing, sales, advertising and promotional materials of the Managed Facility, any goods or services relating to the Managed Facility and any signage for the Managed Facility (subject, in each case, to the deemed approval of any Permitted Uses); provided that such determination shall be made in accordance with the Operating Standard, and in any event, in a Non-Discriminatory manner.
7.1.3    All rights not expressly granted hereunder are reserved by Caesars IP Holder or Tenant, as applicable. Notwithstanding that Manager shall use the Managed Facilities IP in connection with the Operation of the Managed Facility, Manager acknowledges that, as between Caesars IP Holder or Tenant, on the one hand, and Manager, on the other hand, this use of the Managed Facilities IP shall not create in Manager’s favor any proprietary right, title, or interest in or to any of the Managed Facilities IP, and all rights of ownership and control of the Managed Facilities IP shall (subject to Section 7.2.2.3) reside solely with Caesars IP Holder or Tenant, as applicable. If and to the extent Manager acquires any proprietary right, title or interest in or to any of the Managed Facilities IP, Manager hereby irrevocably assigns all such right, title and interest therein to Caesars IP Holder or Tenant, as applicable.
7.1.4    Manager acknowledges and agrees that the right to use the Managed Facilities IP in connection with the Operation, promotion and marketing of the Managed Facility (a) excludes any right granted to Manager to apply to register or register any Trademarks, copyrights or domain names, in each case that include, are included in or that would be reasonably likely to cause confusion with any Trademark, copyright, or domain name included in the Managed Facilities IP, or seek any patents which cover any proprietary element of the Managed Facilities IP; (b) excludes any right of Manager to sublicense or subcontract or permit other Persons to use the Managed Facilities IP (including the production of branded products) without the prior written consent of Caesars IP Holder or Tenant or any of their respective designees, as applicable, subject, in each case, to the deemed approval for any Permitted Uses as set forth in Section 7.1.2, (c) excludes any right to initiate or control any cease and desist letters, litigations, arbitrations and other disputes, actions or proceedings with respect to actual or alleged third-party infringements, misappropriations or other violations of the Managed Facilities IP or claims concerning the Managed Facilities IP, including the right to settle disputes in connection therewith, and (d) does not permit Manager to acquire, or represent in any manner that Manager has acquired, in any manner any ownership rights in the Managed Facilities IP or any Trademarks that are confusingly similar to the Trademarks included in the Managed Facilities IP, including any Trademarks that comprise any Brands.
7.1.5    Manager acknowledges and agrees that all uses by Manager of the Trademarks included in the Managed Facilities IP (including any Trademarks that comprise any Brands) and any combinations, enhancements, improvements, modifications or derivatives (including derivative works) thereof, and the goodwill created therein shall inure solely to the benefit of Caesars IP Holder or Tenant, as applicable, and Manager agrees to assign and hereby assigns to Caesars IP Holder or Tenant, as applicable, all of Manager’s right, title and interest therein. Manager will execute all documents reasonably requested by Caesars IP Holder or Tenant to evidence Caesars IP Holder’s or Tenant’s ownership rights in the Managed Facilities IP, as applicable, and Caesars IP Holder and/or Tenant, as applicable, will execute all documents reasonably requested by or on behalf of Manager to evidence Manager’s right to use the Managed Facilities IP as set forth in this Agreement. Manager shall not, directly or indirectly, contest or aid others in contesting Caesars IP Holder’s or Tenant’s respective ownership of the Managed Facilities IP, or the validity, enforceability or registrability of the Managed Facilities IP. Manager shall not, and shall cause its Affiliates not to, do anything which impairs Caesars IP Holder’s or Tenant’s ownership, or the validity, of their respective Managed Facilities IP. Each of Caesars IP Holder and Tenant shall not, directly or indirectly, contest or aid others in contesting, Manager’s right to use the Managed Facilities IP as set forth in this Agreement.
7.1.6    Manager shall promptly notify Caesars IP Holder and Tenant in writing of (a) any alleged infringement, misappropriation or other violation of the Managed Facilities IP by another Person’s actions, products or services, and (b) any other Claim concerning the Managed Facilities IP.
7.1.7    Manager shall promptly notify Landlord in writing of any action filed with any Governmental Authority against Manager, or to Manager’s knowledge, against Caesars IP Holder or Tenant, alleging infringement, misappropriation, or other violation of any alleged material Intellectual Property right of any third party relating to or arising out of the use or registration of any material Managed Facilities IP over which Landlord has been granted a lien pursuant to the Lease or otherwise.
7.1.8    Manager acknowledges and agrees that any unauthorized use of the Managed Facilities IP by Manager may result in irreparable harm to Caesars IP Holder or Tenant, as applicable, for which remedies other than injunctive relief may be inadequate, and that Caesars IP Holder or Tenant, as applicable, may be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such unauthorized acts in addition to other appropriate remedies.
7.2    Proprietary Information and Systems; Guest Data and Property Specific Guest Data.
7.2.1    Proprietary Information and Systems. Tenant acknowledges that, pursuant to the Omnibus Agreement, Services Co makes available to Manager the Proprietary Information and Systems, and that the use by Manager and ownership of such Proprietary Information and Systems shall be governed by the Omnibus Agreement; provided that such use by Manager shall be made in accordance with the Operating Standard, and in any event, in a Non-Discriminatory manner.
7.2.2    Guest Data and Property Specific Guest Data.
7.2.2.1    Tenant acknowledges that, pursuant to the Omnibus Agreement, Manager is granted a license to Guest Data, and that the use by Manager and ownership of such Guest Data shall be governed by the Omnibus Agreement; provided that such use by Manager shall be made in accordance with the Operating Standard, and in any event in a Non-Discriminatory manner.
7.2.2.2    Manager recognizes the right of ownership of Tenant and its Affiliates to all Property Specific Guest Data. Tenant agrees that throughout the Term, Manager or Manager’s designees may host and retain Property Specific Guest Data, which may be collected and stored in systems implemented and managed by or on behalf of Manager or its Affiliates, including all Property Specific Guest Data gathered by or on behalf of Manager or its Affiliates in connection with any casino player loyalty program card or successor player or guest rewards program. Tenant or one of its Affiliates shall own (jointly with Manager pursuant to Section 7.2.2.3) and be entitled to use any and all of the Property Specific Guest Data gathered by or on behalf of Manager or its Affiliates in connection with this Agreement, including through such programs.

7.2.2.3    Subject to Applicable Law, (i) Manager shall have and is hereby assigned by Tenant joint ownership (with no duty to account) to all Property Specific Guest Data and (ii) upon expiration or termination of this Agreement, Manager shall be permitted to retain (or, as necessary, to request and retain) a copy of each of the Property Specific Guest Data and the Guest Data; provided that Manager’s use of Property Specific Guest Data and the Guest Data shall be subject to the limitations set forth in Section 2.3.2, and nothing contained herein shall be construed to limit in any manner (as between Manager and Tenant) Tenant’s rights of ownership or use of Property Specific Guest Data either prior to or following expiration or termination of this Agreement.
7.2.2.4    Notwithstanding anything contained in this Agreement to the contrary, the use of the Property Specific Guest Data and the Guest Data by Manager and Tenant shall, in all events, be in accordance with the Operating Standard and in any event in a Non-Discriminatory manner, and shall further be subject to the limitations and restrictions set forth in any other agreement or other contract related thereto (including the Lease), this Agreement, Applicable Law, and this Section 7.2.2.
7.3    Assignment of Derivative Works. Manager hereby irrevocably assigns to Tenant or Caesars IP Holder, as applicable, all right, title and interest in and to any Intellectual Property (including any Property Specific Guest Data or Guest Data) that is created, developed or acquired from time to time by or on behalf of Manager and that is Derivative Work of any Managed Facilities IP.
7.4    Survival. Section 7.2 shall survive the expiration or termination of this Agreement.
ARTICLE VIII

CONFIDENTIALITY
8.1    Disclosure by Tenant. Tenant acknowledges (i) that Manager will provide certain Manager Confidential Information to Tenant in connection with the Operation of the Managed Facility, and that such Manager Confidential Information is proprietary to Manager and its Affiliates, and includes trade secrets; and (ii) Tenant may receive certain Landlord Confidential Information in connection with the Managed Facility, and that such Landlord Confidential Information is proprietary to Landlord and its Affiliates, and may include trade secrets. Accordingly, during the Term and thereafter: (a) Tenant shall not, and shall cause its Affiliates not to, use Manager Confidential Information or Landlord Confidential Information in any other business or capacity, and Tenant acknowledges such use would constitute an unfair method of competition; (b) Tenant shall maintain the confidentiality of, and shall not disclose to any other Person (including the media), any Manager Confidential Information, Landlord Confidential Information or the terms of this Agreement, except to its shareholders, partners, directors, officers, employees, agents, representatives, legal counsel, accountants, existing and potential landlords or sublessees and their lenders (including, to the extent required under the Lease, to Landlord and any Landlord’s Lender), and existing and potential Leasehold Lenders and investors and potential purchasers (provided that such potential investor or purchaser is not a Tenant Competitor), but only on a reasonable “need to know” basis in connection with its interest in the Managed Facility and subject to customary confidentiality protections (including under the Lease); (c) Tenant shall not make unauthorized copies of any portion of Manager Confidential Information or Landlord Confidential Information disclosed in written, electronic or other form; and (d) Tenant shall ensure that none of its shareholders, partners, directors, officers, employees, agents, legal counsel, accountants and existing and potential landlords (including Landlord and Landlord’s Lenders (in respect of Manager Confidential Information)) or sublessees, Leasehold Lenders or investors or potential purchasers use, disclose or copy any Manager Confidential Information or Landlord Confidential Information or disclose any terms of this Agreement in violation of this Agreement, or take any other actions that Tenant is otherwise prohibited from taking under this Section 8.1. Notwithstanding the foregoing, the restrictions on the use and disclosure of Manager Confidential Information, Landlord Confidential Information or the terms of this Agreement shall not apply: (i) to information or techniques which are or become generally known to the public (other than through any breach of this Section 8.1 with respect to confidentiality); (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies, or stock exchange rules; or (iii) to information known to Tenant (other than in connection with the performance of its rights or duties hereunder) before disclosure by either Manager or Landlord, or disclosed to Tenant by a third party not subject to confidentiality obligations to either Manager or Landlord, as applicable, or developed by Tenant without use of Manager Confidential Information or Landlord Confidential Information. In the event that Tenant or any Person to which Tenant has disclosed Manager Confidential Information or Landlord Confidential Information is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Manager Confidential Information or Landlord Confidential Information, Tenant shall and shall cause such Person to: (A) provide Manager (in the case of Manager Confidential Information) or Landlord (in the case of Landlord Confidential Information) with prompt notice, to the extent legally permissible, so that Manager and/or Landlord, as applicable, and their respective Affiliates may seek a protective order or other appropriate remedy or, in their discretion, waive compliance with the provisions of this Section 8.1; and (B) reasonably cooperate with Manager, Landlord and their respective Affiliates, at their expense, in any effort Manager, Landlord or any of their respective Affiliates undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Manager (in the case of Manager Confidential Information) or Landlord (in the case of Landlord Confidential Information) in its discretion waives compliance with the provisions of this Section 8.1, Tenant shall and shall cause such Person to disclose to the Person compelling disclosure only that portion of the Manager Confidential Information or Landlord Confidential Information, as applicable, that Tenant is advised, by outside counsel, is legally required and to use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Manager Confidential Information or Landlord Confidential Information so disclosed (to the extent available). Tenant shall be responsible for any acts or omissions of any of its employees, members, managers, attorneys, accountants, agents, representatives, consultants, existing and potential Leasehold Lenders and investors and sublessees and potential purchasers in violation of this Section 8.1.
8.2    Disclosure by Manager. Manager acknowledges that (i) Tenant may from time to time provide certain Tenant Confidential Information to Manager in connection with the Operation of the Managed Facility, and that such Tenant Confidential Information is proprietary to Tenant and its Affiliates, and may include trade secrets and (ii) Manager may receive certain Landlord Confidential Information in connection with the Managed Facility, and that such Landlord Confidential Information is proprietary to Landlord and its Affiliates, and may include trade secrets. Accordingly, during the Term and thereafter: (a) Manager shall not, and shall cause its Affiliates not to, use Tenant Confidential Information or Landlord Confidential Information in any other business or capacity (other than any Tenant Confidential Information that Manager independently possesses in its capacity as a recipient of services from Services Co or the Guest Data that is licensed to Manager pursuant to the Omnibus Agreement), and Manager acknowledges such use would constitute an unfair method of competition; (b) Manager shall maintain the confidentiality of, and shall not disclose to any other Person (including the media), any Tenant Confidential Information, the Landlord Confidential Information or the terms of this Agreement, except to its shareholders, partners, directors, officers, employees, agents, representatives, legal counsel, accountants and existing and potential lenders, investors, sublessees, sub‑managers, or purchasers, but only on a reasonable “need to know” basis in connection with its Operation of the Managed Facility and subject to customary confidentiality protections; (c) Manager shall not make unauthorized copies of any portion of Tenant Confidential Information or Landlord Confidential Information disclosed in written, electronic or other form; and (d) Manager shall ensure that none of its shareholders, partners, directors, officers, employees, agents, legal counsel, accountants and existing and potential lenders or investors, sublessees, sub‑managers or potential purchasers use, disclose or copy any Tenant Confidential Information or Landlord Confidential Information or disclose any terms of this Agreement in violation of this Agreement or take any other actions that Manager is otherwise prohibited from taking under this Section 8.2. Notwithstanding the foregoing, the restrictions on the use and disclosure of Tenant Confidential Information, Landlord Confidential Information or the terms of this Agreement shall not apply: (i) to information or techniques which are or become generally known to the public (other than through any breach of this Section 8.2 with respect to confidentiality); (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies, or stock exchange rules; or (iii) to information known to Manager (other than in connection with the performance of its rights or duties hereunder) before disclosure by either Landlord or Tenant or disclosed to Manager by a third party not subject to confidentiality obligations to either Landlord or Tenant, as applicable, or developed by Manager without use of Tenant Confidential Information or Landlord Confidential Information. In the event that Manager or any Person to which Manager has disclosed either Tenant Confidential Information or Landlord Confidential Information is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Tenant Confidential Information or Landlord Confidential Information, Manager shall and shall cause such Person to: (A) provide Tenant (in the case of Tenant Confidential Information) or Landlord (in the case of Landlord Confidential Information) with prompt notice, to the extent legally permissible, so that Tenant and/or Landlord, as applicable and their respective Affiliates may seek a protective order or other appropriate remedy or, in their discretion, waive compliance with the provisions of this Section 8.2; and (B) reasonably cooperate with Tenant, Landlord and their Affiliates, at their expense, in any effort Tenant, Landlord, as applicable, or any of their respective Affiliates undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Tenant (in the case of Tenant Confidential Information) or Landlord (in the case of Landlord Confidential Information) in its discretion waives compliance with the provisions of this Section 8.2, Manager shall and shall cause such Person to disclose to the Person compelling disclosure only that portion of the Tenant Confidential Information or Landlord Confidential Information that Manager is advised, by outside counsel, is legally required and to use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Tenant Confidential Information or Landlord Confidential Information so disclosed (to the extent available). Manager shall be responsible for any acts or omissions of any of its employees, members, managers, attorneys, accountants, agents, representatives, consultants, existing and potential lenders and investors, sublessees, sub‑managers, and potential purchasers in violation of this Section 8.2.
8.3    Disclosure by Landlord. Landlord acknowledges that (i) Landlord may receive certain Manager Confidential Information in connection with the Operation of the Managed Facility, and that such Manager Confidential Information is proprietary to Manager and its Affiliates, and includes trade secrets; and (ii) Landlord may receive certain Tenant Confidential Information in connection with the Operation of the Managed Facility, and that such Tenant Confidential Information is proprietary to Tenant and its Affiliates, and may include trade secrets. Accordingly, during the Term and thereafter: (a) Landlord shall not, and shall cause its Affiliates not to, use either Manager Confidential Information or Tenant Confidential Information in any other business or capacity, and Landlord acknowledges such use would constitute an unfair method of competition; (b) Landlord shall maintain the confidentiality of, and shall not disclose to any other Person (including the media), any Manager Confidential Information or Tenant Confidential Information or the terms of this Agreement, except to its shareholders, partners, directors, officers, employees, agents, representatives, legal counsel, accountants and existing and potential lenders and investors and potential purchasers, but only on a reasonable “need to know” basis in connection with its ownership of the Managed Facility and subject to customary confidentiality protections; (c) Landlord shall not make unauthorized copies of any portion of Manager Confidential Information or Tenant Confidential Information disclosed in written, electronic or other form; and (d) Landlord shall ensure that none of its shareholders, partners, directors, officers, employees, agents, legal counsel, accountants and existing and potential lenders or investors or potential purchasers use, disclose or copy any Manager Confidential Information or Tenant Confidential Information or disclose any terms of this Agreement in violation of this Agreement or take any other actions that Landlord is otherwise prohibited from taking under this Section 8.3. Notwithstanding the foregoing, the restrictions on the use and disclosure of Manager Confidential Information, Tenant Confidential Information or the terms of this Agreement shall not apply: (i) to information or techniques which are or become generally known to the public (other than through any breach of this Section 8.3 with respect to confidentiality); (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies, or stock exchange rules; or (iii) to information known to Landlord (other than in connection with the performance of its rights or duties hereunder) before disclosure by either Manager or Tenant or disclosed to Landlord by a third party not subject to confidentiality obligations to either Manager or Tenant, as applicable, or developed by Landlord without use of either Manager Confidential Information or Tenant Confidential Information. In the event that Landlord or any Person to which Landlord has disclosed either Manager Confidential Information or Tenant Confidential Information is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Manager Confidential Information or Tenant Confidential Information, Landlord shall and shall cause such Person to: (A) provide Manager (in the case of Manager Confidential Information) or Tenant (in the case of Tenant Confidential Information), with prompt notice, to the extent legally permissible, so that Manager and/or Tenant, as applicable and their respective Affiliates may seek a protective order or other appropriate remedy or, in their discretion, waive compliance with the provisions of this Section 8.3; and (B) reasonably cooperate with either Manager or Tenant, as applicable, and their Affiliates, at their expense, in any effort Manager or Tenant or any of its Affiliates undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Manager (in the case of Manager Confidential Information) or Tenant (in the case of Tenant Confidential Information) in its discretion waives compliance with the provisions of this Section 8.3, Landlord shall and shall cause such Person to disclose to the Person compelling disclosure only that portion of the Manager Confidential Information or Tenant Confidential Information that Landlord is advised, by outside counsel, is legally required and to use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Manager Confidential Information or Tenant Confidential Information so disclosed (to the extent available). Landlord shall be responsible for any acts or omissions of any of its employees, members, managers, attorneys, accountants, agents, representatives, consultants, existing and potential lenders and investors and potential purchasers in violation of this Section 8.3.
8.4    Public Statements. Tenant and Manager shall cooperate with each other on all press releases and other public statements relating to the Managed Facility and neither Tenant nor Manager shall issue any press release or other public statement relating to the Managed Facility without the prior written approval of Tenant or Manager, as applicable, and receipt of any required approvals from any Governmental Authority, except for any public statement required under Applicable Law, which shall not require such approval and shall be governed by the final two sentences of this Section 8.4; provided that Manager and its Affiliates may, subject to Applicable Law, make public statements and press releases regarding the Managed Facility in connection with CEC’s general business operations, in the Operation of the Managed Facility or in the ordinary course of Manager’s Operation of the Managed Facility. With respect to any public statement required under Applicable Law made by Tenant, Tenant shall provide Manager and with respect to any public statement required under Applicable Law made by Manager, Manager shall provide Tenant, with a reasonable opportunity to review and comment upon any such statement prior to its issuance. In addition, Tenant and Manager may make reference to the Managed Facility, this Agreement and such Party’s business in connection with making Securities Exchange Commission filings, investor and lender reports and presentations, financing documents and offering materials.
8.5    Cumulative Remedies.
8.5.1    Tenant acknowledges that any violation of the provisions of Section 8.1 or 8.4 would cause irreparable harm and injury to either Manager or Landlord, as applicable, and its Affiliates and that money damages would not be an adequate remedy for any such violation and, accordingly, Manager or Landlord, as applicable, and its Affiliates shall be entitled to injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction.
8.5.2    Manager acknowledges that any violation of the provisions of Section 8.2 or 8.4 would cause irreparable harm and injury to either Tenant or Landlord, as applicable, and its Affiliates and that money damages would not be an adequate remedy for any such violation and, accordingly, Tenant or Landlord, as applicable, and its Affiliates shall be entitled to injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction.
8.5.3    Landlord acknowledges that any violation of the provisions of Section 8.3 or 8.4 would cause irreparable harm and injury to either Manager or Tenant, as applicable, and its Affiliates and that money damages would not be an adequate remedy for any such violation and, accordingly, such Manager or Tenant and its Affiliates shall be entitled to injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction.
8.5.4    The remedies provided in this Section 8.5 are cumulative and shall not exclude any other remedies to which a Party or its Affiliates may be entitled under this Agreement or Applicable Law, and the exercise of a remedy under this Section 8.5 shall not be deemed an election excluding any other remedy or any waiver thereof.
8.5.5    Without limiting Section 2.5 in any manner, for the avoidance of doubt, the Parties acknowledge and agree that nothing in this Article VIII is intended or shall be construed to, limit, vitiate or supersede the provisions, terms and conditions of Article XXIII of the Lease.
8.6    Survival. This Article VIII shall survive the expiration or termination of this Agreement.
ARTICLE IX

MARKETING
9.1    Marketing.
9.1.1    Managed Facility Marketing Program. In addition to the Managed Facility’s participation in any marketing program included as part of the Centralized Services, Manager shall develop and implement a specific marketing program for the Managed Facility, which shall provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken, and which may include the following: (a) production, distribution and placement of promotional materials relating to the Managed Facility, including materials for the promotion of employee relations; (b) development and implementation of promotional offers or programs that benefit the Managed Facility and are undertaken by Manager or by a group of hotels and casinos that includes the Managed Facility; (c) attendance of Managed Facility Personnel at conferences, conventions, meetings, seminars and travel congresses; (d) selection of and guidance to advertising agency and public relations personnel; and (e) subject to Tenant’s approval to the extent required herein, preparation and dissemination of news releases for national and international trade and consumer publications. Tenant shall not publish any advertising materials or otherwise implement any marketing, advertising or promotion program for the Managed Facility on its own, without Manager’s prior written approval (not to be unreasonably withheld, conditioned, or delayed).
9.1.2    Development and Implementation. The development and implementation of the Managed Facility’s specific marketing program shall be effected substantially by Managed Facility Personnel, with periodic assistance from Corporate Personnel with marketing and sales expertise. Except as may be included in the Centralized Services Charges, any such assistance provided by any Corporate Personnel shall be at no cost to Tenant or the Managed Facility for such Corporate Personnel’s time, but the reasonable Out-of-Pocket Expenses incurred by Manager or its Affiliates in connection with such assistance shall be Operating Expenses. Subject to the provisions of Section 5.1 relating to the Annual Budget, the Managed Facility’s specific marketing program shall be in accordance with the Operating Standard, and in any event shall be Non-Discriminatory, and comply with the sales, advertising and public relations policies and guidelines and corporate identity requirements established by Manager, for

Other Managed Facilities and Other Managed Resorts, as such policies, guidelines and requirements may be modified from time to time. Subject to the provisions of Section 5.1 relating to the Annual Budget, Manager shall have the right to engage a Person on behalf of Tenant to perform such marketing and public relations activities for the Managed Facility pursuant to this Article IX.
9.1.3    Content. Manager shall have the right to create or obtain, or at the reasonable request of Manager, Tenant shall create or obtain and provide to Manager, updated photographs, descriptive content and other media, such as video and floor plans, of the Managed Facility (collectively, “Content”) from time to time in accordance with Manager’s specifications for Content. As between Manager and Tenant, all ownership or license rights to original Content (including any Intellectual Property therein), created or procured by Manager or Tenant, shall vest in Tenant. Manager hereby assigns to Tenant or its applicable subsidiary all of Manager’s rights, title and interest in such Content. If Tenant obtains Content, Tenant shall ensure that any such Content includes usage rights for the benefit of Manager in connection with the operation of the Managed Facility during the Term. Nothing in this Section 9.1.3 shall be interpreted to vest in Manager or Tenant any ownership or usage rights in any photographs, descriptive content, or other media or works of authorship owned by or licensed to Landlord.
ARTICLE X

BOOKS AND RECORDS
10.1    Maintenance of Books and Records. Manager shall keep and maintain, on an Operating Year basis in accordance with GAAP, accurate books, records and accounts reflecting all of the financial affairs, and all items of income and expense, in connection with the Operation of the Managed Facility and otherwise in a manner consistent with the then existing policies and standards applicable to Other Managed Facilities and Other Managed Resorts and otherwise reasonably acceptable to Tenant. All books of account and other financial records of the Managed Facility shall be available to Tenant, any Leasehold Lender and their respective agents, representatives and designees (subject to Section 8.1) at all reasonable times for examination, audit, inspection and copying; provided that Tenant shall bear all Out-Of-Pocket Expenses incurred by Manager or its Affiliates in connection with any such examination, audit, inspection or copying. All of the financial books and records of the Managed Facility, including books of account and front office records shall be the property of Tenant. Notwithstanding anything to the contrary contained in this Agreement, Tenant shall have the right (not more than once per calendar year), at its expense, to or to cause its agents or auditors to carry out an independent audit or inspection of the books of accounts and records and/or any other information maintained by Manager or Services Co (or any of their respective Affiliates that are performing any of the services of Manager or Services Co described hereunder) with respect to the Managed Facility (including, without limitation, all information, records and materials with respect to contracts and engagements entered into by Manager and/or Services Co with Affiliates and/or with respect to Centralized Service Charges and/or purchasing programs, which information shall include terms of all cost allocations between the Managed Facility on the one hand and other hotel properties and casinos owned and/or managed by Manager and its Affiliates (or furnished Centralized Services by Services Co or any Affiliate) and subject to the same agreements and/or purchasing programs on the other hand). In the event of any such audit or inspection, Manager shall promptly respond to any queries raised by any such auditors in relation to that audit and shall promptly make available to any such auditors any and all materials relevant to the management of the Managed Facility.
10.2    Monthly Financial Reports. Manager shall cause to be prepared and delivered to Tenant reasonably detailed unaudited monthly operating reports (the “Monthly Reports”) that reflect the operational results of the Managed Facility for each month of each Operating Year. Manager shall deliver each Monthly Report to Tenant on or before the twenty fifth (25th) day of the month following the month (or partial month) to which such Monthly Report relates. At a minimum, the Monthly Reports shall include: (a) a balance sheet including current and prior month and prior year-end comparisons (to the extent applicable) and differences in reasonable detail; (b) an income and expense statement for such month and for the elapsed portion of the current Operating Year through the end of such month (with comparison to previous year); (c) a statement of cash flows for such month and for the elapsed portion of the current Operating Year through the end of such month (with comparison to previous year) in reasonable detail to allow Tenant to identify and ascertain sources and uses thereof; (d) a statement of account balances in each Bank Account; and (e) such other reports or information otherwise specified in this Agreement to be provided to Tenant on a monthly basis or as Tenant and Manager may reasonably agree from time to time. Notwithstanding anything to the contrary contained in this Section 10.2, Manager shall not be obligated to deliver a Monthly Report for the last month of each calendar quarter.
10.3    Tenant Financial Statements. Manager shall cause to be prepared and delivered to Tenant the financial statements and such other information, budgets, reports and certifications of Tenant required to be delivered by Tenant to Landlord pursuant to Section 23.1(b) of the Lease (other than, for the avoidance of doubt, Sections 23.1(b)(ii) and (iii) of the Lease, it being understood that the required deliveries under Sections 23.1(b)(ii) and (iii) of the Lease are addressed in the next paragraph), on or prior to the date of delivery required by such Section 23.1(b) of the Lease; provided that such financial statements shall be prepared in accordance with GAAP and shall otherwise conform to the requirements of “Financial Statements” as defined in the Lease.
With respect to annual financial statements required to be delivered by CEOC and CEC pursuant to Section 23.1(b)(ii) and (iii) of the Lease, respectively (the “Certified Financial Statements”), Manager shall cooperate in all respects with CEOC, CEC and the Designated Accountant in the preparation of and audit of such financial statements to the extent incorporating information regarding the Managed Facility required to be delivered by Manager hereunder, including the delivery by Manager of any financial information generated by Manager pursuant to the terms of this Agreement and reasonably required by CEOC and CEC to prepare and the Designated Accountant to issue its report on such audited financial statements.
CEC acknowledges the obligations of Tenant with respect to financial statements and other information of CEC pursuant to Sections 23.1(b)(iii) and 23.2(b) of the Lease and agrees to provide its financial statements and other information in accordance with, and on or before the dates required in, Section 23.1(b)(iii) of the Lease (and to use its commercially reasonable efforts to provide such financial statements and other information to the extent required pursuant to Section 23.2(b) of the Lease and to permit the use of such financial statements and other information as contemplated thereunder (including, without limitation, commercially reasonable efforts in connection with the preparation and delivery of such management representation letters, comfort letters and consents of applicable certified independent auditors to inclusion of their reports in applicable financing disclosure documents, to the extent required to be delivered to Landlord pursuant to Section 23.2(b) of the Lease)).
10.4    Other Reports and Schedules. In addition to the financial statements and other information required to be delivered to Tenant hereunder, Manager shall cause to be prepared and delivered to Tenant any additional reports and schedules as Tenant and Manager may reasonably agree from time to time, and copies of such leases, contracts and documents as Tenant may reasonably request from time to time. Notwithstanding the foregoing, subject to Section 2.5 and to compliance with any requirements of the Lease, so long as Tenant is a Controlled Subsidiary of CEC and Manager is a wholly owned subsidiary of CEC, Tenant and Manager may modify the requirements of this Article X with respect to the subject matter thereof from time to time in their discretion; provided that any such modifications shall be of no force or effect unless they (x) are Non-Discriminatory and (y) do not conflict with any other provisions of this Agreement or any other Lease/MLSA Related Agreement; and provided, further, that if any such modification would have a material adverse effect on any Party, then such modification shall require the prior written consent of such Party in its sole discretion.
ARTICLE XI

ASSIGNMENTS

11.1    Assignment by Tenant. The Parties agree that:
11.1.1    Tenant Assignments Restricted11.1.1.1    . Except as otherwise expressly permitted in Article XIII or this Article XI, Tenant may not cause, permit or suffer an Assignment, in whole or in part, directly or indirectly, of any of Tenant’s right, title or interest in and to (or of any of its obligations under) this Agreement without the prior express written consent of each of Manager, Lease Guarantor and Landlord. Any Change of Control of Tenant shall be deemed an Assignment for purposes of this Article XI (whether or not the same is deemed an assignment of the Lease pursuant to the provisions thereof) (it being understood that any Transfer of Ownership Interests in Tenant that does not constitute a Change of Control of Tenant shall not be deemed an Assignment). Any attempted Assignment (including any attempted deemed Assignment) in violation of the preceding portion of this Section 11.1.1 (whether or not permitted under the Lease) shall be void and of no force or effect and shall constitute an Event of Default by Tenant governed by the terms of Section 16.1 of this Agreement. Without limitation of any other notification requirements otherwise set forth in this Article XI, Tenant shall provide prompt written notice to Manager and Landlord of any proposed Assignment (excluding, for the avoidance of doubt, the transactions described in Section 11.1.2.4), Transfer of Ownership Interests (other than pursuant to Section 11.1.2.3 or with respect to any Transfer of an Ownership Interest in CEC (unless constituting a Change of Control of CEC)), Change of Control or Foreclosure by Leasehold Lender, in each case both at the time of execution of any definitive agreement with respect thereto and at the time of the consummation of any such transaction.
11.1.2    Assignment by Tenant without Consent.
11.1.2.1    Notwithstanding the provisions of Section 11.1.1, Tenant (and/or Leasehold Lender under a Leasehold Financing) shall have the right, without Manager’s or Lease Guarantor’s or Landlord’s consent, to effect or permit an Assignment (or deemed Assignment) of this Agreement by Tenant in connection with any applicable Lease Foreclosure Transaction that is made as expressly permitted by, and strictly in accordance with, Section 22.2(i) of the Lease; provided that the conditions described in Section 11.1.3 and all applicable provisions of the Lease are satisfied in connection with such Assignment or Transfer of Ownership Interests.
11.1.2.2    Notwithstanding the provisions of Section 11.1.1, Tenant shall have the right, without Manager’s, Lease Guarantor’s or Landlord’s consent, to effect or permit an Assignment of this Agreement to an Affiliate of Tenant or to CEC or an Affiliate of CEC; provided that the conditions described in Section 11.1.3 and any applicable provisions of the Lease are satisfied in connection with such Assignment.
11.1.2.3    Notwithstanding the provisions of Section 11.1.1, Tenant shall have the right, without Manager’s, Lease Guarantor’s or Landlord’s consent, to effect or permit a Transfer of Ownership Interests in Tenant to the extent such Transfer of Ownership Interests is expressly permitted by (and made in accordance with) Section 22.2(iii), Section 22.2(iv) or Section 22.2(v) of the Lease and any such other applicable provisions of the Lease.
11.1.2.4    Notwithstanding the provisions of Section 11.1.1, Tenant shall have the right, without Manager’s, Lease Guarantor’s or Landlord’s consent, to effect entry into a Sublease or Booking (as each such term is defined in the Lease) that is expressly permitted by (and made in accordance with) Section 22.3 and Section 22.7, as applicable, of the Lease or a lien or other encumbrance expressly permitted by (and made in accordance with) Article XI or Article XVII of the Lease and/or Section 13.1.1 of this Agreement (it being understood, for the avoidance of doubt, that none of the foregoing shall result in Tenant being released from this Agreement or any of the other Lease/MLSA Related Agreements).
11.1.2.5    Notwithstanding anything otherwise set forth in this Agreement, any Assignment (including any deemed Assignment) or any Transfer of Ownership Interests (whether or not Manager’s, Lease Guarantor’s or Landlord’s consent is required or granted) pursuant to this Section 11.1 or otherwise shall not result in the termination, release, reduction or limitation of any of Lease Guarantor’s obligations or liabilities under this Agreement, it being understood that all of Lease Guarantor’s obligations and liabilities in respect of the Lease Guaranty shall continue unabated and in full force and effect in accordance with the terms of this Agreement, notwithstanding any such Assignment (including any deemed Assignment) or Transfer of Ownership Interests, and shall not terminate or be released or reduced in any respect, except solely if and to the extent expressly provided in Section 17.3.5.
11.1.3    Conditions to Assignment. Notwithstanding anything to the contrary in Section 11.1.2, all Assignments (including any deemed Assignment (it being understood, for the avoidance of doubt, however, that any Leasehold Foreclosure with MLSA Termination shall not be deemed an Assignment for purposes of this Section 11.1.3)) by Tenant (whether or not Manager’s, Lease Guarantor’s or Landlord’s consent is required or granted pursuant to this Section 11.1) (but excluding the transactions permitted by Section 11.1.2.3 and Section 11.1.2.4, so long as the applicable provisions of the Lease and/or Section 13.1.1 in respect of any such Assignments are satisfied) shall be subject to the following conditions:
11.1.3.1    Tenant (and/or the Leasehold Lender under the applicable Leasehold Financing in the case of a Leasehold Foreclosure with MLSA Assumption) shall provide written notice to Manager and Landlord at least thirty (30) days prior to the proposed Assignment (including any deemed Assignment), specifying in reasonable detail the nature of the Assignment and such additional information as Manager and/or Landlord may reasonably request in order to determine whether the proposed transferee or any controlling Persons (in the case of a Change of Control) (and in each case any of its or their direct or indirect equity owners that holds at least five percent (5%) of the outstanding equity interests in such proposed transferee or such controlling Person) is a Manager Prohibited Person, a Lease Guarantor Prohibited Person or a Landlord Prohibited Person, which notice shall be accompanied by the proposed forms of Tenant Assumption Agreement and Assignment Documents, if applicable;
11.1.3.2    In the case of a direct assignment or transfer of the Lease or Tenant’s interest therein, (a) the assignor shall not be released from this Agreement unless the assignor is also released in accordance with the terms of the Lease, (b) the assignee or transferee shall assume the obligations of Tenant under this Agreement and shall agree in writing (in a form and substance reasonably approved by Manager and Landlord prior to the effectuation of such assignment or transfer) to be bound by this Agreement, the Lease and all other Lease/MLSA Related Agreements to which Tenant is a party, from and after the date of the Assignment (the “Tenant Assumption Agreement”), (c) Tenant shall provide Manager and Landlord with a copy of such Tenant Assumption Agreement, together with copies of all other documents effecting such Assignment (in a form reasonably approved by Manager and Landlord) (the “Assignment Documents”), within two (2) days following the date of the Assignment, and (d) upon the consummation of such Assignment, this Agreement and all other Lease/MLSA Related Agreements and, without limitation, all obligations of Tenant (as assumed by such assignee or transferee), Manager, Landlord and Lease Guarantor and any and all other counterparties hereunder and thereunder shall continue in full force and effect, unless and solely to the extent expressly provided otherwise in this Agreement or in such other Lease/MLSA Related Agreement;
11.1.3.3    The assignee or transferee shall have provided evidence reasonably satisfactory to Manager, Lease Guarantor and Landlord that, without limitation of the requirements of Section 11.1.3.2 hereinabove, (i) the assignee or transferee is a permitted assignee, transferee or equity holder (as the case may be) pursuant to the terms of the Lease and, in the case of a direct assignment or transfer of the Lease or Tenant’s interest therein, shall have assumed all the rights and obligations of, and become (and, in the case of a Change of Control of Tenant, the controlling Persons shall cause Tenant to reaffirm all such rights and obligations of) Tenant under the Lease and this Agreement and all other Lease/MLSA Related Agreements to which Tenant is a party in accordance with their respective terms, concurrently with the effectiveness of the Tenant Assumption Agreement, (ii) such assignee or transferee (in the case of a direct assignment or transfer of the Lease or Tenant’s interest therein) (and if not such a direct assignment or transfer, Tenant, following the effectuation of such assignment or transfer) shall directly or indirectly own or have at least the same rights to all personal property and other assets and properties (including, without limitation, rights under licenses and with respect to Intellectual Property) required to lease and operate the Managed Facility as held by Tenant immediately prior to such assignment and in at least a manner sufficient to permit Manager to manage the Managed Facility in accordance with this Agreement from and after such assignment, and (iii) such assignee or transferee shall have received all Gaming Licenses and all other licenses, approvals, permits and other rights (if any) required for such assignee or transferee to own an interest in or to be (as the case may be) Tenant under the Lease and Tenant under this Agreement, and to directly or indirectly own all the assets and properties required to be owned by it pursuant to the preceding clause (ii);
11.1.3.4    Any and all applicable requirements of the Lease in connection with the proposed Assignment shall be satisfied in full; and
11.1.3.5    The assignee or transferee (in the case of a direct assignment or transfer of this Agreement or Tenant’s interest herein) or controlling Persons (in the case of a Change of Control), and in each case any of its or their direct or indirect equity owners that holds at least five percent (5%) of the outstanding equity interests in such proposed assignee or transferee or such controlling Person and, to Tenant’s knowledge, any of its or their Affiliates, is not a Manager Prohibited Person, a Lease Guarantor Prohibited Person or a Landlord Prohibited Person.
11.1.3.6    In connection with any Assignment (including any deemed Assignment) by Tenant or any Transfer of Ownership Interests in Tenant, the proposed assignee or transferee and all of the proposed assignee’s or transferee’s officers, directors, and Affiliates (including officers and directors of the Affiliates), to the extent required under applicable Gaming Regulations, shall be licensed, certified and/or otherwise found suitable by applicable Gaming Authorities and shall have or obtain all required Gaming Licenses to become a party to this Agreement, if applicable.
11.2    Assignment by Manager. The Parties agree that:
11.2.1    Manager Assignments Restricted. Except as otherwise expressly permitted in this Article XI, Manager may not cause, permit or suffer (x) an Assignment, in whole or in part, directly or indirectly, of any of Manager’s right, title or interest in and to (or of any of its obligations under) this Agreement or (y) any Transfer of Ownership Interest in Manager, in each case without the express prior written consent of each of Tenant, Lease Guarantor and Landlord. Any Change of Control of Manager shall be deemed an Assignment by Manager for purposes of this Article XI. Any attempted Assignment (including any attempted deemed Assignment) or Transfer of Ownership Interest in violation of the preceding portion of this Section 11.2.1 shall be void and of no force or effect and shall constitute an Event of Default by Manager governed by the terms of Section 16.1 of this Agreement.
11.2.2    Assignment by Manager without Consent. Notwithstanding the provisions of Section 11.2.1, Manager shall have the right, without Tenant’s, Lease Guarantor’s or Landlord’s consent, to assign its right, title and interest in and to this Agreement to CEC (or, following a Substantial Transfer by CEC pursuant to Section 11.3.3, the successor Lease Guarantor) or any Affiliate of Manager that is directly or indirectly wholly owned by CEC (or such successor Lease Guarantor); provided that neither the proposed assignee nor any of its direct or indirect equity owners that holds at least five percent (5%) of the outstanding equity interests in such proposed assignee and, to Manager’s knowledge, any of its or their Affiliates, is a Tenant Prohibited Person, a Lease Guarantor Prohibited Person or a Landlord Prohibited Person; and provided, further, that (a) Manager shall provide written notice to Tenant and Landlord at least thirty (30) days prior to such proposed Assignment, specifying in reasonable detail the nature of the Assignment, and such additional information as Tenant and/or Landlord may reasonably request in order to determine whether the proposed assignee is a Tenant Prohibited Person, a Lease Guarantor Prohibited Person or a Landlord Prohibited Person, together with a copy of the proposed Manager Assumption Document, (b) the assignee shall (x) assume the obligations of Manager under this

Agreement (and under all other Lease/MLSA Related Agreements to which Manager is a party, if any) and (y) agree in each case in writing in form and substance reasonably approved by Tenant and Landlord prior to the effectuation of such Assignment, to be bound by this Agreement and all other Lease/MLSA Related Agreements to which Manager is a party, if any, from and after the date of such Assignment (the “Manager Assumption Document”), (c) Manager shall provide Tenant and Landlord with a copy of any executed Manager Assumption Document that is required under the preceding clause (y), together with copies of all other executed documents effecting such Assignment, within ten (10) days following the date of such Assignment, (d) this Agreement, all other Lease/MLSA Related Agreements and, without limitation, all obligations of Manager (as assumed by the assignee Manager), Tenant, Landlord and Lease Guarantor and any and all other counterparties hereunder and thereunder shall continue in full force and effect, (e) any and all applicable requirements of Article XXII of the Lease in connection with such Assignment shall be satisfied in full to the extent required thereunder and (f) the proposed assignee and all of the proposed assignee’s officers, directors, and Affiliates (including officers and directors of the Affiliates), to the extent required under applicable Gaming Regulations, shall be licensed, certified and/or otherwise found suitable by applicable Gaming Authorities and shall have or obtain all required Gaming Licenses to become a party to this Agreement, if applicable.
11.2.3    Permissible Transfers of Interest in Manager. Notwithstanding the provisions of Section 11.2.1, the Transfer of Ownership Interests in Manager shall be permitted, without Tenant’s, Lease Guarantor’s or Landlord’s consent, to the extent (i) each such transfer is to CEC or any Affiliate of Manager that is directly or indirectly wholly owned by CEC and, after giving effect to each such transfer, Manager will continue to be directly or indirectly wholly owned by CEC or (ii) such transfer(s) comprise permissible Transfers of Ownership Interests in Lease Guarantor pursuant to Section 11.3.2 (provided that (x) neither the proposed transferee nor any of its direct or indirect equity owners that holds at least five percent (5%) of the outstanding equity interests in such proposed transferee and, to Manager’s knowledge, any of its or their Affiliates, is a Tenant Prohibited Person, a Lease Guarantor Prohibited Person or a Landlord Prohibited Person and (y) the transferee and the transferee’s officers, directors, and Affiliates (including officers and directors of the Affiliates), to the extent required under applicable Gaming Regulations, shall be licensed, certified and/or otherwise found suitable by applicable Gaming Authorities and shall have or obtain all required Gaming Licenses to become a party to this Agreement, if applicable).
11.2.4    Effect of Assignment. Notwithstanding anything otherwise set forth in this Agreement, the Assignment by Manager (whether or not Tenant’s, Lease Guarantor’s or Landlord’s consent is required or granted) or any Transfer of Ownership Interests pursuant to this Section 11.2 or otherwise shall not result in the termination, release or limitation of any of Lease Guarantor’s obligations or liabilities under this Agreement, it being understood that all of Lease Guarantor’s obligations and liabilities in respect of the Lease Guaranty shall continue unabated and in full force and effect in accordance with the terms of this Agreement, notwithstanding any such Assignment, and shall not terminate or be released or reduced in any respect, except solely if and to the extent expressly provided in Section 17.3.5.
11.3    Assignment by Lease Guarantor. The Parties agree that:
11.3.1    Lease Guarantor Assignments Restricted. Except as otherwise expressly permitted in this Article XI, Lease Guarantor may not cause, permit or suffer (x) an Assignment, in whole or in part, directly or indirectly, of any of Lease Guarantor’s right, title and interest in and to (or of any of its obligations under) this Agreement or (y) any Transfer of Ownership Interests in Lease Guarantor, in each case without the prior express written consent of Landlord. Any Change of Control of Lease Guarantor shall be deemed an Assignment by Lease Guarantor for purposes of this Article XI. Any attempted Assignment (including any attempted deemed Assignment) or Transfer of Ownership Interests in violation of the preceding portion of this Section 11.3.1 shall be void and of no force or effect and shall constitute an Event of Default by Lease Guarantor governed by the terms of Section 16.1.

11.3.2    Permissible Transfers of Interests in Lease Guarantor11.3.2.1    . Notwithstanding the provisions of Section 11.3.1 (and subject to Section 11.3.3), the Transfer of Ownership Interests (including any deemed Assignment resulting therefrom) in Lease Guarantor shall be permitted without Landlord’s consent; provided that, if a Change of Control of Lease Guarantor will occur thereby, then such Transfer of Ownership Interests (or deemed Assignment) (or series of related Transfers of Ownership Interests (or deemed Assignments)) shall not be permitted unless (a) the qualifications, quality and experience of the management of Lease Guarantor and the quality of the management and operation of the Managed Facility will, in each case, be generally consistent with or superior to that which existed prior to the applicable transaction(s) giving rise to such Change of Control (it being agreed that Lease Guarantor shall give notice to Landlord of such Change of Control in accordance with clause (b) below, and if Landlord determines that requirements in this clause (a) will not be satisfied, then such determination shall be resolved pursuant to Section 34.2 of the Lease; provided that, for purposes of this clause (a), the fifteen (15) day good faith negotiating period contemplated by Section 34.2 of the Lease shall not apply); (b) Lease Guarantor shall provide written notice to Landlord and Tenant at least thirty (30) days prior to such proposed transaction(s), specifying in reasonable detail the nature of such transaction(s), (c) Manager shall continue to manage the Managed Facility pursuant to this Agreement (subject, if applicable, to a concurrent assignment by Manager to the extent permitted under Section 11.2 hereof), (d) this Agreement and all other Lease/MLSA Related Agreements and, without limitation, all obligations of Lease Guarantor, Tenant, Landlord and Manager and any and all other counterparties hereunder and thereunder shall continue in full force and effect, and (e) all applicable requirements of Article XXII of the Lease in connection with such proposed transaction(s) shall be satisfied in full. For the avoidance of doubt, (i) in the case of a Change of Control of CEC, CEC shall remain Lease Guarantor, and (ii) without limitation of the preceding sentence, in all events, all of Lease Guarantor’s obligations and liabilities in respect of the Lease Guaranty shall continue unabated and in full force and effect in accordance with the terms of this Agreement and shall not terminate or be released or reduced in any respect, except solely if and to the extent expressly provided in Section 17.3.5.
11.3.3    Assignment by Lease Guarantor without Consent. Notwithstanding the provisions of Section 11.3.1, Lease Guarantor shall have the right, without Landlord’s consent, to effect an Assignment of this Agreement in connection with a Substantial Transfer by CEC; provided that (a) the Board of Directors of Lease Guarantor shall have determined that the qualifications, quality and experience of the management of Lease Guarantor and the quality of the management and operation of the Managed Facility will, in each case, be generally consistent with or superior to that which existed prior to the applicable transaction(s) giving rise to such Assignment (it being agreed that Lease Guarantor shall give notice to Landlord of such proposed Assignment in accordance with clause (c) below, and if Landlord determines that requirements in this clause (a) will not be satisfied, then such determination shall be resolved pursuant to Section 34.2 of the Lease; provided that, for purposes of this clause (a), the fifteen (15) day good faith negotiating period contemplated by Section 34.2 of the Lease shall not apply), (b) the Board of Directors of Lease Guarantor shall have determined that, following the occurrence of such Substantial Transfer, the successor Lease Guarantor shall be sufficiently creditworthy, and shall have sufficient wherewithal and ability, so as to be able to assume and satisfy all obligations of Lease Guarantor in respect of the Lease Guaranty, (c) Lease Guarantor shall provide written notice to Landlord and Tenant at least thirty (30) days prior to the proposed Assignment, specifying in reasonable detail the nature of the Assignment, (d) (i) the assignee or transferee shall be the owner, directly or indirectly, of all of the direct and indirect assets of CEC (other than assets that are, in the aggregate, de minimis) and (ii) the assignee or transferee shall assume the obligations of Lease Guarantor under this Agreement (and all applicable Lease/MLSA Related Agreements) and shall agree in an agreement in a form reasonably acceptable to Landlord and Tenant to be bound by this Agreement (and all applicable Lease/MLSA Related Agreements) from and after the date of the Assignment (the “Lease Guarantor Assumption Agreement”) (a copy of any proposed Lease Guarantor Assumption Agreement shall be furnished to Landlord for review and approval no less than thirty (30) days prior to the proposed effectuation thereof), and Lease Guarantor shall provide Landlord and Tenant with a copy of such agreement, together with copies of all other documents effecting such Assignment, within ten (10) days following the date of such Assignment, (e) Manager shall continue to manage the Managed Facility pursuant to this Agreement (subject, if applicable, to a concurrent assignment by Manager to the extent permitted under Section 11.2 hereof), and (f) this Agreement and all other Lease/MLSA Related Agreements and, without limitation, all obligations of Lease Guarantor (as assumed by the assignee Lease Guarantor), Tenant, Landlord and Manager and any and all other counterparties hereunder and thereunder shall continue in full force and effect.
11.4    Assignment by Landlord11.4.1.1    .
11.4.1.1    General. The Parties agree that this Agreement shall be binding upon, and inure to the benefit of, any successor or permitted assignee of Landlord under the Lease; provided that the assignee shall assume the obligations of Landlord under this Agreement and shall agree in writing in a form reasonably acceptable to Tenant, Manager and Lease Guarantor to be bound by this Agreement from and after the date of the Assignment. To the extent Landlord is required, pursuant to the Lease, to notify Tenant of any Change of Control or other Assignment of Landlord, Landlord shall give concurrent notice thereof to Manager and Lease Guarantor (and, in all events, Landlord shall give notice to all Parties hereto of any proposed name change of Landlord, or any proposed direct transfer of the Leased Property not later than thirty (30) days prior thereto). Any Change of Control or other Assignment of Landlord shall not be permitted unless (a) any and all applicable requirements of the Lease in connection with such proposed Assignment shall be satisfied in full, (b) the assignee or transferee (in the case of a direct assignment or transfer of this Agreement or Landlord’s interest herein) or controlling Persons (in the case of a Change of Control), and in each case any of its or their direct or indirect equity owners that holds at least five percent (5%) of the outstanding equity interests in such proposed assignee or transferee or such controlling Person and, to Landlord’s knowledge, any of its or their Affiliates, is not a Manager Prohibited Person, a Lease Guarantor Prohibited Person or a Tenant Prohibited Person, and (c) the proposed assignee or transferee and all of the proposed assignee’s or transferee’s officers, directors, and Affiliates (including officers and directors of the Affiliates), to the extent required under applicable Gaming Regulations, shall be licensed, certified and/or otherwise found suitable by applicable Gaming Authorities and shall have or obtain all required Gaming Licenses to become a party to this Agreement, if applicable.
11.4.1.2    Assignments to Tenant Competitor. In the event that, and so long as, Landlord is a Tenant Competitor, then, notwithstanding anything herein to the contrary, the following shall apply:
(i)    Neither Tenant nor Manager shall be required to deliver any information required to be delivered to Landlord pursuant to this Agreement to the extent the same would give Landlord a “competitive” advantage with respect to markets in which Landlord and Tenant or CEC might be competing at any time (it being understood that Landlord shall retain audit rights with respect to such information to the extent required to confirm Tenant’s or Manager’s, as applicable, compliance with the terms of this Agreement) (and Landlord shall be permitted to comply with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements with regard to such information); provided that appropriate measures are in place to ensure that only Landlord’s auditors (which for this purpose shall be a “big four” firm designated by Landlord) and attorneys (as reasonably approved by Tenant or Manager, as applicable) (and not Landlord or any Affiliates (as defined in the Lease) of Landlord or any direct or indirect parent company of Landlord or any Affiliate (as defined in the Lease) of Landlord) are provided access to such information, or to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.
(ii)    Without limitation of the other provisions of Section 2.1.4, Landlord’s consent shall not be required under clause (b) of Section 2.1.4.
(iii)    With respect to all consent, approval and decision-making rights granted to Landlord under this Agreement relating to competitively sensitive matters pertaining to the management, use or operation of the Managed Facility (other than any right of Landlord to grant waivers and amend or modify any of the terms of this Agreement), Landlord shall establish an independent committee to evaluate, negotiate and approve such matters, independent from and without interference from Landlord’s management or Board of Directors. Any dispute over whether a particular decision shall be determined by such independent committee shall be resolved pursuant to Section 34.2 of the Lease.
The Parties (other than Landlord) hereby acknowledge and agree that (x) as of the Commencement Date, Joliet Partner was a minority interest holder in the Joliet Landlord and did not Control the Joliet Landlord; and (y) for so long as the circumstances in clause (x) continue and Joliet Partner continues to own no more than twenty percent (20%) of the interest in the Joliet Landlord, neither Landlord nor any of its Affiliates shall be deemed to be a Tenant Competitor solely as a result of the circumstances in clause (x).
11.5    Acknowledgement of Assignment. The Parties agree that, notwithstanding anything to the contrary contained herein, with respect to any proposed Assignment (including any attempted deemed Assignment) or Transfer of Ownership Interests requiring consent under this Article XI, the proposed transferring Party shall, in addition to (and without limitation of) any applicable notification requirements otherwise set forth in this Article XI, prior to effectuating any such Assignment (including any deemed Assignment) or Transfer of Ownership Interests, reasonably promptly following the request of any one or more of the non-assigning Parties, provide a written acknowledgement to such requesting non-assigning Party(ies) confirming that such proposed Assignment (or deemed Assignment) or Transfer of Ownership Interests complies with the provisions of this Article XI and is permitted hereunder and such acknowledgment shall be accompanied by the provision of such information (to the extent in the proposed transferring Party’s possession or reasonable control, subject to customary and reasonable confidentiality restrictions in connection therewith) as may reasonably be necessary to demonstrate to each such requesting Party’s satisfaction that such proposed Assignment (or deemed Assignment) or Transfer of Ownership Interests complies with the provisions of this Article XI.
11.6    Approvals. The Parties agree that, to the extent necessary, all Assignments (including deemed Assignments) or Transfer of Ownership Interests will be subject to the requirements of the Gaming Authorities, which may include prior approval of such Assignments (including any deemed Assignment) or Transfer of Ownership Interests, and any attempted Assignment (including any attempted deemed Assignment) or Transfer of Ownership Interests in violation of such requirements shall be void and of no force or effect.
11.7    Merger of CEOC. The Parties acknowledge that, immediately following the Commencement Date, Caesars Entertainment Operating Company, Inc., a Delaware corporation, merged into CEOC, LLC. Notwithstanding anything herein to the contrary, each of Landlord, Manager and Lease Guarantor consented to such merger.
ARTICLE XII

INSURANCE, BONDING AND INDEMNIFICATION
12.1    Tenant Insurance and Bonding Requirements.
12.1.1    Insurance Policies and Bonding Requirements.
12.1.1.1    Manager, at Tenant’s expense (except to the extent such expenses are expressly classified as Operating Expenses), in accordance with the Annual Budget, shall procure and maintain all insurance policies required under Article XIII of the Lease (the “Lease Insurance Requirements”).
12.1.1.2    Manager, at Tenant’s expense, in accordance with the Annual Budget, shall have the power and authority to procure and deliver to the applicable Gaming Authorities all bonding instruments required by the State of Nevada.

12.1.2    Evidence of Insurance. Tenant (for insurance policies obtained by Tenant through third-party insurers) shall provide to Manager and Manager (for insurance policies obtained by Manager through the Insurance Program or other vendors) shall provide to Tenant certificates or other reasonably satisfactory insurance evidence confirming that the insurance policies comply with the Insurance Requirements. In addition, upon a Tenant’s or Manager’s request, the other Party promptly shall provide to the requesting Party a schedule of insurance obtained by such Party, listing the insurance policy numbers, the names of the insurers, the names of the Persons insured, the amounts of coverage, the expiration dates and the risks covered thereunder.
12.1.3    Payment of Premiums. For all insurance policies contemplated by this Section 12.1, Manager shall have the right to pay premiums using funds from the Operating Account. For the avoidance of doubt, any additional insurance policies obtained by Tenant or Manager that are not contemplated by this Section 12.1 or otherwise approved by Tenant and Manager, shall not be funded from the Operating Account.
12.1.4    Investigation of Claims and Reports. Manager shall promptly investigate and, as soon as reasonably practicable, make a full written report to Tenant regarding all material accidents or claims for material damage relating to the ownership, operation and maintenance of the Managed Facility and the estimated liability or cost of repair thereof, and shall prepare, for the approval of Tenant, any and all reports required by any insurance carrier in connection therewith.
12.1.5    Reliance on Tenant’s Advisors. Tenant acknowledges that neither Manager nor any insurance broker that Manager or its Affiliates may retain makes any representation, warranty or guaranty whatsoever regarding: (a) the advisability or sufficiency of the insurance required or obtained under this Agreement; (b) whether the insurance made available under the Insurance Program maintained by Manager or its Affiliates is sufficient to protect Tenant, the Managed Facility and its Operation against all liability, damage, loss, cost or expense that might be incurred; or (c) any other insurance that Tenant should consider for the protection of Tenant, the Managed Facility and its Operation, and Tenant agrees to rely exclusively on its own insurance advisors with respect to all insurance matters.
12.1.6    Relationship to Lease. Without limiting Section 2.5 in any manner, for the avoidance of doubt, the Parties agree that nothing contained in this Agreement, including this Article XII and Article XIV hereof, is intended or shall be construed to limit, vitiate or supersede the Lease Insurance Requirements. No modification may be made to the Lease Insurance Requirements except in accordance with the provisions, terms and conditions of the Lease. Without limitation of the preceding portion of this Section 12.1.6, Section 2.5 or Section 18.2.3 in any manner, and for the avoidance of doubt, the Parties acknowledge that any determination made by an Expert with respect to any dispute under Section 12.1.5 shall not modify the Lease Insurance Requirements and without limitation, to the extent Landlord believes any noncompliance with the Lease exists, the provisions, terms and conditions of the Lease shall govern with respect thereto.
12.2    Waiver of Liability. SOLELY AS BETWEEN TENANT AND MANAGER, AS LONG AS A PARTY AND ANY AFFILIATES REQUESTED BY SUCH PARTY ARE A NAMED INSURED OR ADDITIONAL INSURED UNDER THE OTHER PARTY’S INSURANCE POLICIES, OR THE POLICIES OTHERWISE PERMIT IF SUCH PARTY OR ITS AFFILIATES ARE NOT SO NAMED, SUCH PARTY HEREBY RELEASES THE OTHER PARTY, AND ITS AFFILIATES, AND ITS AND THEIR TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND THE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, FROM ANY AND ALL LIABILITY FOR MONETARY RELIEF, DAMAGE, LOSS, COST OR EXPENSE INCURRED BY THE RELEASING PARTY, WHETHER OR NOT DUE TO THE NEGLIGENT OR OTHER ACTS OR OMISSIONS OF THE PERSONS SO RELEASED TO THE EXTENT SUCH LIABILITY, DAMAGE, LOSS, COST OR EXPENSE IS COVERED BY THE INSURANCE POLICIES OF THE RELEASING PARTY, BUT (OTHER THAN AS PROVIDED IN ARTICLE XIV) ONLY TO THE EXTENT OF INSURANCE PROCEEDS RECEIVED. FOR AVOIDANCE OF DOUBT, THE PARTIES

ACKNOWLEDGE THAT THE PRECEDING PORTION OF THIS SECTION 12.2 SHALL NOT BE DEEMED TO VITIATE OR SUPERSEDE ANY OBLIGATIONS OF (x) LEASE GUARANTOR IN RESPECT OF THE GUARANTEED OBLIGATIONS OR OTHERWISE HEREUNDER AND/OR (y) TENANT UNDER THE LEASE, IN EACH CASE IN ACCORDANCE WITH THE TERMS HEREOF AND THEREOF.
12.3    Indemnification.
12.3.1    Indemnification by Tenant. Subject to Sections 12.3.3, 12.3.4 and 18.5.5, Tenant shall defend, indemnify and hold harmless Manager and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Manager Indemnified Parties”) for, from and against any and all Claims, other than Claims that are within the scope of Manager’s indemnification pursuant to Section 12.3.2. Nothing in this Section 12.3 shall be deemed to limit Tenant’s right to pursue its contractual damage remedies against Manager with respect to amounts paid by Tenant to one (1) or more other Persons in connection with any Claim caused by an Event of Default by Manager (it being further understood that the provisions of this Section 12.3 shall not be deemed to modify the provisions of Section 16.1 regarding the establishment of an Event of Default by Manager, including any provisions of Section 16.1 regarding notice of cure of any default that would, with the giving of notice or the passage of time, become an Event of Default). Manager shall promptly provide Tenant with written notice of any Claim that is reasonably likely to result in any indemnification by Tenant.
12.3.2    Indemnification by Manager. Subject to Sections 12.3.3, 12.3.4 and 18.5.5, Manager shall defend, indemnify and hold harmless Tenant and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Tenant Indemnified Parties”) for, from and against any and all (a) Claims that any Tenant Indemnified Party or Parties may incur, become responsible for or pay out to the extent caused by the gross negligence or willful misconduct of Manager and (b) any uninsured loss incurred by Tenant due to the commission by any Senior Executive Personnel or Corporate Personnel of any act of fraud, embezzlement, misappropriation or similar act of malfeasance with respect to the Managed Facility.
12.3.3    Insurance Coverage. Notwithstanding anything to the contrary in this Section 12.3, Tenant and Manager shall look first to the appropriate insurance coverages in effect pursuant to this Agreement prior to seeking indemnification under this Section 12.3 in the event any claim or liability occurs as a result of injury to persons or damage to property, regardless of the cause of such claim or liability; provided that if the insurance carrier denies coverage or “reserves rights” as to coverage, then the Indemnified Parties shall have the right to seek indemnification, without first looking to such insurance coverage. In addition, nothing contained in this Section 12.3 shall in any way affect the releases set forth in Section 12.2.
12.3.4    Indemnification Procedures. The Indemnifying Party shall have the right to assume the defense of any Claim with respect to which the Indemnified Party is entitled to indemnification hereunder. If the Indemnifying Party assumes such defense, (a) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed (provided that the Indemnified Party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (b) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the Indemnified Party except if a material conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Claim or defense; and (c) the Indemnifying Party shall have the right, without the consent of the Indemnified Party, to settle such Claim, but only if such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Indemnified Party is unconditionally released from all liability in respect of such Claim. The Indemnified Party shall have the right to participate in the defense of such Claim being defended by the Indemnifying Party at the expense of the Indemnified Party, but the Indemnifying Party shall have the right to control such defense (other than in the event of a material conflict of interest between the parties with respect to such Claim or defense). In no event shall the Indemnified Party (A) settle any Claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement or (B) if a Claim is covered by the Indemnifying Party’s insurance, knowingly take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof.
12.3.5    Survival. This Section 12.3 shall survive any expiration or termination of this Agreement.
ARTICLE XIII

LEASEHOLD FINANCING
13.1    Leasehold Mortgages; Collateral Assignments; Non-Disturbance; Leasehold Foreclosure. The Parties agree that:
13.1.1    Leasehold Financing. Subject to Article XI hereof and the applicable provisions of the Lease, including Article XVII and Article XXII of the Lease, Tenant shall have the right to grant, in respect of Tenant’s leasehold estate under the Lease, other property of Tenant and/or any direct or indirect Ownership Interests in Tenant, a Leasehold Mortgage or Security Interest to a Leasehold Lender in connection with any Leasehold Financing, and to assign to any Leasehold Lender as collateral security for any Leasehold Financing, all of Tenant’s right, title and interest in and to this Agreement. Promptly following execution of any such Leasehold Financing Documents, Tenant shall provide Manager and Lease Guarantor a true and complete copy of all such Leasehold Financing Documents.
13.1.2    Foreclosure by Leasehold Lender. If any Leasehold Financing is secured by a valid and enforceable lien on the leasehold estate under the Lease or on the direct or indirect Ownership Interests in Tenant, whether by mortgage, equity pledge or otherwise, and there is any proposed Foreclosure by Leasehold Lender thereunder, such Leasehold Lender shall, in connection with and as a condition precedent to consummating any Foreclosure by Leasehold Lender, irrevocably elect, by written notice to Tenant and Lease Guarantor (with a copy to Landlord and Manager), one (and only one) of the following:
(a) Leasehold Foreclosure with MLSA Termination Election: to terminate this Agreement and, in connection with such termination, to comply in all respects with all applicable provisions of the Lease, including Section 22.2(i)(1)(A) and Section 22.2(i)(2) through (5) thereof, and, without limitation, to cause (x) a replacement lease guarantor that is a Qualified Replacement Guarantor (as defined in the Lease) to provide a Replacement Guaranty (as defined in the Lease) of the Lease and (y) the Managed Facility to be managed pursuant to a Replacement Management Agreement (as defined in the Lease) by a Qualified Replacement Manager (as defined in the Lease) or another manager that is otherwise permitted by Section 22.2(i)(1)(A)(z) of the Lease, in each case in accordance with Section 22.2(i)(1)(A) of the Lease (and the obligations and liabilities of Lease Guarantor in respect of the Lease Guaranty shall be determined as set forth in Section 17.3.5.2); or
(b) Leasehold Foreclosure with MLSA Assumption Election: to retain Manager (or any replacement manager appointed in accordance with Section 16.5.2 following a Termination for Cause in accordance with this Agreement) as manager of the Managed Facility pursuant to the terms of this Agreement (or a replacement management agreement previously approved in writing by Landlord) and, in connection therewith, to comply in all respects with all applicable provisions of the Lease, including Section 22.2(i)(1)(B) and Section 22.2(i)(2) through (5) of the Lease, and, without limitation, to keep this Agreement (or such replacement management agreement previously approved in writing by Landlord) in full force and effect in accordance with its terms (and the Lease will continue to be guaranteed by Lease Guarantor in accordance with the terms of this Agreement (including Section 17.3.1.8, Section 17.3.1.9 and Section 17.3.1.10 hereof) and all of Lease Guarantor’s obligations and liabilities under this Agreement in respect of the Lease Guaranty shall continue unabated and in full force and effect).
With respect to any Leasehold Foreclosure with MLSA Termination, (i) the effective date of such termination of this Agreement shall be the date upon which the applicable Lease Foreclosure Transaction shall have been effective in accordance with Section 22.2(i) of the Lease (and, without limitation, all applicable provisions of the Lease shall have been complied with in all respects, including Section 22.2(i)(1)(A) and Section 22.2(i)(2) through (5) of the Lease, including execution and delivery of a Replacement Guaranty by a Qualified Replacement Guarantor), and (ii) this Agreement shall be deemed terminated pursuant to Section 16.2.6 of this Agreement as of such effective date and, for the avoidance of doubt, the provisions of Article XVI, including Section 16.3, shall apply with respect to such termination from and after such effective date.
Without limitation of the foregoing and, for the avoidance of doubt, it is acknowledged and agreed that the prosecution by any Leasehold Lender of a Foreclosure by Leasehold Lender shall be subject to, and performed in (and conditioned upon), compliance with, all applicable provisions, terms and conditions of the Lease, including Article XVII thereof.
13.2    Default Notice to Leasehold Lender. Manager or Landlord, upon providing Tenant any notice of default under this Agreement, shall at the same time provide a copy of such notice to every Leasehold Lender that has been properly disclosed to Manager or Landlord, as applicable, pursuant to Section 13.1. From and after the date such notice has been sent to a Leasehold Lender, such Leasehold Lender shall have the same period, with respect to its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Manager or Landlord, as applicable, shall accept such performance by or at the instigation of such Leasehold Lender as if the same had been done by Tenant. Tenant authorizes each such Leasehold Lender (to the extent such action is authorized under the applicable loan documents to which it acts as a lender, noteholder, investor, agent, trustee or representative) to take any such action at such Leasehold Lender’s option and does hereby authorize entry upon the Managed Facility by Leasehold Lender for such purpose.
13.3    Lender’s Right of Access. Upon reasonable advance notice from a Leasehold Lender or Landlord’s Lender (which notice may be given orally in connection with an emergency or upon the occurrence of an event of default under any Leasehold Financing Documents or Landlord Financing Documents, as the case may be), Manager shall permit and cooperate with such Leasehold Lender or Landlord’s Lender (as applicable) and their respective agents and representatives to enter any part of the Managed Facility, except for those parts of the Managed Facility as to which access is restricted by Applicable Law, at any reasonable time for the purposes of examining or inspecting the Managed Facility, or examining or copying the books and records of the Managed Facility; provided that: (a) any expenses incurred in connection with such activities shall be Operating Expenses of the Managed Facility; and (b) Tenant shall use commercially reasonable efforts (including the inclusion of an appropriate confidentiality provision in the Leasehold Financing Documents) to cause such Leasehold Lender, and Landlord shall use commercially reasonable efforts (including the inclusion of an appropriate confidentiality provision in the Landlord Financing Documents) to cause such Landlord’s Lender, to agree to treat as confidential any information such Leasehold Lender or Landlord’s Lender, as applicable, obtains from examining the books and records of the Managed Facility provided by Tenant to Manager, including the Annual Budget. Manager acknowledges that a Leasehold Lender or Landlord’s Lender may disclose such information to the same extent and subject to the same restrictions as are applicable to Tenant with respect to Manager Confidential Information under Article VIII of this Agreement (including to any actual or potential landlords (including Landlord and actual or potential purchasers of the relevant Landlord Mortgage or any interest therein)).
13.4    Disclosure of Mortgages and Security Interests. Tenant represents and warrants to the other Parties hereto that as of the Commencement Date, (i) except for Leasehold Mortgage(s) in favor of the Leasehold Lender(s) under Tenant’s Initial Financing (as such term is defined in the Lease), there was no Leasehold Mortgage encumbering Tenant’s interest in the Managed Facility, the Leased Property or the Lease or any portion thereof or interest therein and (ii) except for Security Interests in favor of the Leasehold Lender(s) under Tenant’s Initial Financing (as such term is defined in the Lease), there was no Security Interest encumbering any direct or indirect interests in Tenant that was held by a Person that constituted a Permitted Leasehold Mortgagee (as defined in the Lease). Tenant shall provide to Manager a true and complete copy of any new proposed Leasehold Financing Documents for Manager’s review no less than thirty (30) days before the execution of such new Leasehold Financing Documents (or such lesser time acceptable to Manager). Promptly following execution of such new Leasehold Financing Documents, Tenant shall provide Manager a true and complete copy of all such new Leasehold Financing Documents.
13.5    Estoppel Certificates. Upon written request from Tenant, Landlord or any Leasehold Lender or Landlord’s Lender at any time during the Term, Manager shall issue, within no less than twenty (20) days after Manager’s receipt of such request, an estoppel certificate (or a comfort letter or other documents as may be reasonably requested): (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, specifying the modifications and that the same is in full force and effect as modified); (b) stating whether, to the knowledge of the signatory of such certificate (which signatory shall be an appropriate officer of the issuer of such certificate, with knowledge of the subject matter), any default by the attesting Party (or, to the attesting Party’s knowledge, any other Party) exists, and if so, specifying each such default; and (c) including such other certifications or statements as may be reasonably requested by the requesting Party or lender. Upon written request from Manager, Landlord or Landlord’s Lender at any time during the Term, Tenant shall provide (and, upon request, shall use commercially reasonable efforts to cause Leasehold Lender to provide) a similar estoppel certificate in a similar timeframe. Upon written request from Manager, Lease Guarantor, Tenant or Leasehold Lender at any time during the Term, Landlord shall provide (and, upon request, shall use commercially reasonable efforts to cause Landlord’s Lender and/or any other ground lessor (with respect to any ground lease) to provide) a similar estoppel certificate in a similar timeframe. Upon written request from Landlord, Tenant, Leasehold Lender or Landlord’s Lender at any time during the term, Lease Guarantor shall provide a similar estoppel certificate in a similar timeframe.
13.6    Tenant’s Lease Obligations.
13.6.1    [Reserved]
13.6.2    Without limiting Section 2.5 in any manner, for the avoidance of doubt, the Parties agree that (a) nothing in this Article XIII is intended, nor shall it be construed, to limit, vitiate or supersede any of the provisions, terms and conditions of the Lease, and (b) without limitation of the preceding clause (a), nothing contained in this Agreement, including this Article XIII hereof, is intended, nor shall it be construed, to limit, vitiate or supersede the provisions, terms and conditions of the Lease pertaining to Leasehold Financings, including Article XVII of the Lease.
ARTICLE XIV

BUSINESS INTERRUPTION
14.1    Business Interruption. At all times during the Term, Manager shall assist Tenant in procuring, at Tenant’s expense, and Tenant shall maintain Business Interruption Insurance for the Managed Facility in accordance with the Lease Insurance Requirements. If any event, including a Force Majeure

Event, occurs that results in an interruption in the Operation of the Managed Facility (a “Business Interruption Event”), Manager shall use commercially reasonable efforts to reduce Operating Expenses, Centralized Services Charges and Reimbursable Expenses to levels commensurate with the levels of reduced revenues and business activity. All Centralized Service Charges and Reimbursable Expenses actually incurred during the period of the Business Interruption Event shall continue to be payable in accordance with the provisions this Agreement, regardless of whether there are sufficient Business Interruption Insurance proceeds to cover such amounts.
14.2    Proceeds of Business Interruption Insurance. The net proceeds of the Business Interruption Insurance maintained in accordance with Section 14.1 (after the application of any deductible) shall be deposited in the Operating Account and used by Manager in the same manner as funds generated from the Operation of the Managed Facility are used by Manager in accordance with this Agreement, including the payment of Operating Expenses, the Centralized Services Charges and Managed Facility Personnel Costs and all other Operating Expenses as provided in Section 14.1.
ARTICLE XV

CASUALTY OR CONDEMNATION
15.1    Casualty.
15.1.1    Notices. If the Managed Facility is damaged by a Casualty, Manager shall promptly notify Tenant.
15.1.2    Termination in Connection with a Casualty. If the Managed Facility is damaged or destroyed by a Casualty, then:
(i)    if, pursuant to Section 14.2(a) of the Lease, the Lease is terminated as a result of a Casualty affecting the Managed Facility occurring during the final two (2) years of the Lease, then this Agreement shall terminate effective as of such date of termination of the Lease; and
(ii)    if the business operations at the Managed Facility following a Casualty are substantially, adversely impaired as a result thereof and the Lease and this Agreement remain in effect pursuant to the terms thereof and/or hereof, as applicable, then a Force Majeure Event shall be deemed to exist as applicable in respect of Manager’s management obligations hereunder with respect to the Managed Facility while such condition exists.
15.2    Condemnation.
15.2.1    Notices. If any Party receives notice of any actual, pending or contemplated Condemnation or Taking (or other action in lieu thereof) of the Managed Facility, such Party shall promptly notify each other Party thereof.
15.2.2    Condemnation. If the Managed Facility is impacted by a Condemnation or a Taking, then:
(i)    with respect to any portion of the Managed Facility that, pursuant to Section 15.1(b) of the Lease, ceases to be subject to the Lease as a result of a Condemnation or a Taking, Manager’s management obligations under this Agreement shall terminate with respect to such portion of the Managed Facility effective as of such date of Condemnation or Taking, but this Agreement shall otherwise remain in full force and effect in accordance with its terms (with Manager’s obligations hereunder so reduced, mutatis mutandis, to reflect the removal of such portion of the Managed Facility from the terms of the Lease);

(ii)    if, pursuant to Section 15.1(a) or Section 15.1(b) of the Lease, the Lease is terminated in its entirety as a result of a Condemnation or a Taking affecting the Managed Facility in accordance with its terms, then this Agreement shall terminate effective as of such date of termination of the Lease; and
(iii)    if the business operations at the Managed Facility following a Condemnation or Taking are substantially adversely impacted as a result thereof and the Lease and this Agreement remain in effect pursuant to the terms thereof and/or hereof, as applicable, then a Force Majeure Event shall be deemed to exist as applicable in respect of Manager’s management functions hereunder with respect to the Managed Facility while such condition exists.
ARTICLE XVI

DEFAULTS AND TERMINATIONS
16.1    Events of Default.
16.1.1    Tenant MLSA Events of Default. Each of the following actions and events shall be deemed a “Tenant MLSA Event of Default”:
16.1.1.1    a failure by Tenant within the time periods specified in this Agreement to pay the amount due and payable under this Agreement to Manager or its Affiliates for the Reimbursable Expenses or Centralized Services Charges and that is not cured within sixty (60) days after notice to Tenant specifying such failure; provided that in the event sufficient funds belonging to SPE Tenant or generated by the Managed Facility and held by SPE Tenant or any Tenant are available in the Operating Account to pay such amounts then due and Manager has the right to withdraw, transfer or apply such funds to the payment of such amounts then due, then such failure of Tenant to pay such amount shall not be an Event of Default;
16.1.1.2    except as set forth in Section 16.1.1.1, a failure by Tenant to pay any amount of money to Manager when due and payable under this Agreement that is not cured within sixty (60) days after notice to Tenant;
16.1.1.3    except as set forth in Section 16.1.1.1 or Section 16.1.1.2, a failure by Tenant to perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by Tenant that is not cured within thirty (30) days following notice of such default from Manager to Tenant; provided that if: (a) the default is not susceptible of cure within a thirty (30) day period; (b) the default cannot be cured solely by the payment of a sum of money; and (c) the default would not expose Manager (or Landlord) to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days or, if such default is in the process of being cured to the satisfaction of an applicable Gaming Authority, such longer time as is prescribed by such Gaming Authority) to cure the default so long as Tenant commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure;
16.1.1.4    (i) a general assignment by Tenant for the benefit of its creditors, or any similar arrangement with its creditors by Tenant; (ii) the entry of a judgment of insolvency against Tenant that is not stayed, vacated or set aside within sixty (60) days of entry thereof; (iii) the filing by Tenant of a voluntary petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (iv) the filing of an involuntary petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Tenant which either (x) is consented to by Tenant, or (y) is not stayed, vacated or set aside within sixty (60) days after the filing thereof; (v) the appointment (or the filing of a petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Tenant’s assets or the conduct of its business, in each case that is not stayed, vacated or set aside within sixty (60) days of the occurrence thereof; (vi) any action by Tenant for dissolution of its operations; or (vii) any other similar proceedings in any relevant jurisdiction affecting Tenant that is not stayed, vacated or set aside within sixty (60) days of the commencement thereof; and
16.1.1.5    the occurrence of the Tenant MLSA Event of Default described in the last sentence of this Section 16.1.1.5. If, at any time during the Term, Manager cannot Operate the Managed Facility in all material respects in accordance with the Operating Standard and Operating Limitations as provided herein, then Manager shall promptly deliver notice thereof to Landlord and Tenant (and Landlord and Tenant shall each be entitled to exercise their respective rights and remedies as and to the extent applicable thereto). If Manager determines in the exercise of its good faith judgment that the proximate cause thereof is an Operating Deficiency Cause, then (x) Manager shall promptly deliver notice thereof to Landlord, and (y) Manager or Landlord shall be entitled to provide notice of such determination to Tenant and the Leasehold Lenders (an “Operating Deficiency Notice”), which Operating Deficiency Notice shall allege with reasonable specificity the details of the non-compliance with the Operating Standard or Operating Limitations. For purposes of the preceding sentence, an “Operating Deficiency Cause” shall mean any one or more of the following: (a) any failure by Tenant to fund a Funds Request issued pursuant to Section 5.5.2; or (b) any interference by Tenant or its agents or representatives in any material respect with the Operation of the Managed Facility. Within fifteen (15) days after receipt of any Operating Deficiency Notice, Tenant shall respond in detail to such allegation and, if the matter is not resolved by Tenant and Manager (or Landlord, as applicable) within forty five (45) days after Tenant’s response, the matter shall be referred to the Expert for Expert Resolution in accordance with Article XVIII. If the Expert determines that the Managed Facility is not being Operated in accordance with the Operating Standard or Operating Limitations in one or more material respects as provided herein and that the proximate cause of such non-compliance is an Operating Deficiency Cause, then, unless Tenant shall within fifteen (15) days of the Expert’s determination fund the subject Funds Request or cease the actions that interfere with the Operation of the Managed Facility by Manager, then a Tenant MLSA Event of Default under this Section 16.1.1.5 shall exist.
Notwithstanding the foregoing, there shall be no Tenant MLSA Event of Default if the basis for any asserted Tenant MLSA Event of Default is in the process of being resolved pursuant to Sections 5.1.3 and 5.1.4 or Article XVIII. For the avoidance of doubt, the existence of any Tenant Lease Event of Default or event of default by Tenant under any Leasehold Financing shall not, in and of itself, constitute a Tenant MLSA Event of Default, unless such event, in and of itself, constitutes a Tenant MLSA Event of Default pursuant to the terms hereof.16.1.2    Manager Events of Default. Each of the following actions and events shall be deemed a “Manager Event of Default”:
16.1.2.1    a failure by Manager to pay any amount of money to Tenant when due and payable under this Agreement that is not cured within sixty (60) days after notice to Manager;
16.1.2.2    except as set forth in Section 16.1.2.1, a failure by Manager to perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by Manager that is not cured within thirty (30) days following notice of such default from Tenant to Manager; provided that if: (a) the default is not susceptible of cure within a thirty (30) day period; (b) the default cannot be cured solely by the payment of a sum of money; and (c) the default would not expose Tenant (or Landlord) to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days or, if such default is in the process of being cured to the satisfaction of an applicable Gaming Authority, such longer time as is prescribed by such Gaming Authority) to cure the default so long as Manager commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure; and
16.1.2.3    (i) a general assignment by Manager for the benefit of its creditors, or any similar arrangement with its creditors by Manager; (ii) the entry of a judgment of insolvency against Manager that is not stayed, vacated or set aside within sixty (60) days of entry thereof; (iii) the filing by

Manager of a voluntary petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (iv) the filing of an involuntary petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Manager which either (x) is consented to by Manager, or (y) is not stayed, vacated or set aside within sixty (60) days of the filing thereof; (v) the appointment (or the filing of a petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Manager’s assets or the conduct of its business, in each case that is not stayed, vacated or set aside within sixty (60) days of the occurrence thereof; (vi) any action by Manager for dissolution of its operations; or (vii) any other similar proceedings in any relevant jurisdiction affecting Manager that is not stayed, vacated or set aside within sixty (60) days of the commencement thereof.
Notwithstanding the foregoing, there shall be no Manager Event of Default if the basis for any asserted Manager Event of Default is in the process of being resolved pursuant to Sections 5.1.3 and 5.1.4 or Article XVIII.
16.1.3    Lease Guarantor Event of Default. Each of the following actions and events shall be deemed a “Lease Guarantor Event of Default”:
16.1.3.1    a failure by Lease Guarantor to pay any amount of money to Landlord when due and payable under the Lease Guaranty;
16.1.3.2    except as set forth in Section 16.1.3.1, a failure by Lease Guarantor to perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by Lease Guarantor that is not cured within ten (10) days following notice of such default from Landlord to Lease Guarantor; and
16.1.3.3    (i) a general assignment by Lease Guarantor for the benefit of its creditors, or any similar arrangement with its creditors by Lease Guarantor; (ii) the entry of a judgment of insolvency against Lease Guarantor that is not stayed, vacated or set aside within sixty (60) days of entry thereof; (iii) the filing by Lease Guarantor of a voluntary petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (iv) the filing of an involuntary petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Lease Guarantor which either (x) is consented to by Lease Guarantor, or (y) is not stayed, vacated or set aside within sixty (60) days of the filing thereof; (v) the appointment (or the filing of a petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Lease Guarantor’s assets or the conduct of its business, in each case that is not stayed, vacated or set aside within sixty (60) days of the occurrence thereof; (vi) any action by Lease Guarantor for dissolution of its operations; or (vii) any other similar proceedings in any relevant jurisdiction affecting Lease Guarantor that is not stayed, vacated or set aside within sixty (60) days of the commencement thereof.
16.1.4    M/T Event of Default. Each of the following actions and events shall be deemed an “M/T Event of Default”: (i) Any failure of Manager to Operate the Managed Facility in a Non-Discriminatory manner, in accordance with the Operating Standard and subject to Manager’s Standard of Care (in each case as and to the extent required under this Agreement, including as provided in Section 2.1.1, Section 2.1.2, Section 2.1.3, Section 2.1.4, Section 2.3.1, and Section 2.3.2, but subject to Section 5.9.1); (ii) any failure by Manager or Tenant, as applicable, to comply with any of the covenants, duties or obligations in this Agreement to be performed by Manager or Tenant, as applicable, that in substance is for the benefit of or in favor of Landlord; and (iii) any termination, revocation or modification of any rights or licenses granted by Tenant to Manager under Section 7.1.1 without Landlord’s prior written consent, which, in the case of any of clauses (i), (ii), or (iii) above, would reasonably be expected to have a material and adverse effect on either (x) the Managed Facility or (y) Landlord, and which failure or event is not cured within thirty (30) days following notice thereof from Landlord to Manager; provided that, if: (a) such failure or other breach is not susceptible of cure within a thirty (30) day period and (b) such failure or other breach would not expose Landlord to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days) to cure such failure or other breach so long as Tenant and/or Manager, as applicable, commences to cure such failure or other breach within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure.
16.1.5    Remedies for Event of Default.
16.1.5.1    If any Tenant MLSA Event of Default shall have occurred under Section 16.1.1, Manager shall have the right to exercise against Tenant any rights and remedies available to such Manager under this Agreement, at law or in equity (including the right to seek specific performance and all injunctive and other equitable relief) and all such rights shall be cumulative (it being understood and agreed by Tenant that the remedies at law for each and any such breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived); provided, however, no Party shall have the right to terminate this Agreement (in connection with an Event of Default or otherwise) except pursuant to the express provisions of Section 16.2.
16.1.5.2    If any Manager Event of Default shall have occurred under Section 16.1.2, Tenant shall have the right to exercise against Manager any rights and remedies available to Tenant under this Agreement, at law or in equity (including the right to seek specific performance and all injunctive and other equitable relief) and all such rights shall be cumulative (it being understood and agreed by Manager that the remedies at law for each and any such breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived); provided, however, (x) no Party shall have the right to terminate this Agreement (in connection with an Event of Default or otherwise) except pursuant to the express provisions of Section 16.2, and (y) no Party shall have the right to terminate Manager as Manager (in connection with a Manager Event of Default or otherwise), except as provided in Section 16.2.5, Section 16.2.6, Section 16.2.7 or Section 16.5.
16.1.5.3    If any Lease Guarantor Event of Default shall have occurred under Section 16.1.3, Landlord shall have the right to exercise against Lease Guarantor any rights and remedies available to Landlord under this Agreement, at law or in equity (including the right to seek specific performance and all injunctive and other equitable relief), and Landlord shall have no duty to mitigate its claims or damages in the event of any Lease Guarantor Event of Default, and all such rights shall be cumulative (it being understood and agreed by Lease Guarantor that the remedies at law for each and any such breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived); provided, however, that Landlord shall not have the right to terminate this Agreement (in connection with a Lease Guarantor Event of Default or otherwise) except pursuant to the express provisions of Section 16.2. For the avoidance of doubt, it is understood and agreed that Landlord’s rights to pursue any of its rights or remedies in respect of a Lease Guarantor Event of Default as set forth in this Section 16.1.5.3 are not subject to or limited by Section 17.2 hereof.
16.1.5.4    If any M/T Event of Default shall have occurred under Section 16.1.4, Landlord shall have the right to exercise against Manager any rights and remedies available to Landlord under this Agreement, at law or in equity (including the right to seek specific performance and all injunctive and other equitable relief) and all such rights shall be cumulative (it being understood and agreed by the Parties hereto that the remedies at law for each and any such breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived); provided, however, (x) Landlord shall not have the right to terminate this Agreement (in connection with an M/T Event of Default or otherwise) except pursuant to the express provisions of Section 16.2, and (y) no Party shall have the right to terminate Manager as Manager (in connection with an M/T Event of Default or otherwise), except as provided in Section 16.2.5, Section 16.2.6, Section 16.2.7 or Section 16.5.

16.2    Termination of this Agreement. The Parties agree that this Agreement and each Party’s rights and obligations hereunder (other than such of the rights and obligations that are expressly set forth in this Agreement to survive any termination hereof) shall automatically terminate upon the occurrence of any of the following (provided, however, that, notwithstanding any such termination of this Agreement or anything otherwise contained in this Agreement, Lease Guarantor’s obligations and liabilities under this Agreement in respect of the Lease Guaranty shall continue unabated and in full force and effect in accordance with the terms of this Agreement, and shall not be terminated, released or reduced in any respect until and unless such obligations and liabilities are explicitly terminated, released or reduced in accordance with and to the extent set forth in Section 17.3.5, all as more fully set forth in Section 17.3.5):
16.2.1    Upon a Casualty, Condemnation or Taking with respect to the Managed Facility. In the event of a Casualty, Condemnation or Taking affecting the Managed Facility with respect to the Leased Property pursuant to which, pursuant to Section 14.2(a), 15.1(a) or 15.1(b) of the Lease, as applicable, the Lease is terminated in its entirety in accordance with, and as more particularly described in, Section 15.1.2(i) or Section 15.2.2(ii) of this Agreement.
16.2.2    [Reserved].
16.2.3    Expiration of the Term. Upon the expiration of the Term of this Agreement pursuant to Section 2.4.1 hereof.
16.2.4    [Reserved].
16.2.5    Consent of the Parties. Upon the express written consent of Tenant, Landlord, Manager and Lease Guarantor, in each case in their respective sole and absolute discretion.
16.2.6    Leasehold Foreclosure with MLSA Termination. Upon the consummation of (a) any Leasehold Foreclosure with MLSA Termination that is made in accordance with Section 13.1.2 of this Agreement or (b) Leasehold Lender obtaining a New Lease pursuant to Section 17.1(f) of the Lease and electing to replace Lease Guarantor with a Qualified Replacement Guarantor (and without limitation, in each case under clause (a) or clause (b), implemented and consummated in compliance in all respects with all applicable requirements of the Lease, including Section 22.2(i)(1)(A) and Section 22.2(i)(2) through (5) of the Lease (including execution and delivery of a Replacement Guaranty by a Qualified Replacement Guarantor)).
16.2.7    Upon Lease Termination Following a Tenant Lease Event of Default. Except in the case of a Non-Consented Lease Termination (which shall in all events be governed by Article XXI), upon the occurrence of both (a) the Landlord’s Enforcement Condition (as such term is defined in the Lease) and (b) the termination of the Lease by Landlord, expressly in writing, as a result of a Tenant Lease Event of Default (which termination may only be effected at Landlord’s (or, if applicable, Landlord’s Lender’s) sole discretion). For the avoidance of doubt, if in connection with such termination Manager is Terminated for Cause, then Section 16.5.2 and Section 17.3.5.4 shall apply.
Notwithstanding anything otherwise contained in this Agreement, (i) all of the obligations of Lease Guarantor hereunder shall continue in full force and effect in accordance with the terms of this Agreement (notwithstanding any termination of this Agreement), except solely as and to the extent set forth in Article XVII, and (ii) in the event of a Non-Consented Lease Termination, the provisions of Article XXI shall apply.
16.3    Actions To Be Taken on Termination of this Agreement or Termination of Manager. Manager and/or Tenant, as applicable, shall (subject to, and except as necessary or appropriate in connection with performing, any continuing functions and obligations under this Agreement, the Transition Services Agreement or Article XXXVI of the Lease during any Transition Period) take the following actions upon (i) the expiration or termination of this Agreement pursuant to Section 16.2 (in addition to any rights of any non-defaulting Party to pursue all other remedies available to it under this Agreement if an Event of Default is outstanding at the time of such termination; it being understood nothing in this Section 16.3 shall be construed to limit or vitiate any of Landlord’s rights under this Agreement in respect of the Lease Guaranty or any Lease Guarantor Event of Default) and/or (ii) the termination of Manager in accordance with the terms of this Agreement:
16.3.1    Payment of Expenses for Termination. If a Tenant MLSA Event of Default is in effect at the time of termination of this Agreement (including in the event of a Leasehold Foreclosure with MLSA Termination) or termination of Manager in accordance with the terms of this Agreement, all commercially reasonable direct expenses arising as a result of the cessation of Managed Facility operations by Manager (including expenses arising under this Section 16.3) shall be for the sole account of Tenant (except to the extent such expenses result from a Manager Event of Default), and Tenant shall reimburse Manager within fifteen (15) days following receipt of any invoice from Manager for any such expenses, including those arising from or in connection with severing the employment of Managed Facility Personnel not engaged by Tenant in accordance with Section 16.3.9 (with severance benefits calculated in accordance with policies applicable generally to employees of Other Managed Facilities, Other Managed Resorts or any applicable employment agreement or union agreement that had been reflected in the Annual Budget or otherwise approved by Tenant) incurred by Manager in the course of effecting the termination of this Agreement or the termination of Manager, as applicable.
16.3.2    Payment of Amounts Due to Manager. Upon the expiration or termination of this Agreement or the termination of Manager in accordance with the terms of this Agreement, Tenant shall pay to Manager (a) Managed Facility Personnel Costs, (b) other Reimbursable Expenses, (c) the Centralized Services Charges, and (d) any other amounts due to Manager under this Agreement through the effective date of expiration or termination of this Agreement or termination of Manager, as applicable. This obligation is unconditional and shall survive the expiration or termination of this Agreement (including all amounts owed to Manager that are not fully ascertainable as of the expiration or termination date), and Tenant shall not have or exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Tenant by Manager under this Agreement. Any disputes regarding amounts owed to Manager under this Section 16.3.2 shall be referred to the Expert for Expert Resolution pursuant to Article XVIII. In addition, all provisions in this Agreement that specifically survive the expiration or termination of this Agreement shall continue to survive as provided herein and, notwithstanding the limitations contained in this Section 16.3.2, Manager shall continue to have a right to receive any and all payments which would be due and payable in connection with such surviving provisions.
16.3.3    Surrender of Managed Facility; Cooperation. Manager shall peacefully vacate and surrender the Managed Facility to Tenant on the effective date of such expiration or termination of this Agreement or termination of Manager, as applicable, and the Parties shall execute and deliver any expiration or termination or other necessary agreements either Party shall request for the purpose of effecting or evidencing the expiration or termination of this Agreement or the termination of Manager, as applicable, and Manager shall deliver to Tenant all keys, passwords, combinations, and otherwise cooperate and take all such additional actions as Tenant may reasonably request to ensure the orderly transition of Operation of the Managed Facility to Tenant or such Person as Tenant may designate.
16.3.4    Assignment and Transfers to Tenant. Upon the expiration or termination of this Agreement or the termination of Manager in accordance with the terms of this Agreement (giving effect to any Transition Period), Manager shall assign and transfer to Tenant (or Tenant’s designee):
16.3.4.1    all leases and contracts to which Manager, Caesars IP Holder or any of their Affiliates is a party (including collective bargaining agreements and pension plans, equipment leases, subleases, licenses and concession agreements and maintenance and service contracts), if any, in effect that relate to the Managed Facility (excluding any Intellectual Property other than Property Specific IP or Property Specific Guest Data) as of the date of expiration or termination of this Agreement or termination of Manager, as applicable, which are assignable without third party consent or as to which consent to assignment may be and has been obtained without out-of-pocket cost to Manager, and Tenant shall, effective as of the date of such expiration or termination of this Agreement or such termination of Manager, as applicable, assume all liabilities and obligations thereunder, and Tenant shall confirm its assumption of such liabilities and obligations in writing. To the extent any lease or contract to which Manager, Caesars IP Holder or any of their Affiliates is a party relates to the Managed Facility (excluding any Intellectual Property other than Property Specific IP or Property Specific Guest Data) but does not relate exclusively to the Managed Facility (excluding any Intellectual Property other than Property Specific IP or Property Specific Guest Data) as of the date of expiration or termination of this Agreement or termination of Manager, as applicable, Manager (or its applicable Affiliate) shall (i) arrange for assignment and transfer to Tenant of those terms of such agreement that relate solely to the Managed Facility (excluding any Intellectual Property other than Property Specific IP or Property Specific Guest Data) or (ii) enter into an agreement with Tenant that will facilitate the continuous operation of the Managed Facility (including use of the Property Specific IP and Property Specific Guest Data in connection with the Operation thereof) in substantially the same manner as operated prior to the expiration or termination of this Agreement or the termination of Manager, as applicable;
16.3.4.2    all of Manager’s right, title and interest in and to all Approvals, including liquor licenses, if any, held by Manager in connection with the Operation of the Managed Facility, but only to the extent such assignment or transfer is permitted under Applicable Law; provided that Tenant shall reimburse Manager for any funds Manager has expended in obtaining any such Approvals (if not otherwise paid or reimbursed by Tenant). In addition, if Manager or any Affiliate of Manager is the holder of any liquor license for the Managed Facility which is not assignable to Tenant or its designee upon termination of this Agreement or upon termination of Manager, as applicable, then, upon the request of Tenant, Manager (or such Affiliate) shall enter into a temporary lease, license or such other agreement as may be permitted under Applicable Law to permit the continuous and uninterrupted sale of alcoholic beverages at the Managed Facility consistent with prior operations. In such event, Manager (or its Affiliate, if applicable) shall not be entitled to compensation in connection with such arrangement, but shall not incur any cost or liability in connection therewith and shall be named as an additional insured on any “dramshop” or other liability insurance pertaining to the sale of alcoholic beverages at the Managed Facility. Any such temporary lease, license or other arrangement shall include an indemnification of Manager and its Affiliates from Tenant and shall provide for the termination of all obligations of Manager and its Affiliates thereunder within one hundred twenty (120) days following the date of termination of this Agreement or termination of Manager, as applicable. In addition, to the extent permitted under Applicable Law, any other permits or licenses that may not be assigned to Tenant shall be maintained by Manager for Tenant’s benefit at Tenant’s cost and expense until such time (but no later than one hundred twenty (120) days following the termination of this Agreement) as Tenant may secure permits and licenses in its own name, subject to Tenant’s provision of an indemnification of Manager and its Affiliates from Tenant; and
16.3.4.3    all books and records of the Managed Facility (but excluding any Manager Confidential Information); provided that Manager may retain one or more archival copies of such books and records for Manager’s independent use.
16.3.5    Bookings and Reservations. Tenant shall honor, and shall cause any successor manager to honor, all business confirmed for the Managed Facility with reservations (including reservations made by Manager pursuant to Manager’s other promotional programs) dated after the effective date of the expiration or termination of this Agreement or the termination of Manager, as applicable, in accordance with such bookings as accepted by Manager, to the extent accepted by Manager prior to such effective date in accordance with this Agreement. Manager shall transfer to Tenant and will assume responsibility for all advance deposits received by Manager for the Managed Facility.
16.3.6    Bank Accounts; Receivables. On the expiration or termination of this Agreement or the termination of Manager, as applicable, Manager shall disburse all of Tenant’s funds or other funds generated by the Managed Facility in the Bank Accounts to Tenant. All receivables of the Managed Facility outstanding as of the effective date of termination or expiration of this Agreement or termination of Manager, as applicable, shall continue to be the property of Tenant. Manager will turn over to Tenant any receivables collected directly by Manager after the effective date of termination or expiration of this Agreement or termination of Manager, as applicable.
16.3.7    Final Accounting. Within thirty (30) days following the expiration or termination of this Agreement or the termination of Manager, as applicable, Manager shall render a full accounting to Tenant (including all statements and reports in the forms required herein) for the final month ending on the date of expiration or termination of this Agreement or termination of Manager, as applicable. At the request of Tenant, Manager shall cause to be prepared and delivered to Tenant within ninety (90) days following the expiration or termination of this Agreement or the termination of Manager, as applicable, Certified Financial Statements for the final Operating Year, containing the reports and other items and prepared on the same basis as under Section 10.3. The cost of preparing the Certified Financial Statements pursuant to this Section 16.3.7 shall be an Operating Expense attributable to the final Operating Year. The final Certified Financial Statements delivered pursuant to this Section 16.3.7, and all information contained therein, shall be binding and conclusive on Tenant and Manager unless, within sixty (60) days following the delivery thereof, either Tenant or Manager shall deliver to the other Party written notice of its objection thereto setting forth in reasonable detail the nature of such objection. If Tenant and Manager are unable thereafter to resolve any disputes between them with respect to the matters set forth in the final Certified Financial Statements within sixty (60) days after delivery by either Tenant or Manager of the aforesaid written notice, either Tenant or Manager shall have the right to cause such dispute to be resolved by Expert Resolution in accordance with the provisions of Article XVIII.
16.3.8    Managed Facility Personnel. From and after the expiration or termination of this Agreement (i) the Managed Facility Personnel and any employees of Manager shall not be restrained by this Agreement in making their own decision as to whether to be employed by Tenant, Manager or their respective Affiliates, (ii) Tenant and Manager shall waive any non-compete, non-solicitation and restrictive covenant agreements and arrangements with such Managed Facility Personnel and any employees of Manager, as applicable, and (iii) Manager and its Affiliates may employ any of the Senior Executive Personnel or any other Managed Facility Personnel who desire employment with Manager or its Affiliates and who Tenant does not employ. Manager shall make reasonably available to Tenant from time to time during the Transition Period any Managed Facility Personnel employed by Manager or its Affiliates to answer questions that Tenant may have regarding the Managed Facility.
16.3.9    Transition Period. Notwithstanding anything otherwise contained in this Agreement (and notwithstanding any expiration or termination of this Agreement pursuant to Sections 16.2.1 through 16.2.7 hereof), during the continuance of any Transition Period, Manager shall continue to manage the Managed Facility in accordance with the Transition Services Agreement, Article XXXVI of the Lease (if applicable) and, to the extent not otherwise inconsistent with the Transition Services Agreement or Article XXXVI of the Lease (if applicable), all of the other applicable provisions, terms and conditions of this Agreement pertaining to the management of the Managed Facility (including, without limitation, the Operating Standard as set forth herein), and all such provisions, terms and conditions hereof (and all related obligations of the Parties) shall continue to survive as necessary to effectuate such continuing management functions, and as necessary so that each Party may exercise all such rights and remedies as are available to it under this Agreement in respect of such continuing management functions, including in respect of any Event of Default occurring during the term of any such Transition Period. Without limitation of the preceding sentence, Lease Guarantor shall remain obligated in respect of any and all Guaranteed Obligations accruing during the term of any Transition Period, as and to the extent provided in Article XVII below.
16.3.10    Survival. This Section 16.3 shall survive the expiration or termination of this Agreement.
16.4    [Intentionally Omitted].

16.5    Termination of Manager.
16.5.1    General. The Parties agree that, except as provided in Section 16.2 and Section 16.5.2, Manager may not be terminated as Manager hereunder for any reason (including in the case of a rejection of this Agreement in any bankruptcy, insolvency or dissolution proceedings) unless the termination of Manager as Manager hereunder is expressly consented to in writing by (x) Landlord, in its sole and absolute discretion, and (y) Lease Guarantor, in its sole and absolute discretion. If Manager is terminated for any reason other than as provided in the preceding sentence, then such termination shall be null and void and Manager will continue to manage in accordance with the terms of this Agreement; provided that, for the avoidance of doubt, if such termination is in connection with events constituting a Non-Consented Lease Termination, then such termination shall be treated as a Non-Consented Lease Termination and the provisions of Article XXI hereof shall apply.
16.5.2    Termination for Cause. The Parties acknowledge and agree that Manager may be Terminated for Cause by Landlord expressly and in writing in accordance with the definition of “Terminated for Cause”. In the event that Manager is so Terminated for Cause by Landlord, Landlord may cause Tenant to engage a replacement manager that is identified by and acceptable to Landlord, on such provisions, terms and conditions as are reasonably acceptable to Landlord, Tenant and such replacement manager, including with respect to use of real property, intellectual property rights and other assets on or in connection with the Managed Facility, in each case in Landlord’s reasonable discretion, and, for the avoidance of doubt, the Lease Guaranty and all related provisions, terms and conditions of this Agreement shall remain in full force and effect as provided in Section 17.3.5.4 hereof; provided that, if a replacement manager is not so engaged within one (1) year from the date of Manager’s termination as set forth in the definition of “Terminated for Cause”, Lease Guarantor shall have the right to cause Tenant to engage a replacement manager that is identified by Lease Guarantor, subject to approval by Landlord (such approval not to be unreasonably withheld), on substantially the same terms and conditions as are specified in this Agreement (or in the case of a replacement manager that is not an Affiliate of Tenant, such other terms and conditions that are reasonably satisfactory to Lease Guarantor and Landlord). No such replacement manager identified by Landlord shall be a Tenant Prohibited Person or a Lease Guarantor Prohibited Person and no such replacement manager identified by Lease Guarantor shall be a Landlord Prohibited Person.
ARTICLE XVII

LEASE GUARANTY
17.1    Guaranteed Obligations. Lease Guarantor hereby unconditionally and irrevocably guarantees to Landlord, as primary obligor and not merely as surety, the prompt and complete payment and performance in full in cash of, without duplication, (i) all monetary obligations of Tenant under the Lease (and, without duplication, all monetary obligations of the tenant under any New Lease obtained pursuant to and in accordance with Section 17.1(f) of the Lease in connection with which the applicable Leasehold Lender has elected to retain CEC as Lease Guarantor and proceed in accordance with Section 22.2(i)(1)(B) of the Lease) of any nature (including, without limitation, during any Transition Period), including, without limitation, (x) Tenant’s rent and other payment obligations of any nature under the Lease (including all Rent and Additional Charges (as each such term is defined in the Lease)), (y) Tenant’s obligation to expend the Required Capital Expenditures (as defined in the Lease) in accordance with the Lease and any other expenditures required of Tenant by the terms of the Lease, including, but not limited to, the completion of the New Tower (as defined in the Lease) and the payment of all costs and expenses incurred in connection with the construction thereof, in each case to the extent required under the Lease, and (z) Tenant’s obligation to pay monetary damages in connection with any breach of the Lease and to pay indemnification obligations in each case as provided under the Lease, (ii) all Guaranty Termination Obligations (without duplication of amounts otherwise already included under clause (i)) and (iii) any sums payable to Landlord pursuant to Section 17.2.4 hereof (clauses (i), (ii) and (iii) collectively, the “Guaranteed Obligations”), in each case including (a) amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or similar laws and (b) any late charges and interest provided for under the Lease (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not a claim for such interest is allowed or allowable in such proceeding). Lease Guarantor shall be jointly and severally liable with Tenant for the payment and performance of the Guaranteed Obligations. For the avoidance of doubt, although as a matter of process and procedure, Section 17.2 hereof sets forth a process by which Landlord may issue notice to Lease Guarantor in respect of certain Guaranteed Obligations, such process is not intended to be a predicate to the existence or accrual of Lease Guarantor’s liability for any of the Guaranteed Obligations, it being understood that all of Lease Guarantor’s obligations hereunder in respect of the Guaranteed Obligations are unconditional and irrevocable in all respects, irrespective of whether the process set forth in Section 17.2 has been commenced, completed or otherwise satisfied (but, in each case, subject to the terms and conditions of this Agreement, including the occurrence of any Guaranty Release Date).
17.2    Notice and Guaranty Payment Process.
17.2.1    Guaranteed Obligations Other Than Guaranty Termination Obligations and Enforcement Costs. Lease Guarantor shall have no obligation to make any payment in respect of any Guaranteed Obligations (other than Guaranty Termination Obligations and any sums payable to Landlord pursuant to Section 17.2.4 hereof) unless and until Lease Guarantor receives notice in respect thereof from Landlord in accordance with this Section 17.2.1, it being understood, however, that as provided in Section 17.1, Landlord’s failure to deliver any notice shall not prevent or otherwise affect the existence or accrual of any Guaranteed Obligations. Landlord may give Lease Guarantor written notice of any event or circumstance that, with or without the passage of time or the giving of notice, is or would become a Tenant Lease Event of Default concurrently with notice to Tenant thereof, or at any time thereafter, which notice to Lease Guarantor shall specify in reasonable detail such actual or alleged event or circumstance and the payment amount or other relief demanded (each such notice to Lease Guarantor, a “Lease Guaranty Claim”). Lease Guarantor shall pay to Landlord, in full in cash, the amount of Guaranteed Obligations that are owed as may be specified in the applicable Lease Guaranty Claim immediately upon the occurrence of all of the following: (1) the event or circumstance set forth in the applicable Lease Guaranty Claim shall be a Tenant Lease Event of Default that is continuing, (2) with respect to any failure by Tenant to satisfy a monetary obligation that, with or without the passage of time or the giving of notice, is or would become a Tenant Lease Event of Default (each, a “Monetary Tenant Default”), Tenant or Lease Guarantor shall have failed to satisfy or cure such failure in full on or prior to the date that is five (5) Business Days after Lease Guarantor’s receipt of the applicable Lease Guaranty Claim, and (3) with respect to any Monetary Tenant Default, Tenant or Lease Guarantor shall have failed to satisfy or cure such failure in full on or prior to the date that is five (5) Business Days after Tenant’s deadline under the Lease (giving effect to any applicable notice and cure periods available to Tenant under the Lease, unless, at the time the applicable Lease Guaranty Claim is made, another Lease Guaranty Claim has been made and remains outstanding); provided that no Lease Guaranty Claim shall be required to be delivered other than with respect to Guaranteed Obligations described in clause (i) of Section 17.1; and provided, further, that the provisions of this Section 17.2.1 are not intended to expand in any way the definition or scope of the Guaranteed Obligations.
17.2.2    Guaranty Termination Obligations. Guaranteed Obligations comprising Guaranty Termination Obligations shall not be subject to the process described in Section 17.2.1. Instead (subject to the final two (2) sentences of this Section 17.2.2), Lease Guarantor shall pay to Landlord, in full in cash, any and all known or demanded Guaranty Termination Obligations immediately following the Guaranty Release Date. Lease Guarantor acknowledges and agrees that the full extent of all of the Guaranty Termination Obligations may not be known or demanded as of the Guaranty Release Date. Accordingly, to the extent that any amount of any portion of the Guaranty Termination Obligations is either not known or not demanded by Landlord as of the Guaranty Release Date, then Lease Guarantor shall pay to Landlord all of such portion of the Guaranty Termination Obligations, in full in cash, promptly upon subsequent demand by Landlord for such Guaranty Termination Obligations, and the failure or delay of Landlord to demand such payment shall not be a waiver of any right of Landlord to receive the Guaranty Termination Obligations in full.

17.2.3    Interest. If all or any part of any Guaranteed Obligation shall not be paid on or prior to Lease Guarantor’s deadline to so do as provided in this Section 17.2, Lease Guarantor shall pay, immediately upon demand by Landlord, and without presentment, protest, or notice (each of which is hereby waived by Lease Guarantor to the extent permitted by Applicable Law), in addition to such Guaranteed Obligation, but without duplication of any interest accruing on such amounts pursuant to the Lease and otherwise payable as a Guaranteed Obligation (and without interest accruing on any interest), interest on the amount of such Guaranteed Obligation (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) at a rate equal to the lesser of (i) five percentage points above the Prime Rate and (ii) the highest rate permitted by Applicable Law, accruing from the date of Lease Guarantor’s deadline by which to make such payment under this Section 17.2.
17.2.4    Enforcement Costs. If Landlord or Lease Guarantor brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the Party substantially prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable documented outside attorneys’ fees incurred therein.
17.3    Guaranty Provisions.
17.3.1    Nature of Lease Guaranty.
17.3.1.1    Until such time as Lease Guarantor has paid in full in cash all of the Guaranteed Obligations, including any and all Guaranty Termination Obligations, Lease Guarantor shall continue to be liable under the Lease Guaranty (except solely if and to the extent expressly provided in Section 17.3.5 below). Lease Guarantor agrees that the Guaranteed Obligations (A) shall not be released, diminished, impaired, reduced or adversely affected by any of the following, whether or not notice thereof is given to Lease Guarantor (in each case subject to the final sentence of this Section 17.3.1.1): (i) any agreement or stipulation between Landlord and Tenant extending the time of performance under, or any other agreement, amendment, modification, supplement or other instrument modifying any of the terms, covenants or conditions contained in, the Lease; (ii) any renewal or extension of the Lease pursuant to an option granted in the Lease, if any; (iii) any waiver by Landlord, or failure of Landlord to enforce, any of the terms, covenants or conditions contained in the Lease or any of the terms, covenants or conditions contained in any modifications thereof; (iv) any assignment of the Lease, or any subletting or subsubletting of, or any other occupancy arrangements in respect of, all or any part of the Managed Facility (in each case, subject to Section 17.3.5); (v) any release, waiver, consent, indulgence, forbearance or other action, inaction or omission by Landlord or otherwise under or in respect of the Lease or any other instrument or agreement; (vi) any change in the corporate existence, structure or ownership of, or any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting, Tenant, Landlord or any other Party or their respective successors or assigns or any of their respective Affiliates or any of their respective assets, or any actual or attempted rejection, assumption, assignment, separation, severance, or recharacterization of the Lease or any portion thereof, or any discharge of liability thereunder, in connection with any such proceeding or otherwise; (vii) any other defenses, other than a defense of payment or performance in full, as the case may be, of the Guaranteed Obligations; (viii) the existence of any claim, setoff, counterclaim, defense or other rights that may be at any time be available to, or asserted by, Lease Guarantor or Tenant against Landlord, whether in connection with the Lease, the Guaranteed Obligations or otherwise; (ix) any breach by (or any act or omission of any nature of) Landlord under the Lease; (x) (except if Article XXI requires implementation of a Replacement Structure, and such Replacement Structure does not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with Article XXI, solely to the extent expressly provided in Section 21.3) any breach by (or any act or omission of any nature of) Landlord under this Agreement or any of the other Lease/MLSA Related Agreements; (xi) any law or statute that may operate to cap, limit, or otherwise restrict the claims of a lessor of real property, including, but not limited to, Section 502(b)(6) of the Bankruptcy Code; (xii) the integration of the Lease Guaranty together with the other components of this

Agreement (as opposed to the Lease Guaranty having been made by Lease Guarantor as an independent, standalone instrument); (xiii) any default, failure or delay, willful or otherwise, in the performance of the obligations of Tenant under the Lease; (xiv) the failure of Landlord to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement, the Lease or otherwise; (xv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations (including the Lease) for any reason whatsoever (subject, in each case, to Section 17.3.5 and Article XXI of this Agreement); and/or (xvi) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the obligations of Tenant under the Lease or any existence of or reliance on any representation by Landlord that might vary the risk of Lease Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Lease Guarantor or any other guarantor or surety and (B) are in no way conditioned or contingent upon any attempts to collect or any other condition or contingency. Notwithstanding anything set forth in this Agreement or the Lease to the contrary, Lease Guarantor shall not be subject to (and the Lease Guaranty will not be applicable with respect to) any amendment, waiver, consent, supplement or other modification of the terms of the Lease that increases Tenant’s monetary obligations thereunder or, subject to Section 17.3.1.8, Section 17.3.1.9 and Section 17.3.1.10 hereof, that is otherwise adverse to the rights of Tenant and/or Lease Guarantor, unless Lease Guarantor shall have expressly consented thereto in writing (in its sole and absolute discretion); provided, however, that Lease Guarantor shall, in all events, remain liable for (and the Lease Guaranty will be applicable with respect to) any and all Guaranteed Obligations that would exist without giving effect to any such amendment, waiver, consent, supplement or other modification of the terms of the Lease that increases Tenant’s monetary obligations thereunder; provided, further, however, for the avoidance of doubt, that nothing in this sentence is intended to vitiate or supersede Section 17.3.1.8, Section 17.3.1.9 and Section 17.3.1.10 hereof.
17.3.1.2    Subject to Section 17.3.5, the liability of Lease Guarantor under the Lease Guaranty shall be an absolute, direct, immediate, continuing and unconditional guaranty of payment and performance and not of collectability, may not be revoked by Lease Guarantor and shall continue to be effective with respect to all of the Guaranteed Obligations notwithstanding any attempted revocation by Lease Guarantor and shall not be conditional or contingent upon the genuineness, validity, regularity or enforceability of the Lease or any other documents or instruments relating to the Guaranteed Obligations, including any Party’s lack of authority or lawful right to enter into such document on such Party’s behalf, or the pursuit by Landlord of any remedies Landlord may have. Without limiting the generality of the foregoing, the liability of Lease Guarantor under the Lease Guaranty shall be unaffected by (a) the absence of any action to enforce the Lease Guaranty, any other obligation of Lease Guarantor hereunder, the Lease or any other instrument or agreement, or the waiver or consent by Landlord with respect to any of the provisions of any of them; or (b) the existence, value, or condition of any security for the Guaranteed Obligations or any action, or the absence of any action, by Landlord in respect thereof (including, without limitation, the release of any such security).
17.3.1.3    Subject to Section 17.3.5, the Lease Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been irrevocably paid in full in cash in accordance with the terms of the Lease.
17.3.1.4    In the event that all or any portion of the Guaranteed Obligations are paid by Tenant or Lease Guarantor, the Guaranteed Obligations of Lease Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or for any other reason. Any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under the Lease Guaranty.
17.3.1.5    The Lease Guaranty shall continue in full force and be binding upon Lease Guarantor, its successors and assigns, in accordance with its terms. Lease Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.

17.3.1.6    The Lease Guaranty shall inure to the benefit of Landlord and its permitted successors and assigns, including any Landlord’s Lender to which the Lease has been assigned and its permitted successors and assigns.
17.3.1.7    Lease Guarantor, at its expense, during the Term shall take such commercially reasonable actions as may be reasonably required to obtain and maintain such required approvals or authorizations from the applicable Governmental Authorities to permit Lease Guarantor to guarantee the Guaranteed Obligations hereunder.
17.3.1.8    Without limitation of any of the other provisions, terms, and conditions hereof, Lease Guarantor expressly acknowledges and agrees that in connection with the implementation of a Leasehold Foreclosure with MLSA Assumption, this Agreement (including the Lease Guaranty) shall remain in full force and effect and Lease Guarantor shall be obligated in all respects under the Lease Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether any of the following shall have occurred (whether or not notice thereof is given to Lease Guarantor) (in each and any such case, irrespective of whether Lease Guarantor shall execute an affirmation or reaffirmation of its obligations under the Lease Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith): (i) any foreclosure or such other termination of Tenant’s interest in the Lease or of any or all of the equity in Tenant, (ii) any other exercise of remedies by the applicable Leasehold Lender, (iii) any changes in the nature of the relationship between Tenant, on the one hand, and Lease Guarantor and Manager, on the other hand, including by reason of the replacement of Tenant with a Qualified Transferee (as defined in the Lease) that is unrelated to Lease Guarantor or Manager, or (iv) any changes or modifications with respect to the Lease of any nature in connection with such Leasehold Foreclosure with MLSA Assumption pursuant to and contemplated by the third to last paragraph of Section 22.2 of the Lease. LEASE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY CONTENTION THAT ITS OBLIGATIONS UNDER THIS AGREEMENT AS PROVIDED IN THIS SECTION 17.3.1.8 ARE UNENFORCEABLE, AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED TO ASSERT TO THE CONTRARY.
17.3.1.9    Without limitation of any of the other provisions, terms, and conditions hereof, Lease Guarantor expressly acknowledges and agrees that if a New Lease is successfully entered into in accordance with Section 17.1(f) of the Lease, and, in connection therewith, the applicable Leasehold Lender has elected to proceed in accordance with Section 22.2(i)(1)(B) of the Lease, then, in any such event, this Agreement (including the Lease Guaranty) shall remain in full force and effect and Lease Guarantor shall be obligated in all respects under the Lease Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether any of the following shall have occurred (whether or not notice thereof is given to Lease Guarantor) (in each and any such case, irrespective of whether Lease Guarantor shall execute an affirmation or reaffirmation of its obligations under the Lease Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith): (i) any foreclosure or such other termination of Tenant’s interest in the Lease or of any or all of the equity in Tenant or any other exercise of remedies by the applicable Leasehold Lender, (ii) any termination of the Lease, (iii) any changes in the nature of the relationship between Tenant, on the one hand, and Lease Guarantor and Manager, on the other hand, including by reason of the replacement of Tenant with a Qualified Transferee (as defined in the Lease) that is unrelated to Lease Guarantor or Manager, or (iv) the entry into the New Lease on the terms and conditions contemplated under Section 17.1(f) of the Lease. LEASE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY CONTENTION THAT ITS OBLIGATIONS UNDER THIS AGREEMENT AS PROVIDED IN THIS SECTION 17.3.1.9 ARE UNENFORCEABLE, AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED TO ASSERT TO THE CONTRARY.
17.3.1.10    Without limitation of any of the other provisions, terms, and conditions hereof, Lease Guarantor expressly acknowledges and agrees that Lease Guarantor shall, at the request of Landlord, affirm or reaffirm in writing all of its obligations under this Agreement including as Lease Guarantor in respect of the Lease or any New Lease, as applicable, upon the occurrence of any of the following: (i) any Lease Foreclosure Transaction in accordance with Section 22.2(i) of the Lease in connection with which the applicable Leasehold Lender has elected to proceed in accordance with Section 22.2(i)(1)(B) of the Lease (provided that no amendments or modifications are made to the Lease in connection therewith other than pursuant to and as contemplated by the third to last paragraph of Section 22.2 of the Lease); (ii) the assumption by any Person (including a Person that is unrelated to Manager or Lease Guarantor) of Tenant’s rights and obligations under the Lease in connection with any such Lease Foreclosure Transaction (provided that no amendments or modifications are made to the Lease in connection therewith other than pursuant to and as contemplated by the third to last paragraph of Section 22.2 of the Lease); or (iii) the execution of any New Lease by any Person (including a Person that is unrelated to Manager or Lease Guarantor) in accordance with Section 17.1(f) of the Lease, in connection with which the applicable Leasehold Lender has elected to proceed in accordance with Section 22.2(i)(1)(B) of the Lease. Lease Guarantor expressly acknowledges and agrees that Lease Guarantor’s failure to so reaffirm in a writing reasonably acceptable to Landlord all of its obligations under this Agreement within five (5) days of a request from Landlord shall be an immediate Lease Guarantor Event of Default. In addition, and without limitation of anything otherwise contained in this Agreement, Lease Guarantor acknowledges it has executed and delivered to Landlord that certain Indemnity Agreement, Power of Attorney and Related Covenants (CPLV), pursuant to which, among other things, Lease Guarantor has appointed Landlord as its attorney-in-fact with full power in Lease Guarantor’s name and behalf to execute and deliver at any time an affirmation or reaffirmation of this Agreement, including as to the Lease Guaranty. LEASE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY CONTENTION THAT ITS AGREEMENTS UNDER THIS AGREEMENT AS PROVIDED IN THIS SECTION 17.3.1.10 OR THE POWER OF ATTORNEY GRANTED PURSUANT TO THE AFORESAID INDEMNITY AGREEMENT, POWER OF ATTORNEY AND RELATED COVENANTS (CPLV) ARE UNENFORCEABLE, AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED TO ASSERT TO THE CONTRARY.
17.3.2    Subrogation. Until all of the Guaranteed Obligations shall have been irrevocably paid in full in cash, Lease Guarantor shall withhold exercise of (a) any rights of reimbursement, indemnity or subrogation against Tenant arising from any payment of Guaranteed Obligations by Lease Guarantor, (b) any right of contribution Lease Guarantor may have against any other Person that is liable under the Lease arising from such payment or otherwise in connection with the Lease or this Agreement, (c) any right to enforce any remedy which Lease Guarantor now has or may hereafter have against Tenant or Manager or (d) any benefit of, and any right to participate in, any security now or hereafter held by Landlord in respect of the Lease. Lease Guarantor further agrees that any rights of reimbursement, indemnity or subrogation Lease Guarantor may have against Tenant or against any collateral or security, and any rights of contribution Lease Guarantor may have against any other Person, in connection with any payment of Guaranteed Obligations or otherwise under this Agreement or the Lease by Lease Guarantor shall be junior and subordinate to any rights Landlord may have against Tenant or any such other Person, to all right, title and interest Landlord may have in any such collateral or security, and to any rights Landlord may have against Tenant or any such other Person. If any amount shall be paid to Lease Guarantor on account of any such reimbursement, indemnity, subrogation or contribution rights at any time prior to the Guaranty Covenant Termination Date, such amount shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Lease or any applicable security agreement. In addition, any indebtedness of Tenant now or hereafter held by Lease Guarantor is hereby subordinated in right of payment to the prior irrevocable payment in full in cash of the Guaranteed Obligations; provided that, the foregoing notwithstanding, Tenant may make payments with respect to such indebtedness unless (A) a Tenant Lease Event of Default has occurred and is continuing or (B) any monetary default by Tenant under the Lease has occurred and is continuing with respect to which Landlord has delivered to Lease Guarantor a Lease Guaranty Claim or otherwise delivered written notice to Tenant or Lease Guarantor.

17.3.3    Enforcement.
17.3.3.1    The obligations of Lease Guarantor hereunder are independent of the obligations of Tenant under the Lease. The Lease Guaranty may be enforced by Landlord without the necessity at any time of resorting to or exhausting any other security (such as, for example, any security deposit of Tenant held by Landlord) or collateral and without the necessity at any time of having recourse to the remedy provisions of the Lease (such as, for example, terminating the Lease) or otherwise, and Lease Guarantor hereby expressly waives the right to require Landlord to proceed against Tenant or any other Person, to exercise its rights and remedies under the Lease, or to pursue any other remedy whatsoever against any Person, security or collateral or enforce any other right at law or in equity. Without limitation of the generality of the foregoing, it shall not be necessary for Landlord (and Lease Guarantor hereby waives any rights which it may have to require Landlord), in order to enforce any Guaranteed Obligation against Lease Guarantor, first to institute suit or exhaust its remedies against any other Person, security or collateral or resort to any other means of obtaining payment of any Guaranteed Obligation. Nothing herein shall prevent Landlord from suing any Person to enforce the terms of the Lease or from exercising any other rights available to Landlord under the Lease or any other instrument or agreement, and the exercise of any of the aforesaid rights shall not affect the obligations of Lease Guarantor hereunder. Lease Guarantor understands that the exercise, or any forbearance from exercising, by Landlord of certain rights and remedies contained in the Lease may affect or eliminate Lease Guarantor’s right of subrogation against Tenant and that Lease Guarantor may therefore incur liability hereunder that is not subject to reimbursement; nevertheless Lease Guarantor hereby authorizes and empowers Landlord to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Lease Guarantor that its Guaranteed Obligations hereunder shall be absolute, independent and unconditional, in each case in accordance with its terms hereunder.
17.3.3.2    No failure or delay on the part of Landlord in exercising any right, power or privilege under the Lease Guaranty shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
17.3.3.3    It is understood that Landlord, without impairing the Lease Guaranty, may, subject to the terms of the Lease, apply payments from Tenant or from any reletting of the Leased Property upon a default by Tenant or from or in connection with any exercise of rights or remedies, to any due and unpaid rent or other charges or to such other Guaranteed Obligations owed by Tenant to Landlord pursuant to the Lease in such amounts and in such order as Landlord, in its sole and absolute discretion, determines; provided that any amount so paid and applied reduces the aggregate outstanding liabilities of Tenant under the Lease by such amount as required under the Lease.
17.3.4    Waivers and Other Acknowledgments.
17.3.4.1    Subject to Section 17.2 above, Lease Guarantor hereby waives (i) diligence, presentment, demand of payment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor with respect to any of the Guaranteed Obligations and this Agreement and any requirement that Landlord protect any property related thereto, (ii) all notices to Lease Guarantor, Tenant or any other person (whether of nonpayment, termination, acceptance of the Lease Guaranty, default under the Lease, loans or defaults under loans, assignment or sublease, sale of the Leased Property, changes in ownership of Landlord or Tenant, or any other matters relating to the Lease, the Leased Property or related matters, whether or not referred to herein, and including any and all notices of the creation, renewal, extension, modification or accrual of any Guaranteed Obligations arising under the Lease) in connection with or related to a claim under the Lease Guaranty, (iii) all demands whatsoever in respect of a claim under the Lease Guaranty, (iv) any requirement of diligence or promptness on Landlord’s part in the enforcement of its rights under the provisions of the Lease Guaranty and this Agreement, (v) any defense to the obligation to make any payments required under the Lease Guaranty (vi) any defense based upon an election of remedies by Landlord, (vii) any defense based on any right of set-off or recoupment or counterclaim against or in respect of the obligations of Lease Guarantor hereunder, and (viii) notice of adverse change in Tenant’s financial condition, or any other fact that might materially increase the risk to Lease Guarantor with respect to any of the Guaranteed Obligations. Notice or demand given to Lease Guarantor in any instance will not entitle Lease Guarantor to notice or demand in similar or other circumstances nor constitute Landlord’s waiver of its right to take any future action in any circumstance without notice or demand. Lease Guarantor agrees that its Guaranteed Obligations hereunder shall not be affected by any circumstances which might otherwise constitute a legal or equitable discharge of a guarantor or surety. Lease Guarantor agrees that (other than during a Section 5.9.1(c) Period) it shall be collaterally estopped from contesting, and shall be bound conclusively in any subsequent action, in any jurisdiction, by the judgment in any action by Landlord against Tenant in connection with the Lease or any other Lease/MLSA Related Agreement (wherever instituted) as if Lease Guarantor were a party to such action even if not so joined as a party unless Lease Guarantor attempted to join such action and was not permitted to do so by Landlord.
17.3.4.2    Lease Guarantor hereby waives, and agrees that it shall not at any time insist upon, plead, or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets, or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent, or otherwise affect the performance by Lease Guarantor of its obligations under, or the enforcement by Landlord of, the Lease Guaranty. Lease Guarantor represents, warrants, and agrees that, as of the Commencement Date, its obligations under this Lease Guaranty were not subject to any offsets or defenses against Landlord or Tenant of any kind. Lease Guarantor further agrees that its obligations under this Lease Guaranty shall not be subject to any counterclaims (to the fullest extent permitted under Applicable Law), offsets, or defenses (except the defense of actual payment or performance) against Landlord or against Tenant of any kind which may arise in the future.
17.3.4.3    Lease Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of Tenant, and of any and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Lease Guarantor assumes and incurs hereunder, and agrees that Landlord shall not have any duty to advise Lease Guarantor of any information known to Landlord (or otherwise) regarding such circumstances or risks.
17.3.5    Lease Guarantor Release.
17.3.5.1    Notwithstanding anything else contained in this Agreement, the obligations and liabilities of Lease Guarantor hereunder shall not terminate, be released or be reduced in any respect (including if this Agreement is terminated for any reason) except as expressly set forth in this Section 17.3.5.
17.3.5.2    Subject to the remaining provisions of this Section 17.3.5 and Section 17.3.1.4, the liability of Lease Guarantor in respect of the Guaranteed Obligations (other than with respect to any Guaranty Termination Obligations) shall automatically terminate, and Lease Guarantor shall be automatically released from its obligations under this Agreement including its obligation to pay any Guaranteed Obligations (other than with respect to any Guaranty Termination Obligations) to Landlord (the date upon which a release as described in this sentence occurs is referred to in this Agreement as the “Guaranty Release Date”) (i) upon the occurrence of the expiration or termination of this Agreement in accordance with the express provisions of Section 16.2; (ii) upon the effectuation of the Replacement Structure and execution and effectiveness of a Replacement MLSA in accordance with the express provisions of Section 21.1, following a Non-Consented Lease Termination; (iii) if, following a Non-Consented Lease Termination, (x) Landlord or any Landlord’s Lender, as applicable, elects in writing that the Replacement Structure shall not occur or (y) the Replacement Structure does not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with Article XXI, in each case, solely to the extent expressly provided in Section 21.3; or (iv) if (x) Manager shall be terminated for Cause by

Landlord expressly and in writing and (y) an arbitrator in a Cause Arbitration under clause (1) of the definition of “Terminated for Cause” subsequently determines that Cause did not exist for termination of Manager thereunder (it being understood that in the case of this clause (iv), the Guaranty Release Date shall be deemed to be the date of Manager’s termination as set forth in clause (1) of the definition of “Terminated for Cause”). For the avoidance of doubt, except as expressly set forth in this Section 17.3.5.2, the termination of this Agreement for any reason shall not result in the termination, release or reduction of Lease Guarantor’s obligations or liabilities under this Agreement in any respect.
17.3.5.3    In connection with any release occurring on the Guaranty Release Date as described in Section 17.3.5.2, Landlord shall take such action and execute any such documents as may be reasonably requested by Lease Guarantor to evidence such release.
17.3.5.4    Notwithstanding the foregoing provisions of this Section 17.3.5 or anything else otherwise set forth in this Agreement, (i) in the event that Manager is Terminated for Cause, then, except as set forth in Section 17.3.5.2(iv), this Agreement shall not terminate with respect to Lease Guarantor in any respect (and Lease Guarantor shall not be released from any obligation or liability in respect of any aspect of the Guaranteed Obligations) and Lease Guarantor’s obligations shall remain in full force and effect in accordance with (and subject to) the terms of this Agreement, (ii) during any Transition Period, the obligations of Lease Guarantor, Tenant, Manager and Landlord hereunder shall continue in all respects for the duration of such Transition Period in accordance with (and subject to) the terms of this Agreement (it being understood that, in such event, Manager shall continue to act as manager pursuant to the provisions, terms and conditions of this Agreement, the Transition Services Agreement and Article XXXVI of the Lease in accordance with Section 16.3.9 hereof), and (iii) in the event of a Non‑Consented Lease Termination, the obligations of Lease Guarantor and the other Parties hereunder shall be governed by Article XXI.
17.3.5.5    [Reserved]
17.3.5.6    Notwithstanding anything contained in this Agreement or in any of the other Lease/MLSA Related Agreements to the contrary (and without intending to vitiate, limit or supersede Section 1.3 hereof), but subject to Section 17.3.5.2, in the event this Agreement or any of the other Lease/MLSA Related Agreements (or any portion of any of them) is unenforceable (for any reason whatsoever) against any Party to this Agreement, including, without limitation, as a result of rejection of this Agreement or any of the other Lease/MLSA Related Agreements in any bankruptcy, insolvency, dissolution or other proceeding, the Lease Guaranty shall remain in full force and effect without any change or impairment (and shall not be terminated, released or reduced) in any respect, and shall be treated as if all of the obligations and liabilities of the Lease Guaranty were set forth, ab initio, in a separate instrument to which the Party against which this Agreement or any such Lease/MLSA Related Agreement (or any portion of any of them) is unenforceable is not a party.
17.3.5.7    Notwithstanding anything otherwise contained in this Agreement, for so long as any portion of the Guaranteed Obligations (including any Guaranty Termination Obligations) payable pursuant to this Agreement has not been irrevocably paid in full in cash or if any Guaranteed Obligations have been reinstated in accordance with Section 17.3.1.4, all provisions, terms and conditions of this Agreement shall survive and remain in full force and effect to the extent necessary so that Landlord may exercise any and all rights and remedies available to it in respect of the Lease Guaranty hereunder, including any and all rights available to Landlord in respect of any Lease Guarantor Event of Default or any nonpayment in full in cash of any and all such Guaranteed Obligations as and when provided hereunder; provided that the provisions of Article XI and Section 17.4 shall terminate on the Guaranty Covenant Termination Date.

17.4    Guarantor Covenants.
17.4.1    Asset Sales. Prior to the Guaranty Covenant Termination Date, Lease Guarantor shall not effect any Asset Sale unless:
(1)    Lease Guarantor receives consideration equal to at least the Fair Market Value (as determined in good faith by a responsible officer of Lease Guarantor or, with respect to any Asset Sale to an Affiliate, as determined pursuant to the opinion referred to in clause (2) below) of the disposed assets measured as of the date of such Asset Sale; and
(2)    in the case of any Asset Sale to an Affiliate of Lease Guarantor, (a) such Asset Sale is approved by a majority of the Independent Directors of Lease Guarantor; (b) Lease Guarantor obtains an opinion from an Approved Fairness Opinion Firm that such Asset Sale is fair to Lease Guarantor from a financial point of view after such Approved Fairness Opinion Firm conducts an independent assessment of all material terms of such Asset Sale; and (c) prior to the consummation of any such Asset Sale, (i) Lease Guarantor offers, in writing, to make such Asset Sale to Landlord on the same terms on which such Asset Sale is proposed to be made to such Affiliate and (ii) Landlord either declines such offer or fails to provide written notice of acceptance of such offer to Lease Guarantor within thirty (30) Business Days of the date such offer is made to Landlord (in which event Lease Guarantor may effect such Asset Sale only upon the same terms offered to Landlord or on terms less favorable to the applicable buyer than the terms offered to Landlord). To constitute a valid offer in accordance with clause (2)(c)(i) above, Lease Guarantor shall furnish to Landlord all material information made available to the purchaser in such Asset Sale, including at a minimum, basic information identifying the applicable assets, material acquisition terms, including, without limitation, the purchase price and reasonable historical financial and all other customary diligence materials and other information relating to the applicable assets to be sold and such additional information as may be reasonably requested by Landlord and in the possession or control of Lease Guarantor or its Affiliates.
17.4.2    Acceptance of Asset Sale Offer. If Landlord accepts any offer described in clause (2)(c)(i) of Section 17.4.1 within the time limit and in the manner described in clause (2)(c)(ii) of Section 17.4.1, then Landlord (or any designee of Landlord) and Lease Guarantor shall promptly proceed to consummate the Asset Sale contemplated by such offer on the terms set forth in such offer; provided that the parties shall be entitled to a minimum period of forty five (45) days between acceptance of the offer and the closing. In the event Landlord (or such designee) fails to consummate such Asset Sale on such terms, then Landlord shall be deemed to have declined such offer for purposes of this Section 17.4 and Lease Guarantor may effect such Asset Sale only upon the same terms offered to Landlord or on terms less favorable to the applicable buyer than the terms offered to Landlord.
17.4.3    Dividends. In addition to any other applicable restrictions hereunder, prior to the Guaranty Covenant Termination Date, Lease Guarantor shall not, directly or indirectly, declare or pay any dividend or make any other distribution with respect to its capital stock or other equity interests with any assets other than cash unless such dividend or distribution would not reasonably be expected to result in Lease Guarantor’s inability to perform its Lease Guaranty obligations under this Agreement.
17.4.4    Restricted Payments. In addition to the foregoing, prior to the earlier of (1) the Guaranty Covenant Termination Date and (2) the date that is six years after the Commencement Date, Lease Guarantor shall not directly or indirectly (i) declare or pay, or cause to be declared or paid, any dividend, distribution, any other direct or indirect payment or transfer (in each case, in cash, stock, other property, a combination thereof or otherwise) with respect to any of Lease Guarantor’s capital stock or other equity interests, (ii) purchase or otherwise acquire or retire for value any of Lease Guarantor’s capital stock or other equity interests, or (iii) engage in any other transaction with any direct or indirect holder of Lease Guarantor’s capital stock or other equity interests which is similar in purpose or effect to those described above (collectively, a “Restricted Payment”), except that Lease Guarantor can execute (1) any of the transactions outlined above if: (a) Lease Guarantor’s equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $5.5 billion, (b) the amount of such dividend, distribution, or other transaction (together with any and all other such dividends and distributions and other transactions made under this clause (1)(b) but excluding, for the avoidance of doubt, any dividends, distributions or other transactions to be made under clause (1)(c) or (2) below in such fiscal year), does not exceed, in the aggregate, (x) 25% of the net proceeds, up to a cap of $25 million in any fiscal year, from the disposition of assets by Lease Guarantor and its subsidiaries, plus (y) $100 million from other sources in any fiscal year or (c) Lease Guarantor’s equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $4.5 billion and the aggregate amount of such dividends, distributions or other transactions made under this clause (c) (excluding, for the avoidance of doubt, any dividends, distributions or other transactions made under clause (1)(b) above or clause (2) below in such fiscal year) is less than or equal to $125 million in any fiscal year and is funded solely by asset sale proceeds or (2) any transaction described in clause (ii) above so long as the aggregate amount of all such transactions made under this clause (2) (excluding for the avoidance of doubt, any such transactions made from and after the Commencement Date under clause (1)(b) or (1)(c) above) is less than or equal to $199,500,000.00 (it being understood that from and after such time that the aggregate amount of all such transactions made from and after the Commencement Date under this clause (2) exceeds $199,500,000.00, no further transactions shall be permitted under this clause (2)). Prior to the earlier of (1) the Guaranty Covenant Termination Date and (2) the date that is six years after the Commencement Date, except as provided in clause (1)(a) or (1)(c) in the preceding sentence, any net proceeds from the disposition of assets by Lease Guarantor or its subsidiaries after the Commencement Date in excess of $25 million that are directly or indirectly distributed to, or otherwise received by, Lease Guarantor in any fiscal year shall not be used to fund any Restricted Payment.
17.4.5    Springing Covenants and Liens.
17.4.5.1    If at any time prior to the Guaranty Covenant Termination Date, Lease Guarantor either (i) guaranties all or any portion of any Opco First Lien Debt (any such guaranty, an “Opco Debt Guaranty”), and the obligations under any such Opco Debt Guaranty are at any time secured by any property directly owned by CEC or any Springing Lien Subsidiary of CEC or (ii) causes all or any portion of the obligations under the Opco First Lien Debt to be at any time secured by any property directly owned by CEC or any Springing Lien Subsidiary of CEC (any and all such property in clauses (i) and (ii), “Lease/Debt Guaranty Collateral”), then, in each such instance and for so long as any such Opco Debt Guaranty or Lease/Debt Guaranty Collateral is outstanding, Lease Guarantor shall, and shall cause any and all other grantors of Lease/Debt Guaranty Collateral to grant, in the same security agreement documenting the grant of a security interest in the Lease/Debt Guaranty Collateral in favor of the Opco First Lien Debt (an “Opco First Lien Debt Security Interest”), to Landlord a lien (a “Lease Guaranty Security Interest”) on all Lease/Debt Guaranty Collateral, which Lease Guaranty Security Interest shall secure all obligations of Lease Guarantor under the Lease Guaranty and shall rank pari passu with the Opco First Lien Debt Security Interest; provided that if the Lease/Debt Guaranty Collateral is limited solely to a pledge of Lease Guarantor’s or any other such grantor’s equity interest in CEOC, then neither Lease Guarantor nor any other such grantor shall be required to grant a Lease Guaranty Security Interest. Any Lease Guaranty Security Interest granted pursuant to this Section 17.4.5 shall be automatically released upon the earlier of (i) the Guaranty Covenant Termination Date and (ii) the release of the respective Opco First Lien Debt Security Interest (unless such release occurs in connection with a refinancing of the applicable Opco First Lien Debt with a Non-Third Party Financing, in which case such Lease Guaranty Security Interest shall be automatically released upon the repayment or refinancing (other than with other Non-Third Party Financing) of such Non-Third Party Financing). Any Lease Guaranty Security Interest shall be a “silent” security interest, and Landlord shall have no voting, enforcement or default-related rights with respect to such security interest unless and until the earlier of (x) the occurrence of a Lease Guarantor Event of Default and (y) the occurrence of any event that would permit the holders of the applicable Opco First Lien Debt to take enforcement actions in respect of such Opco First Lien Debt Security Interest, at which time Landlord shall be permitted to exercise all rights available to a secured creditor with respect to the Lease/Debt Guaranty Collateral, including all rights available to any holder of an Opco First Lien Debt Security Interest. Lease Guarantor shall cause the beneficiaries of any Opco First Lien Debt Security

Interest to enter into and become bound by an intercreditor agreement that is consistent with this provision and that is reasonably acceptable to Lease Guarantor and Landlord and containing, among other things, provisions governing the pari passu nature of any Opco First Lien Debt Security Interest and Lease Guaranty Security Interest, and the “waterfall” by which any proceeds of, or collections on, the Lease/Debt Guaranty Collateral will be distributed on an equal and ratable basis as between the beneficiaries of any Opco First Lien Debt Security Interest and Lease Guaranty Security Interest.
17.4.5.2    If at any time prior to the Guaranty Covenant Termination Date, Lease Guarantor becomes obligated on any Opco Debt Guaranty or Opco First Lien Debt Security Interest (it being understood that a customary equity pledge solely of Lease Guarantor’s equity interests in CEOC shall not be deemed to be an Opco First Lien Debt Security Interest, unless such pledge includes covenants other than those customary for a pledge of such type or specifically relating to the pledge of equity interests in CEOC (e.g., covenants concerning Lease Guarantor’s or such other grantor’s existence and place of organization, other covenants relating to maintaining the validity, enforceability, perfection, and priority of the pledge and prohibitions of liens on the pledged collateral)), and the obligations that are the subject of such Opco Debt Guaranty or Opco First Lien Debt Security Interest are refinanced at any time as part of a Non-Third Party Financing, then any covenant provisions included in such Opco Debt Guaranty or Opco First Lien Debt Security Interest that are applicable to Lease Guarantor and its subsidiaries shall be automatically incorporated into this Agreement, mutatis mutandis, and shall apply to Lease Guarantor and any such subsidiaries, for the benefit of Landlord hereunder. Any such covenants that are so incorporated into this Agreement shall automatically cease to apply to Lease Guarantor and any such subsidiaries upon the earlier of (x) the Guaranty Covenant Termination Date and (y) the release of the respective Opco Debt Guaranty or Opco First Lien Debt Security Interest (unless such release occurs in connection with a refinancing of the applicable Opco First Lien Debt with a Non-Third Party Financing, in which case such Lease Guaranty Security Interest shall be automatically released upon the repayment or refinancing (other than with other Non-Third Party Financing) of such Non-Third Party Financing).
17.4.6    Lease Guaranty Unaffected. Each of the Parties acknowledges and agrees that the making of the Lease Guaranty by CEC to Landlord was a material, critical and indispensable inducement to Landlord agreeing to enter into this Agreement and the other Lease/MLSA Related Agreements, and, but for the fact that CEC has delivered the Lease Guaranty to Landlord, Landlord would not have entered into this Agreement or any of the other Lease/MLSA Related Agreements. For this and other reasons, it is the intent of the Parties that, other than as expressly provided in Section 17.3.5, the Lease Guaranty will continue in full force and effect under any and all circumstances and shall not be terminated, released, impaired or reduced in any respect.
17.5    Lease Guarantor Representations and Warranties.
17.5.1    Corporate Existence; Compliance with Law. Lease Guarantor represents and warrants as of the First Amendment Date that Lease Guarantor (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; and (iii) is in compliance with all Applicable Law where the failure to comply would reasonably be expected to have a materially adverse effect on Lease Guarantor’s ability to pay the Guaranteed Obligations or perform its other obligations in accordance with the terms hereof.
17.5.2    Corporate Power; Authorization; Enforceable Guaranteed Obligations. The execution, delivery, and performance of the Lease Guaranty and all instruments and documents to be delivered by Lease Guarantor hereunder (i) are within Lease Guarantor’s corporate powers, (ii) have been duly authorized by all necessary or proper corporate action, (iii) are not in contravention of any provision of Lease Guarantor’s articles or certificate of incorporation or by-laws, (iv) will not violate any law or regulations, or any order or decree of any court or governmental instrumentality, (v) will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Lease Guarantor is a party or by which Lease Guarantor or any of its property is bound, except as would not reasonably be expected to have an adverse effect on Lease Guarantor’s ability to perform its obligations hereunder, (vi) will not result in the creation or imposition of any lien upon any of the property of Lease Guarantor (except to the extent provided in Section 17.4.5), and (vii) do not require the consent or approval of any governmental body, agency, authority, or any other person except those already obtained, except as would not reasonably be expected to have an adverse effect on Lease Guarantor’s ability to perform its obligations hereunder. This Lease Guaranty is duly executed and delivered on behalf of Lease Guarantor and constitutes a legal, valid, and binding obligation of Lease Guarantor, enforceable against Lease Guarantor in accordance with its terms (subject to any applicable principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights).
17.6    Bankruptcy.
17.6.1    Lease Guarantor agrees and acknowledges that it shall not file a petition for relief as a debtor under any chapter of the Bankruptcy Code or any other bankruptcy, insolvency, debt composition, moratorium, receiver or similar federal or state laws for the purpose of limiting its liability hereunder, including by operation of Section 502(b) of the Bankruptcy Code or similar provisions. Lease Guarantor further agrees and acknowledges that, if, notwithstanding the foregoing, it shall seek any such relief, Lease Guarantor’s violation of this provision will constitute “cause” to dismiss any such proceeding, including under Section 1112 of the Bankruptcy Code, and Lease Guarantor will not and will not attempt to (and will oppose any effort by any other party to) oppose any motion or request by Landlord or any other party to dismiss any such proceeding.
17.6.2    Lease Guarantor further agrees and acknowledges that its guaranty of the Guaranteed Obligations under this Agreement shall be fully enforceable against Lease Guarantor in any bankruptcy, insolvency, dissolution or other proceeding, and Lease Guarantor hereby represents, acknowledges and agrees that it will not and will not attempt to (and will oppose any effort by any other party to) impair, reduce, cap, limit, or otherwise restrict the claims of Landlord in any such proceeding including, but not limited to, by operation of Section 502(b) of the Bankruptcy Code.
17.6.3    Lease Guarantor further agrees and acknowledges that it will not and will not attempt to (and will oppose any effort by any other party to) characterize in any bankruptcy, insolvency, dissolution or other proceeding Landlord’s claims to recover any Guaranteed Obligations as claims of a lessor for damages resulting from the termination of a lease of real property.
ARTICLE XVIII

DISPUTE RESOLUTION
18.1    Generally.
18.1.1    Except for disputes specifically provided in this Agreement to be referred to Expert Resolution, all claims, demands, controversies, disputes, actions or causes of action of any nature or character arising out of or in connection with, or related to, this Agreement, whether legal or equitable, known or unknown, contingent or otherwise shall be resolved in the United States District Court for the Southern District of New York and any appellate courts thereto, or if federal jurisdiction is lacking, then in the state courts of New York State located in New York County. The Parties agree that service of process for purposes of any such litigation or legal proceeding need not be personally served or served within the State of New York, but may be served with the same effect as if the Party in question were served within the State of New York, by giving notice containing such service to the intended recipient (with copies to counsel) in the manner provided in Section 20.5. This provision shall survive and be binding upon the Parties after this Agreement is no longer in effect.

18.1.2    If any dispute between or among any of the Parties or any of their respective Affiliates is pending in any state or federal court located in the State of New York with respect to this Agreement, and any subsequent dispute arises between or among one or more Parties or any of their respective Affiliates which is not required by this Agreement to be referred to Expert Resolution and is pending in any other state or federal court, the Parties shall (to the extent permissible under applicable rules) jointly move to consolidate such subsequent dispute in the same court (located in the State of New York) with the pending dispute, and in the event that the court declines to consolidate the disputes (or consolidation is not permissible under applicable rules), the Parties shall request that the court refer the subsequent dispute to the judge presiding over the pending dispute as a related case, it being the intent of the Parties to keep any litigation relating to this Agreement within the same court to the fullest extent possible under the law.
18.2    Expert Resolution. With respect to any dispute expressly provided herein to be submitted to an Expert pursuant to this Agreement, any Party that is party to such dispute may require that the dispute be submitted to final and binding arbitration (without appeal or review) in New York, New York (“Expert Resolution”), administered by an independent arbitration tribunal consisting of three (3) arbitrators, one of which is appointed by each Party and the third arbitrator shall be selected by the other two arbitrators (collectively, the “Expert”). Such Expert Resolution shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Expert shall be a person having not less than ten (10) years’ experience in the area of expertise on which the dispute is based and having no conflict of interest with either Party. With respect to any dispute to be submitted to an Expert pursuant to this Agreement, the use of the Expert shall be the exclusive remedy of the Parties, and neither Party shall attempt to adjudicate such dispute in any other forum. The decision of the Expert shall be final and binding on the applicable Parties involved in such dispute and such Expert Resolution proceeding and shall not be capable of challenge, whether by Expert Resolution, arbitration, in court or otherwise.
18.2.1    Related Disputes.
18.2.1.1    Any two (2) or more disputes which are required to be submitted to an Expert under this Agreement shall be considered related for purposes of this section if they involve the same or substantially similar issues of law or fact. In the event any Party to a dispute (the “Subsequent Related Dispute”) designates it as being related to a prior or pending dispute (the “Prior Related Dispute”), the Subsequent Related Dispute shall be referred for resolution to the Expert to whom the Prior Related Dispute was referred (the “Initial Expert”). If a Party objects to the designation of a Subsequent Related Dispute as being related to a Prior Related Dispute, the objection shall be resolved by the Initial Expert. If the Initial Expert concludes that the disputes are related, the Subsequent Related Dispute shall be resolved by the Initial Expert in accordance with this Section 18.2, and to the extent practical, issues in the Subsequent Related Dispute that are the same or substantially similar as in the Prior Related Dispute, shall be resolved in a manner consistent with the resolution of such issues in the Prior Related Dispute. If the Initial Expert concludes that the Subsequent Related Dispute is not related to the Prior Related Dispute, the Subsequent Related Dispute shall be referred to an Expert selected in accordance with the introductory paragraph of this Section 18.2.
18.2.1.2    Notwithstanding anything to the contrary contained in this Agreement, if a claim is asserted involving an alleged Event of Default under this Agreement (a “Default Claim”), any and all issues, whether legal, factual or otherwise, relating to such Default Claim shall be resolved exclusively by a state or federal court located in the State of New York in accordance with the provisions hereof regardless of whether any of such issues would otherwise be required to be referred to an Expert for resolution under a provision of this Agreement; provided that, subject to Section 18.2.3, any decision by an Expert made in accordance with this Agreement which was rendered prior to the assertion of a Default Claim and which relates to such Default Claim shall be considered final and binding in any court proceeding involving such Default Claim, it being the intent and understanding of the Parties that, except for specific issues that were determined by an Expert before a Default Claim is asserted, all issues relating to such Default Claim shall be resolved exclusively by the court in the action or proceeding involving the Default Claim.
18.2.2    Restrictions on Expert. THE EXPERT SHALL HAVE NO AUTHORITY TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, INCLUDING SECTION 18.7.5, AND SHALL BE BOUND BY APPLICABLE LAW. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY EXPERT RESOLUTION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL, EXCEPT AS MAY BE NECESSARY TO ENFORCE THE SAME.
18.2.3    Landlord and Expert Resolution. For the avoidance of doubt and without limiting Section 2.5 in any manner, and notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that (i) any determination made by an Expert under this Agreement that does not involve any rights or obligations of Landlord hereunder shall not be binding on Landlord, (ii) any determination made by an Expert under this Agreement that involves any rights or obligations of Landlord hereunder shall not be binding on Landlord unless Landlord was provided with the similar opportunity to participate therein as the other parties thereto, (iii) to the extent the applicable dispute covers issues that are also in dispute under the Lease as to which the Lease does not subject such dispute to arbitration, then the provisions, terms and conditions of the Lease shall govern and such dispute shall not be required to be submitted to Expert Resolution and (iv) to the extent the applicable dispute covers issues that are also in dispute under the Lease as to which the Lease subjects such dispute to arbitration, then the provisions, terms and conditions of the Lease shall govern and such arbitration shall be conducted in accordance with the applicable provisions in the Lease.
18.3    Time Limit. With respect to any dispute required hereunder to be submitted to Expert Resolution, such Expert Resolution of a dispute must be commenced within twelve (12) months from the date on which a Party first gave written notice to the other applicable Party of the existence of the dispute, and any Party who fails to commence litigation or Expert Resolution within such twelve (12) month period shall be deemed to have waived any of its affirmative rights and claims in connection with the dispute and shall be barred from asserting such rights and claims at any time thereafter except as a defense to any related or similar claims subsequently raised by the other party. An Expert Resolution shall be deemed commenced by a Party when the Party sends a notice to the other Party and to the American Arbitration Association, identifying the dispute and requesting Expert Resolution. Litigation shall be deemed commenced by a Party when the Party serves a complaint (or, as the case may be, a counterclaim) on the other Party with respect to the dispute. For the avoidance of doubt, the foregoing shall not be construed to require the commencement within any particular period of time of any litigation involving disputes that are not required hereunder to be submitted to Expert Resolution.
18.4    Prevailing Party’s Expenses. The prevailing Party in any Expert Resolution, litigation or other legal action or proceeding arising out of, in connection with or related to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such Expert Resolution, litigation or other legal action or proceeding (including any appeals and actions to enforce any Expert Resolution awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of the fees and costs of the Expert. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable Expert(s) or court. All amounts recovered by the prevailing Party under this Section 18.4 shall be separate from, and in addition to, any other amount included in any Expert Resolution award or judgment rendered in favor of such Party.
18.5    WAIVERS.
18.5.1    JURISDICTION AND VENUE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR

PROCEEDING PURSUED BY ANY OTHER PARTY IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 18.1.
18.5.2    TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.
18.5.3    [RESERVED]
18.5.4    DECISIONS IN PRIOR CLAIMS. SUBJECT TO SECTION 18.2.1.2, EACH PARTY AGREES THAT IN ANY EXPERT RESOLUTION OR LITIGATION BETWEEN THE PARTIES, THE EXPERT(S) OR COURT SHALL NOT BE PRECLUDED FROM MAKING ITS OWN INDEPENDENT DETERMINATION OF THE ISSUES IN QUESTION, NOTWITHSTANDING THE SIMILARITY OF ISSUES IN ANY OTHER EXPERT RESOLUTION OR LITIGATION INVOLVING MANAGER OR ANY OF ITS AFFILIATES, AND EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO CLAIM THAT A PRIOR DISPOSITION OF THE SAME OR SIMILAR ISSUES PRECLUDES SUCH INDEPENDENT DETERMINATION.
18.5.5    PUNITIVE, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY EXPERT RESOLUTION, LAWSUIT, LEGAL ACTION OR PROCEEDING BETWEEN ANY OF THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL, LOST PROFITS, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN, AS TO ALL SUCH FORMS OF DAMAGES, (I) STATUTORY RIGHTS; (II) ANY GUARANTEED OBLIGATIONS ARISING UNDER THE LEASE AND/OR (III) A CLAIM FOR RECOVERY OF ANY SUCH DAMAGES THAT THE CLAIMING PARTY IS REQUIRED BY A COURT OF COMPETENT JURISDICTION OR THE EXPERT TO PAY TO A THIRD PARTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT TO DAMAGES.
18.6    Survival and Severance. This Article XVIII shall survive the expiration or termination of this Agreement. The provisions of this Article XVIII are severable from the other provisions of this Agreement and shall survive and not be merged into any termination or expiration of this Agreement or any judgment or award entered in connection with any dispute, regardless of whether such dispute arises before or after termination or expiration of this Agreement, and regardless of whether the related Expert Resolution or litigation proceedings occur before or after termination or expiration of this Agreement. If any part of this Article XVIII is held to be unenforceable, it shall be severed and shall not affect either the duties to submit any dispute to Expert Resolution or any other part of this Article XVIII.
18.7    ACKNOWLEDGEMENTS.
TENANT AND MANAGER EACH ACKNOWLEDGE AND CONFIRM TO THE OTHER THAT:
18.7.1    INFORMED INVESTOR. THE ACKNOWLEDGING PARTY HAS HAD THE BENEFIT OF LEGAL COUNSEL AND ALL OTHER ADVISORS DEEMED NECESSARY OR ADVISABLE TO ASSIST IT IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, AND THE OTHER PARTY’S ATTORNEYS HAVE NOT REPRESENTED THE ACKNOWLEDGING PARTY, OR PROVIDED ANY LEGAL COUNSEL OR OTHER ADVICE TO THE ACKNOWLEDGING PARTY, WITH RESPECT TO THIS AGREEMENT.

18.7.2    BUSINESS RISKS. THE ACKNOWLEDGING PARTY (A) IS A SOPHISTICATED PERSON, WITH SUBSTANTIAL EXPERIENCE IN THE OWNERSHIP AND OPERATION OF COMMERCIAL DEVELOPMENT PROJECTS; (B) RECOGNIZES THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INVOLVE SUBSTANTIAL BUSINESS RISKS; AND (C) HAS MADE AN INDEPENDENT INVESTIGATION OF ALL ASPECTS OF THIS AGREEMENT SUCH PARTY DEEMS NECESSARY OR ADVISABLE.
18.7.3    NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. NO PARTY HAS MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO ANY OTHER PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF A PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.
18.7.4    NO RELIANCE. NO PARTY HAS RELIED UPON ANY STATEMENTS OR PROJECTIONS OF REVENUE, SALES, EXPENSES, INCOME, GAMING WIN, RATES, AVERAGE DAILY RATE, CONTRIBUTION, PROFITABILITY, VALUE OF THE MANAGED FACILITY OR SIMILAR INFORMATION PROVIDED BY ANY OTHER PARTY BUT HAS INDEPENDENTLY CONFIRMED THE ACCURACY AND RELIABILITY OF ANY SUCH INFORMATION AND IS SATISFIED WITH THE RESULTS OF SUCH INDEPENDENT CONFIRMATION.
18.7.5    LIMITATION ON FIDUCIARY DUTIES. TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE EXPRESS TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL AND (B) ANY LIABILITY OF THE PARTIES FOR MONETARY DAMAGES OR MONETARY RELIEF SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY POWER OR RIGHT SUCH PARTY MAY HAVE TO CLAIM ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR ANY BREACH OF FIDUCIARY DUTIES.
18.8    IRREVOCABILITY OF CONTRACT. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE, EXCEPT FOR THE SPECIFIC TERMINATION PROVISIONS SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
18.9    Survival. The provisions of this Article XVIII shall survive the expiration or termination of this Agreement.
ARTICLE XIX

GAMING LAW PROVISIONS

19.1    Regulatory Matters; Initial Suitability Review.
19.1.1    Manager’s Regulatory Environment. Tenant acknowledges that Manager, CEC, Landlord and their respective Affiliates (a) conduct business in an industry that is subject to and exists because of privileged licenses issued by Governmental Authorities in multiple jurisdictions, (b) are subject to extensive Gaming regulation and oversight, and are required to adhere to strict laws and regulations regarding vendor and other business relationships, and (c) have adopted strict internal controls and compliance policies governing their own activities and those of certain parties with whom they do business.
19.1.2    Suitability Investigations. As an initial matter, Tenant acknowledges and agrees that Manager, CEC and their respective Affiliates must perform a background check, suitability review and such other due diligence with respect to the Subject Group, but excluding Manager and its Affiliates and those individuals associated with Tenant previously subject to CEC’s suitability review, as required under applicable Gaming Regulations and/or the corporate policies of Manager, CEC and their respective Affiliates. Accordingly, Tenant hereby (a) acknowledges and understands that Manager, CEC and their respective Affiliates must perform such investigations and inquiries with respect to the Subject Group regarding the financial and credit condition, the existence and status of any litigation, criminal proceedings and convictions, character and personal qualifications of any such Person, (b) agrees to promptly provide the information regarding the Subject Group required by the “Caesars Entertainment Corporation and its Related Affiliates Business Information Form (Revised November 1, 2016)” and such other information as is reasonably requested by Manager, CEC or their respective Affiliates for such purposes, and (c) agrees to cooperate with Manager, CEC and their respective Affiliates in the completion of its due diligence and Gaming suitability and background checks of the Subject Group. Manager acknowledges receipt and completion of such investigation and inquiries on the persons or entities within the Subject Group as of the Commencement Date.
19.2    Licensing Event. If there shall occur a Licensing Event, then the Party with respect to which such Licensing Event occurs shall notify the other Parties, as promptly as practicable after becoming aware of such Licensing Event (but in no event later than twenty (20) days after becoming aware of such Licensing Event). In such event, the Party with respect to which such Licensing Event has occurred, shall and shall cause any applicable Affiliates to use commercially reasonable efforts to resolve such Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If the Party with respect to which such Licensing Event has occurred cannot otherwise resolve the Licensing Event within the time period required by the applicable Gaming Authorities and any aspect of such Licensing Event is attributable to any Person(s) other than such Party, then such Party shall disassociate with the applicable Persons to resolve the Licensing Event.
19.3    Unlawful Payments. No Party, and no Person for or on behalf of such Party, shall make, and each Party acknowledges that no other Party will make, any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. No Party, and no Person for or on behalf of such Party, shall, and each Party acknowledges that no other Party will, make any illegal offer, payment or promise to pay, authorize the payment of any money, or offer, promise or authorize the giving of anything of value, to (a) any government official, any political party or official thereof, or any candidate for political office; or (b) any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such official, to any such political party or official thereof, or to any candidate for political office for the purpose of (i) influencing any action or decision of such official party or official thereof, or candidate in his or its capacity, including a decision to fail to perform his or its official functions; or (ii) inducing such official party or official thereof, or candidate to use his or its influence with any Governmental Authority to effect or influence any act or decision of such Governmental Authority. Each Party represents and warrants to the other Party that no government official and no candidate for political office has any direct or indirect ownership or investment interest in the revenues or profit of such Party or the Managed Facility (other than with respect to any direct or indirect owner of or investor in a Person (x) the stock of which is traded on a publicly traded exchange or (y) that has a class of securities registered with the Securities Exchange Commission). For purposes of this Section 19.3, CLC shall be a “Party”.
ARTICLE XX

GENERAL PROVISIONS
20.1    Governing Law. This Agreement shall be construed under the internal laws of the State of New York, without regard to any conflict of law principles.
20.2    Construction of this Agreement. The Parties and CLC (which shall be deemed a “Party” for purposes of this Section 20.2) intend that the following principles (and no others not consistent with them) be applied in construing and interpreting this Agreement:
20.2.1    Presumption Against a Party. The terms and provisions of this Agreement shall not be construed against or in favor of a Party hereto merely because such Party is Manager hereunder or such Party or its counsel is the drafter of this Agreement.
20.2.2    Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The words “will,” “shall,” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes,” and “including” followed by one (1) or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. The words “hereof”, “hereto” and “herein” refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used. If the Operating Year is a fiscal year other than a calendar year, all references in this Agreement to January 1 shall mean the first day of such fiscal year.
20.2.3    Headings. The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references to any article, section or exhibit in this Agreement are to articles, sections or exhibits of this Agreement, unless otherwise noted.
20.2.4    Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.
20.2.5    Entire Agreement. This Agreement (including the attached Exhibits), together with the Lease and the other applicable Lease/MLSA Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein and supersedes all prior agreements and understandings, written or oral. No undertaking, promise, duty, obligation, covenant, term, condition, representation, warranty, certification or guaranty shall be deemed to have been given or be implied from anything said or written in negotiations between the Parties prior to the execution of this Agreement, except as expressly set forth in this Agreement. No Party shall have any remedy in respect of any untrue statement made by any other Party on which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently), except to the extent that such statement is expressly set forth in this Agreement.

20.2.6    Third-Party Beneficiary. Except as set forth in Section 12.3, no third-party that is not a Party hereunder shall be a beneficiary of Tenant’s or Manager’s rights or benefits under this Agreement; provided that Services Co and its Affiliates shall be an express beneficiary of this Agreement to the extent related to the Managed Facilities IP or to other Intellectual Property rights or confidential information owned by Services Co, and any other provision of this Agreement that specifically identifies Services Co. Lease Guarantor acknowledges and agrees that Landlord’s Lender and its successors and/or assigns shall constitute an express and intended third-party beneficiary of the Lease Guaranty and shall be entitled to rely upon and directly enforce the provisions of the Lease Guaranty; provided, however, that Lease Guarantor shall not be required to make duplicative payments in respect of the same Guaranteed Obligations.
20.2.7    Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law, and a Party’s exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.
20.2.8    Amendments. Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived or discharged, except (and subject to the final sentence of this Section 20.2.8): (a) for the avoidance of doubt, for Manager’s right to make changes to the Total Rewards Program and Centralized Services as and to the extent expressly permitted under this Agreement, (b) as between Manager and Tenant, as set forth in Sections 5.1.7, 5.12 and 10.4 and (c) by an instrument in writing signed by each Party hereto. Notwithstanding the foregoing or anything otherwise contained in this Agreement, for as long as the indebtedness secured by the Existing Landlord’s Lender remains outstanding (or for so long as any Landlord Financing Documents prohibit modification of this Agreement absent the applicable Landlord’s Lender’s consent), no modification of any nature of this Agreement pursuant to this Section 20.2.8 (in the case of any Landlord’s Lender other than the Existing Landlord’s Lender, to the extent such modification requires such Landlord’s Lender’s consent under such Landlord Financing Documents) shall be permitted absent Landlord’s express written consent, and any purported modification as to which Landlord shall not have consented expressly in writing shall be void ab initio.
20.2.9    Survival. The expiration or termination of this Agreement does not terminate or affect Tenant’s, Manager’s, Lease Guarantor’s or Landlord’s covenants and obligations that expressly survive the expiration or termination of this Agreement. This Section 20.2.9 shall survive the expiration or termination of this Agreement.
20.3    Limitation on Liabilities.
20.3.1    Projections in Annual Budget. Tenant acknowledges that: (a) all budgets and financial projections prepared by Manager or its Affiliates prior to the Commencement Date or under this Agreement, including the Annual Budget, are intended to assist in Operating the Managed Facility, but are not to be relied on by Tenant or any third-party as to the accuracy of the information or the results predicted therein; and (b) Manager does not guarantee the accuracy of the information nor the results in such budgets and projections. Accordingly (except as may be provided in any agreement with such third party to which Manager is a party), Tenant agrees that (i) neither Manager nor its Affiliates shall be liable to Tenant or any third-party for divergence between such budgets and projections and actual operating results achieved except as otherwise provided in this Agreement, including limits on incurring expenses; (ii) the failure of the Managed Facility to achieve any Annual Budget for any Operating Year shall not constitute a default by Manager or give Tenant the right to terminate this Agreement; and (iii) if Tenant provides any such budgets or projections to a third-party, Tenant shall advise such third-party in writing of the substance of the disclaimer of liability set forth in this Section 20.3.1 (provided that Tenant’s failure to do so shall not be a breach or default hereunder, although such failure by Tenant shall not expand Manager’s liability hereunder). Manager represents that it shall prepare all budgets and financial projections and operating plans prepared by Manager under this Agreement in good faith based upon Manager’s experience and knowledge.

20.3.2    Approvals and Recommendations. Each Party acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither such Party nor any Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, each Party agrees that neither such Party nor any of its Affiliates shall have any liability whatsoever to any other Party or any third person by reason of: (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld; or (b) any delay or failure to provide any consent, approval or authorization, or advice, assistance, recommendation or direction (except in the event of a breach of a covenant herein not to unreasonably withhold or delay any consent or approval); provided, however, that each agrees to act in good faith when dealing with or providing any advice, consent, assistance, recommendation or direction.
20.3.3    Technical Advice. Tenant acknowledges that any review, advice, assistance, recommendation or direction provided by Manager with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of the Managed Facility (a) is intended solely to assist Tenant in the development, construction, maintenance, repair and upgrading of the Managed Facility and Tenant’s compliance with its obligations under this Agreement; and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, (ii) there are no defects in the design of construction of the Managed Facility or installation of any building systems or FF&E therein or (iii) the plans, specifications, construction and installation work will comply with all Applicable Laws (including laws or regulations governing public accommodations for Individuals with disabilities). Accordingly, Tenant agrees that neither Manager nor its Affiliates shall have any liability whatsoever to Tenant or any third-party for any (A) errors in the plans and specifications; (B) defects in the design of construction of the Managed Facility or installation of any building systems or FF&E therein; or (C) noncompliance with any engineering and structural design standards or Applicable Laws.
20.4    Waivers. Except as set forth in Section 18.3 of this Agreement, no failure or delay by a Party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. No waiver of any default shall alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.
20.5    Notices. All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and delivered by: (a) personal delivery; (b) overnight DHL, FedEx, UPS or other similar courier service; or (c) confirmed facsimile transmission (provided that a copy of such facsimile transmission together with confirmation of such facsimile transmission is delivered to the addressee in the manner provided in clause (a) or (b) above by no later than the second (2nd) Business Day following such transmission, addressed to the Parties at the addresses specified below, or at such other address as the Party to whom the notice is sent has designated in accordance with this Section 20.5), and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (i) delivery to the address (or facsimile number) of the recipient Party; provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day; or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address (or facsimile number), and failed to provide the sending Party with its current address pursuant to this Section 20.5 (unless the sending Party had actual knowledge of such current address). Notwithstanding the foregoing, any notice or other communication delivered to a Party by email that is actually received by such Party (and for which such Party has sent an acknowledgement of receipt by return email that was not automatically generated) shall be deemed to have been sufficiently given for purposes of this Agreement and shall be deemed to have been received at the time described in clause (i) above, as if such notice had been delivered by one of the methods described in clauses (a) through (c) above. Notwithstanding anything to the contrary contained in this Agreement, if any documents or materials delivered under this Agreement are delivered by email (with confirmation of receipt from the intended recipient that was not automatically generated), no additional copies of such documents or materials shall be required to be delivered.
TENANT:

CEOC, LLC
One Caesars Palace Drive
Las Vegas, NV 89109
Attention: General Counsel
Email: corplaw@caesars.com

MANAGER:

CPLV Manager, LLC
One Caesars Palace Drive
Las Vegas, NV 89109
Attention: General Counsel
Email: corplaw@caesars.com
LANDLORD:

c/o VICI Properties Inc.
8329 West Sunset Road, Suite 210
Las Vegas, NV 89113
Attention: General Counsel
Facsimile: corplaw@viciproperties.com

LEASE GUARANTOR:

Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attention:  General Counsel
Email:  corplaw@caesars.com

20.6    No Indirect Actions. Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or assist or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.
20.7    No Recordation. Neither this Agreement nor any memorandum hereof shall be recorded against the Leased Property (including any portion thereof), and Tenant is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Manager a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be).
20.8    Further Assurances. The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

20.9    Relationship of Certain Parties.
20.9.1    Tenant and Manager acknowledge and agree that (a) the relationship between Tenant and Manager shall be that of principal (in the case of Tenant) and agent (in the case of Manager), which relationship may not be terminated by Tenant except in strict accord with the termination provisions of this Agreement; (b) Manager shall have the authority to bind Tenant with respect to third Persons to the extent Manager is performing its obligations under and consistent with this Agreement; (c) Manager’s agency established with Tenant is, and is intended to be, an agency coupled with an interest; and (d) this Agreement does not create joint venturers, partners or joint tenants with respect to the Managed Facility. Tenant and Manager further acknowledge and agree that in Operating the Managed Facility, including entering into leases and contracts, accepting reservations, and conducting financial transactions for the Managed Facility, (i) Manager assumes no independent contractual liability; and (ii) Manager shall have no obligation to extend its own credit with respect to any obligation incurred in Operating the Managed Facility or performing its obligation under this Agreement.
20.9.2    Each of the Parties agrees that nothing in this Agreement shall be construed as creating a partnership, joint venture, joint tenancy or similar relationship between any of the Parties.
20.10    Force Majeure. Subject to the last sentence of this Section 20.10, in the event of a Force Majeure Event, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure Event, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure Event, the affected Party shall give prompt notice of such Force Majeure Event to the other Party. If Manager is unable to perform its obligations under this Agreement due to a Force Majeure Event, or Manager reasonably deems it necessary to close and cease the Operation of all or a portion of the Managed Facility due to a Force Majeure Event in order to protect the Managed Facility or the health, safety or welfare of its guests or Managed Facility Personnel, then, subject to the provisions, terms and conditions of the Lease, Manager may close or cease Operation of all or a portion of the Managed Facility for such time and in such manner as Manager reasonably deems necessary as a result of such Force Majeure Event, and reopen or recommence the Operation of the Managed Facility when Manager again is able to perform its obligations under this Agreement, and determines that there is no unreasonable risk to the Managed Facility or health, safety or welfare or its guests or Managed Facility Personnel. Notwithstanding the foregoing, for the avoidance of doubt, neither the occurrence of a Force Majeure Event nor the taking of any action by Manager in accordance with this Section 20.10 shall (i) result in the termination or derogation of Lease Guarantor’s obligations in accordance with the terms of this Agreement in any respect, or (ii) without limiting Section 2.5 in any manner, be deemed to vitiate, limit or supersede any of the provisions, terms or conditions of the Lease.
20.11    Terms of Other Management Agreements. Manager makes no representation or warranty that any past or future forms of its management agreement do or will contain terms substantially similar to those contained in this Agreement. In addition, Tenant acknowledges and agrees that Manager may, due to local business conditions or otherwise, waive or modify any comparable terms of other management agreements heretofore or hereafter entered into by Manager or its Affiliates; provided, however, for the avoidance of doubt, that nothing contained in this Section 20.11 shall be deemed to vitiate, limit or supersede Manager’s obligation to manage the Operation of the Managed Facility in a Non-Discriminatory manner, in accordance with the Operating Standard and subject to Manager’s Standard of Care.
20.12    Compliance with Law. Tenant and Manager shall each exercise their respective rights, perform their respective obligations and take all other actions required or permitted to be taken by each of them hereunder in compliance with all Applicable Laws.
20.13    Insurance Programs and Purchasing Arrangements Generally. The Parties hereby agree that Manager and its Affiliates shall administer, implement and make available to Tenant and the Managed

Facility, the Insurance Programs and any multi-party purchasing programs and arrangements contemplated hereunder on commercially reasonable terms and on a Non-Discriminatory basis and in such a manner that, in each case, there shall be no (i) mark-up, margin or other premium charged or otherwise passed through to Tenant in connection therewith (except as may be payable to a third party), and (ii) duplication of any reimbursable expense otherwise payable by Tenant to Manager or its Affiliates.
20.14    Execution of Agreement. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.
20.15    Lease. Without limiting Manager’s rights set forth in this Agreement, Tenant shall, (a) not terminate the Lease, (b) comply in all respects with its base rent payments, variable rent payments and all other payment obligations set forth in the Lease, (c) otherwise comply in all material respects with the terms and conditions of the Lease and (d) not suffer an Assignment of Tenant’s interest in the Lease except pursuant to an Assignment permitted under the Lease that, except in the case of a Leasehold Foreclosure with MLSA Termination, is entered into concurrently with an Assignment of Tenant’s interest in this Agreement that is otherwise permitted by this Agreement and which includes the Managed Facility. Tenant shall provide prompt written notice to Manager and Lease Guarantor of the receipt of any written notice from Landlord (or any Landlord’s Lender) delivered pursuant to the Lease, including any notice of breach under the Lease or any termination notice delivered under the Lease, in each case, including a copy of the relevant notice. Notwithstanding anything to the contrary herein, this Section 20.15 is only for the benefit of Manager (and not Landlord).
20.16    Omnibus Agreement; Services Co LLC Agreement. The Parties agree that any amendment, restatement, supplement or other modification of the Omnibus Agreement or of the Services Co LLC Agreement made from or after the Commencement Date that is (i) by its own terms, not Non-Discriminatory as to the Managed Facility, (ii) reasonably likely to result in a level of service or quality of Operation of the Managed Facility that does not meet the Operating Standard, or (iii) reasonably likely to materially and adversely affect the Managed Facility, shall, solely with respect to Tenant and the Managed Facility, be void and of no effect, absent the express written consent of Landlord. For purposes of this Section 20.16, each of CLC and Services Co shall be a “Party”.
ARTICLE XXI

NON-CONSENTED LEASE TERMINATION
21.1    Non-Consented Lease Termination. The Parties agree that:
21.1.1    Notwithstanding anything contained herein to the contrary (and notwithstanding any termination of this Agreement) (and without vitiating, limiting or superseding Section 1.3 hereof in any respect), in the event the Lease is terminated prior to the Stated Expiration Date, in whole or in part, for any reason whatsoever (other than as a result of an Excluded Termination, solely to the extent that the express terms of the applicable provisions in respect of an Excluded Termination provide for the termination of the Lease in whole or in part, it being understood, for the avoidance of doubt, that if the Lease is terminated in part as a result of an Excluded Termination, any subsequent termination of the Lease prior to the Stated Expiration Date (other than a further Excluded Termination), in whole or in part, shall continue to be subject to the provisions of this Article XXI), other than expressly in writing by Landlord (including a termination of the Lease expressly in writing by Landlord due to a Tenant Lease Event of Default) or with the express written consent of Landlord (in its sole and absolute discretion), including, without limitation, by a rejection in any bankruptcy, insolvency or dissolution proceedings (any of the foregoing, a “Non‑Consented Lease Termination”), then, unless either (i) Landlord (or, during the continuation of any event of default under any Landlord Financing, any Landlord’s Lender) shall expressly elect otherwise in writing and expressly consent (in its sole and absolute discretion) in writing to the termination of the Lease, or (ii) a New Lease is successfully entered into in accordance with Section 17.1(f)

of the Lease, and, in connection therewith, all applicable provisions of the Lease (including Section 22.2(i)(1) through (5) thereof shall have been complied with in all respects), and, without limitation, if the provisions of Section 22.2(i)(1)(A) of the Lease have been complied with, a Replacement Guaranty is made by a Qualified Replacement Guarantor, then the following shall occur without expense or loss of economic benefit to Landlord or any creditor under any Landlord Financing:
(i)    Tenant (or its successors and assigns) shall transfer all of Tenant’s assets and properties used in or related to the operation of the businesses operated on the Leased Property and all rights and obligations pursuant to licenses or applicable to any Intellectual Property, subject to all prior arrangements, including, without limitation, any Intellectual Property licenses or sublicenses, to a replacement Entity identified by Lease Guarantor that is directly or indirectly owned and Controlled by Lease Guarantor or Tenant (or its successors and assigns) and that is approved by Landlord (such approval not to be unreasonably withheld) that will assume the rights and obligations of Tenant under the Lease (such Entity, the “Replacement Tenant”), and the Replacement Tenant shall grant to Landlord a first priority lien on any of the Replacement Tenant’s assets that are required under the Lease to be pledged to Landlord (such assets, the “Pledged Property”) as provided in the Replacement Lease (as defined below) (and, upon Tenant’s (or its successor or assign, as applicable) request in writing, Landlord shall cooperate to effect such transfer, including in respect of all assets subject to a lien in favor of Landlord);
(ii)    a new lease (the “Replacement Lease”) on terms identical to the Lease as in effect immediately prior to such termination shall be entered into by Landlord with the Replacement Tenant for the remaining term of the Lease and the Replacement Tenant will grant Landlord a first priority lien on the Pledged Property as provided in such Replacement Lease;
(iii)    to the extent not otherwise transferred pursuant to clause (i) above or otherwise provided by Manager, CEC and Services Co shall replicate all prior arrangements with respect to management, sub-management, licensing, Intellectual Property and otherwise as contemplated by this Agreement and any other applicable Lease/MLSA Related Agreements, and shall take any and all other steps necessary to provide for the continued management and operation of the Managed Facility as existed immediately prior to such termination;
(iv)    if Tenant (or its successors and assigns) has not transferred the Pledged Property pursuant to Section 21.1.1(i), then, to the extent Landlord determines (in its sole and absolute discretion) to exercise its rights as a secured creditor to foreclose upon the Pledged Property, and following any such foreclosure Landlord becomes the owner of the Pledged Property, and the other Parties hereto have otherwise complied in all respects with this Article XXI, Landlord will, to the extent it is capable of doing so, transfer the Pledged Property (or, if Landlord does not take physical possession of the Pledged Property, Landlord will assign any rights obtained by Landlord in the Pledged Property), to the Replacement Tenant and, to the extent Landlord is not capable of doing so, Landlord shall transfer any products or proceeds actually received by Landlord or any of its Affiliates in respect of the Pledged Property to the Replacement Tenant, in each case, for use in connection with the operation of the Leased Property, and the Replacement Tenant shall grant to Landlord a first priority lien on the Pledged Property as provided in the Replacement Lease; provided that Landlord’s rights and remedies as a secured creditor may be exercised in the sole and absolute discretion of Landlord, and Landlord shall have no obligation to any Party to exercise such rights and remedies in any respect.
21.1.2    Upon such occurrence of the foregoing clauses 21.1.1(i), (ii), (iii) and (iv) (collectively, the “Replacement Structure”), (x) Lease Guarantor, Manager, Replacement Tenant and Landlord shall enter into a new management and lease support agreement on terms identical to this Agreement as in effect immediately prior to such termination (and Lease Guarantor, Manager and their respective applicable Affiliates shall enter into any necessary associated sub-management, licensing and other applicable arrangements) (collectively, the “Replacement MLSA”), it being understood that Replacement Tenant shall be the “Tenant” under the Replacement MLSA for all purposes, (y) the management rights and obligations of Manager and guaranty obligations and liabilities of Lease Guarantor shall continue under such Replacement MLSA with respect to such Replacement Lease on terms identical to this Agreement as in effect immediately prior to such termination (it being understood, for the avoidance of doubt, that, notwithstanding any such termination, Lease Guarantor shall be liable for any and all Guaranteed Obligations existing or arising under this Agreement prior to effectuation of the Replacement Structure and such Replacement MLSA on the terms contemplated herein) and (z) upon the effectuation of the Replacement Structure and the execution and effectiveness of such Replacement MLSA, the termination of this Agreement under Section 16.2 (without a Termination for Cause) and the Guarantee Release Date under this Agreement shall each be deemed to have occurred.
21.2    Termination of MLSA or other Lease/MLSA Related Agreements. Notwithstanding anything in this Agreement or in any of the other Lease/MLSA Related Agreements to the contrary (and without vitiating, limiting or superseding any of Section 1.3, Section 17.3.5.6, Section 17.4.5 or Section 21.1 hereof in any respect), in the event this Agreement or any of the other Lease/MLSA Related Agreements (other than the Lease, which shall be subject to Section 21.1) (or any portion of any of them) is terminated, in whole or in part, for any reason whatsoever, including, without limitation, by a rejection in any bankruptcy, insolvency or dissolution proceedings, other than as expressly permitted by Article XVI or as provided for in Section 17.3.5 hereof (with respect to this Agreement) or the applicable provisions of such other Lease/MLSA Related Agreements (with respect to such agreements), other than expressly in writing by or with the express written consent of Landlord, in its sole and absolute discretion, then, unless Landlord (or, during the continuation of any event of default under any Landlord Financing, any Landlord’s Lender) shall expressly elect otherwise in writing and expressly consent in writing (in its sole and absolute discretion) to the termination of this Agreement or such other Lease/MLSA Related Agreement, as applicable, the Parties shall, without expense or loss of economic benefit to Landlord or any creditor under any Landlord Financing, implement the Replacement Structure (or any applicable aspects thereof) described in Section 21.1 herein, as necessary to replicate all prior arrangements with respect to management, sub-management, licensing, Intellectual Property and otherwise as contemplated by this Agreement and any other applicable Lease/MLSA Related Agreements, including the guaranty obligations and liabilities of Lease Guarantor on terms identical to this Agreement as in effect immediately prior to such termination (it being understood, for the avoidance of doubt, that, notwithstanding any such termination of this Agreement or any such other Lease/MLSA Related Agreement, Lease Guarantor shall be liable for any and all Guaranteed Obligations existing or arising prior to the effectuation of the Replacement Structure, or any applicable aspects thereof, and such Replacement MLSA, as and to the extent set forth in Article XVII).
21.3    Replacement Structure Fails to Occur. If (a) the Replacement Structure is required to be implemented pursuant to Section 21.1 or Section 21.2, (b) Landlord (or, during the continuation of an event of default under any Landlord Financing, any Landlord’s Lender) has not expressly elected in writing (in its sole and absolute discretion) that the Replacement Structure shall not occur and (c) the Replacement Structure does not occur (other than as a direct and proximate result of Landlord’s or, during the continuation of an event of default under any Landlord Financing, any Landlord’s Lender’s acts or failure to act in accordance with this Article XXI), then Lease Guarantor’s Lease Guaranty shall not terminate or be released or reduced in any respect, and shall continue unabated, in full force and effect in accordance with the terms of this Agreement, notwithstanding any termination of this Agreement as a result of the Non-Consented Lease Termination. If Landlord (or, during the continuation of an event of default under any Landlord Financing, any Landlord’s Lender) elects in writing (in its sole and absolute discretion) that the Replacement Structure shall not occur, or if the Replacement Structure does not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Article XXI, then Landlord and the creditors under each Landlord Financing shall be deemed to have expressly consented to the termination of the Lease and/or this Agreement in writing (and the Guarantee Release Date under this Agreement shall be deemed to have occurred in accordance with Section 17.3.5); provided that, notwithstanding any other provision herein, but subject to Section 21.1.1(iv), Landlord’s election to pursue or its pursuit of any right or remedy, or its failure to pursue any right or remedy (in whole or in part), in respect of its interests in the Pledged Property, shall in no event provide a direct or proximate cause of the Replacement Structure to not occur.

21.4    Enforcement. Without limitation of any other rights and remedies of any Party under this Agreement, the Parties agree that (i) Landlord shall have the right of specific performance to compel Lease Guarantor or its Affiliates, as applicable, to comply with this Article XXI, (ii) Lease Guarantor, Manager and Landlord shall have the right of specific performance to compel Tenant (or its successors and assigns) to comply with this Article XXI, and (iii) if Tenant (or its successors and assigns) does not cooperate with the foregoing, Lease Guarantor and Manager shall have the right to take such steps as they determine to be necessary to effect the Replacement Structure or as they shall determine to be comparable to such actions, including determining the ownership and identity of the Replacement Tenant (and including such other actions as may be necessary in order to implement Section 21.2 hereof, as applicable), without regard to the interests of Tenant or its successors and assigns.
21.5    Survival. This Article XXI shall survive the expiration or termination of this Agreement.

EXHIBIT A

TO MANAGEMENT LEASE AND SUPPORT AGREEMENT

MANAGED FACILITY

1.	Caesars Palace Las Vegas (including the Octavius Tower), Las Vegas, Nevada.

A-1

EXHIBIT B

TO MANAGEMENT LEASE AND SUPPORT AGREEMENT

DEFINITIONS
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the first Person; provided that, (i) with respect to Manager, “Affiliate” shall include CEC and its direct and indirect Controlled Subsidiaries (if Manager is a direct or indirect Controlled Subsidiary of CEC) but shall not include any shareholder or director of CEC or of CEOC or any Affiliate of any such shareholder or director of CEC or CEOC (other than, as applicable, CEC and its direct or indirect Controlled Subsidiaries); (ii) with respect to CEC, “Affiliate” shall include its direct and indirect Controlled Subsidiaries but shall not include any shareholder or director of CEC or any Affiliate of any such shareholder or director of CEC (other than CEC and its direct or indirect Controlled Subsidiaries) and (iii) with respect to Tenant, “Affiliate” shall include its direct and indirect Controlled Subsidiaries and, if Tenant is a Controlled Subsidiary of CEC, CEC and its direct and indirect Controlled Subsidiaries, but shall not include any shareholder or director of CEC or CEOC or any Affiliate of any such shareholder or director of CEC or CEOC (other than, if applicable, CEC and its direct or indirect Controlled Subsidiaries). Notwithstanding the foregoing, (a) each Sponsor shall be considered an Affiliate of Lease Guarantor for so long as such Sponsor, (x) owns five percent (5%) or more of the equity interests of Lease Guarantor (either directly or through Equity Equivalents and whether or not voting) or (y) individually or jointly with the other Sponsor, designates one or more directors to the Board of Directors of Lease Guarantor, at all times, (b) any Person in which any other Person, or other Persons acting together as a group (within the meaning of the Exchange Act), individually or taken together, owns directly or indirectly, twenty five percent (25%) or more of the equity interests of such Person (either directly or through Equity Equivalents and whether or not voting) shall be deemed to be controlled by such other Person or Persons acting together as a group; provided that, with respect to any shareholder or group of shareholders of Lease Guarantor other than a Sponsor or an Affiliate of a Sponsor, such shareholders shall not be considered to control Lease Guarantor for purposes of this clause (b) solely by reason of such percentage ownership unless (i) such Person or group files a Schedule 13D disclosing its ownership and, if applicable, status as a group and (ii) the Sponsors do not own more of the outstanding voting interests of the equity of Lease Guarantor than such Person or group and (c) any portfolio company of a Sponsor that satisfies the criteria of an “Affiliate” set forth in this definition will be considered an Affiliate so long as the Sponsor is an Affiliate. For purposes of this Agreement, none of Tenant and its Controlled Subsidiaries, Manager and its Controlled Subsidiaries and CEC and its Controlled Subsidiaries shall be considered Affiliates of Landlord.
“Agreement” means this Management Lease and Support Agreement (CPLV) among Tenant, Manager, Lease Guarantor, Landlord and CLC, including all Exhibits thereto, as amended by the First Amendment, and as further amended, restated, supplemented or otherwise modified from time to time.
“Amenities Manager” shall have the meaning set forth in Section 5.11.
“Annual Budget” shall have the meaning set forth in Section 5.1.2.
“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local Governmental Authority, board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Approvals, including Gaming Regulations, in each case, applicable to the Managed Facility, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Managed Facility or Person in question is subject to the same. Without limiting the generality of the foregoing, references to Applicable Law shall include any of the matters described in clause (a) or (b) above relating to employees, protection of personal information, zoning, building, health, safety and environmental matters and accessibility of public facilities.
“Approvals” means all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question.
“Approved Counsel” means (a) at any time Tenant is a Controlled Subsidiary of CEC and Manager is a wholly owned subsidiary of CEC, any counsel selected by Manager, (b) any counsel either mutually agreed upon by Tenant and Manager or (c) counsel set forth on a list of “Approved Counsel” containing counsel by practice specialty that are mutually agreeable to Tenant and Manager, as such list may be updated by Tenant and Manager from time to time.
“Approved Fairness Opinion Firm” means any of the following:

(a)	Citibank;

(b)	Credit Suisse;

(c)	Deutsche Bank;

(d)	Bank of America Merrill Lynch;

(e)	JPMorgan;

(f)	Goldman Sachs;

(g)	Morgan Stanley;

(h)	Barclays;

(i)	Houlihan Lokey;

(j)	Moelis;

(k)	Murray Devine;

(l)	Alix Partners;

(m)	Blackstone;

(n)	Lazard;

(o)	any Affiliate of the foregoing; and

(p)	any other accounting, appraisal or investment banking firm reasonably acceptable to Landlord.
“Asset Sale” means any conveyance, sale, assignment, transfer, lease or other disposition of any assets in one transaction or a series of related transactions (including any interest in any subsidiary) held directly by Lease Guarantor, excluding:

(a)	a disposition of cash or cash equivalents (it being understood that a disposition of cash or cash equivalents shall be subject to Sections 17.4.3 and 17.4.4, to the extent applicable thereto);

(b)
a disposition of obsolete or damaged property or equipment or other assets no longer used or useful in the business (in one transaction or a series of related transactions), in each case in the ordinary course of business and consistent with industry norm;

(c)
a disposition of any assets that are replaced with similar assets in the ordinary course of business and consistent with industry norm, which assets so disposed of in one transaction or a series of related transactions have an aggregate Fair Market Value of less than $10,000,000;

(d)
any disposition in the ordinary course of business of assets of Lease Guarantor or issuance or sale of equity interests of any subsidiary of Lease Guarantor (in one transaction or a series of related transactions), which assets or equity interests so disposed of or issued have an aggregate Fair Market Value of less than $10,000,000;

(e)	lease, license, easement, assignment, sublease or sublicense of any real or personal property, in each case in the ordinary course of business and consistent with industry norm;

(f)	any sale of inventory (in one transaction or a series of related transactions), in each case in the ordinary course of business and consistent with industry norm;

(g)
any grant (in one transaction or a series of related transactions) in the ordinary course of business and consistent with industry norm of any license of patents, trademarks, know-how or any other intellectual property;

(h)
any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Lease Guarantor and its subsidiaries as a whole, as determined in good faith by Lease Guarantor, in each case in the ordinary course of business or consistent with past practice or industry norm;

(i)	foreclosure or any similar involuntary lien enforcement action against Lease Guarantor with respect to any property or other asset of Lease Guarantor;

(j)
any disposition (in one transaction or a series of related transactions), in the ordinary course of business and consistent with industry norm, of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)
any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind, in each case in the ordinary course of business and consistent with industry norm; or

(l)
any disposition by Lease Guarantor of any assets to a Controlled Subsidiary of Lease Guarantor (provided that such Controlled Subsidiary shall thereafter be prohibited from further disposing of such assets except in compliance with this definition of “Asset Sale” and Section 17.4.1, as if such Controlled Subsidiary were Lease Guarantor).

“Assignment” means any assignment, conveyance (including, without limitation, a Foreclosure by Leasehold Lender), delegation, pledge or other transfer, in whole or in part, directly or indirectly by the applicable Party, of (a) this Agreement (or any other Lease/MLSA Related Agreement) or any direct or indirect interest therein, or (b) any rights, entitlements, remedies, duties or obligations under this Agreement or any other Lease/MLSA Related Agreement to which the applicable Party is a party, in each case whether voluntary, involuntary, by operation of Applicable Law or otherwise (including as a result of any divorce, Change of Control, bankruptcy, insolvency or dissolution proceedings, by declaration of or transfer in trust, or under a will or the laws of intestate succession). A Substantial Transfer by any one of CEC, Manager, Tenant or Lease Guarantor shall, in each case, be deemed an Assignment by such Person.
“Assignment Documents” shall have the meaning set forth in Section 11.1.3.2.
“Bank Accounts” shall have the meaning set forth in Section 5.4.1.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
“Board of Directors of Lease Guarantor” means the board of directors of Lease Guarantor, including the Independent Directors.
“Brands” shall mean the Trademarks listed on Exhibit F attached hereto and reputation symbolized thereby.
“Building Capital Improvements” means all repairs, alterations, improvements, renewals, replacements or additions of or to the structure or exterior façade of the Managed Facility, or to the mechanical, electrical, plumbing, HVAC (heating, ventilation and air conditioning), vertical transport and similar components of the Managed Facility that are capitalized under GAAP and depreciated as real property, but expressly excluding ROI Capital Improvements.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that (i) is not a day on which national banks in the City of Las Vegas, Nevada or in New York, New York are authorized, or obligated, by law or executive order, to close, and (ii) is not any other day that is not a “Business Day” as defined under an Other MLSA.
“Business Information” means any information or compilation of information relating to a business, procedures, techniques, methods, concepts, ideas, affairs, products, processes or services, including source code, information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like, as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like.
“Business Interruption Event” shall have the meaning set forth in Section 14.1.
“Business Interruption Insurance” means insurance coverage against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities).
“Caesars IP Holder” means Services Co and its subsidiaries.
“Capital Budget” shall have the meaning set forth in Section 5.1.1.2.
“Casualty” means any fire, flood or other act of God or casualty that results in damage or destruction with respect to the Managed Facility or any portion thereof.
“Cause” shall have the meaning set forth in the definition of “Terminated for Cause.”
“CEC” means Caesars Entertainment Corporation, a Delaware corporation.

“Centralized Services” shall have the meaning set forth in Section 4.1.
“Centralized Services Charges” shall have the meaning set forth in Section 4.1.1.
“CEOC” means CEOC, LLC, a Delaware limited liability company, as successor by merger to Caesars Entertainment Operating Company, Inc., a Delaware corporation.
“Certified Financial Statements” shall have the meaning set forth in Section 10.3.
“CES” shall have the meaning set forth in the Preamble hereto.
“Change of Control” means with respect to Manager, CEC or Tenant, the occurrence of any of the following: (a) the direct or indirect sale, exchange or other transfer (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all the assets of such Party and its subsidiaries, taken as a whole, to one or more Persons; (b) an officer of such Party becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or amalgamation), the result of which is that any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act or any successor provision) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than fifty percent (50%) of the Voting Stock of such Party or other Voting Stock into which such Party’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of securities or other ownership interests; (c) the occurrence of a “change of control”, “change in control” (or similar definition) as defined in any indenture, credit agreement or similar debt instrument under which such Party is an issuer, a borrower or other obligor, in each case representing outstanding indebtedness in excess of One Hundred Million and No/100 Dollars ($100,000,000.00); or (d) such Party consolidates with, or merges or amalgamates with or into, any other Person (or any other Person consolidates with, or merges or amalgamates with or into, such Party), in any such event pursuant to a transaction in which any of such Party’s outstanding Voting Stock or any of the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where such Party’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving Person or any direct or indirect Parent Entity of the surviving Person immediately after giving effect to such transaction measured by voting power rather than number of securities or other ownership interests. For purposes of the foregoing definition: (x) a Party shall include any Parent Entity of such Party; (y) “Voting Stock” shall mean the securities or other ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors, managers or trustees (or other similar governing body) of a Person; and (z) “Parent Entity” shall mean, with respect to any Person, any corporation, association, limited partnership, limited liability company or other entity which at the time of determination (i) owns or controls, directly or indirectly, more than fifty percent (50%) of the total voting power of shares of capital stock (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees of such Person, (ii) owns or controls, directly or indirectly, more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Person, whether in the form of membership, general, special or limited partnership interests or otherwise, or (iii) is the controlling general partner or managing member of, or otherwise controls, such entity. Notwithstanding the foregoing: (A) the transfer of assets between or among a Party’s wholly owned subsidiaries and such Party shall not itself constitute a Change of Control; (B) the term “Change of Control” shall not include a merger, consolidation or amalgamation of such Party with, or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of such Party’s assets to, an Affiliate of such Party (1) incorporated or organized solely for the purpose of reincorporating such Party in another jurisdiction, and (2) the owners of which and the number and type of securities or other ownership interests in such Party, measured by voting power and number of securities or other ownership interests, owned by each of them immediately before and immediately following such transaction, are materially unchanged; (C) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) prior to the consummation of the transactions contemplated by such agreement; (D) the Restructuring Transactions (as defined in the Indenture (as defined in the Lease)) and any transactions related thereto shall not constitute a Change of Control; (E) a transaction will not be deemed to involve a Change of Control in respect of a Party if (1) such Party becomes a direct or indirect wholly owned subsidiary of a holding company, and (2) the direct or indirect owners of such holding company immediately following that transaction are the same as the owners of such Party immediately prior to that transaction and the number and type of securities or other ownership interests owned by each such direct and indirect holder immediately following such transaction are materially unchanged from the number and type of securities or other ownership interests owned by such direct and indirect holder in such Party immediately prior to that transaction; and (F) a transaction will not be deemed to involve a Change of Control in respect of a Party (the “Subject Entity”) if (1) the Subject Entity becomes a direct or indirect wholly owned subsidiary of an entity (an “Intervening Entity”) (which Intervening Entity may own other assets in addition to its equity interests in the Subject Entity), and (2) all of the direct and indirect owners of the Subject Entity immediately following that transaction (the “Subject Transaction”) are the same as all of the direct and indirect owners of the Subject Entity immediately prior to the Subject Transaction and the number and type of securities or other ownership interests owned by each such direct and indirect owner of the Subject Entity immediately following such transaction are materially unchanged from the number and type of securities or other direct and indirect ownership interests in the Subject Entity owned by such direct and indirect owners of the Subject Entity immediately prior to that transaction (except, in the case of each direct and indirect owner of the Intervening Entity immediately following such transaction, by virtue of being held through the Intervening Entity; it being understood that, immediately following the Subject Transaction, each direct and indirect owner of the Intervening Entity shall indirectly own the same proportion and percentage of the ownership interests in the Subject Entity as such direct or indirect owner owned immediately prior to the Subject Transaction). Notwithstanding anything to the contrary contained herein, in no event shall CEC be a Subject Entity under clause (F) hereof.
“Claims” means claims, demands, suits, criminal or civil actions or similar proceedings that might be alleged by a third-party (including enforcement proceedings by any Governmental Authority) against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys’ fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement or the development, construction, ownership or other Operation of the Managed Facility, or otherwise.
“CLC” shall have the meaning set forth in the Preamble hereto.
“Commencement Date” shall have the meaning set forth in the Preamble hereto.
“Complimentaries” means any goods or services provided to customers free of charge, at a discounted rate or in the form of a rebate or credit. Such goods or services may include, for example, rooms, food and beverage, spa services and retail merchandise. Complimentaries may be provided to customers pursuant to a discretionary incentive program, targeted to either past, current or potential customers and may or may not be related to the customer’s level of past play so long as the same are provided on substantially the same basis as provided at Other Managed Facilities and Other Managed Resorts, and, in all events, in a Non-Discriminatory manner. Conversely, Complimentaries may be provided to customers pursuant to a nondiscretionary incentive program, such as a loyalty program, whereby the customer has earned the Complimentaries based on the customer’s level of past play.
“Condemnation” shall have the meaning set forth in the Lease.

“Consultation with Tenant” means engaging in periodic discussions with Tenant at Tenant’s reasonable request and considering in good faith Tenant’s positions with respect to the matter discussed.
“Content” shall have the meaning set forth in Section 9.1.3.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controls”, “Controlled” and “Controlling” and “under common Control with” shall have correlative meanings to “Control”.
“Controlled Subsidiary” means, with respect to any Person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests or managing membership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Corporate Personnel” means any personnel from the corporate or divisional offices of Manager or its Affiliates, who perform activities or services at or on behalf of the Managed Facility in connection with the services provided by Manager under this Agreement.
“CRC” means Caesars Resort Collection LLC, a Delaware limited liability company.
“Default Claim” shall have the meaning set forth in Section 18.2.1.2.
“Derivative Work” means (i) an enhancement, improvement or modification with respect to any Intellectual Property, or (ii) the meaning ascribed to it under the United States Copyright statute, 18 U.S.C. sec. 101 or equivalent provisions in other legislation (if any) applicable to the copyrighted work in question.
“Design Guidance” means the design guidance applicable to the Brands, regarding requirements for the design, architecture and construction of Other Managed Resorts.
“Designated Accountant” means an independent accounting firm designated by Manager and approved by Tenant that is an Accountant (as such term is defined in the Lease); provided that Tenant shall not withhold its approval of one of the “Big Four” accounting firms.
“Entity” means a partnership, a corporation, a limited liability company, a Governmental Authority, a trust, an unincorporated organization or any other legal entity of any kind.
“Equity Equivalents” means (w) all warrants and options (including any contingent purchase, convertible debt, exchangeable shares, put, or stock subject to forfeiture), whether or not presently convertible, exchangeable or exercisable, (x) other agreements to directly or indirectly purchase (regardless of whether it is contingent or otherwise not currently exercisable), subscribe for or otherwise acquire any interest in any equity or any other Equity Equivalents referred to in clause (w) or (y), whether or not presently convertible, exchangeable or exercisable, (y) any other equity interest reportable or disclosable on Schedule 13D and (z) similar equity-like interests.
“Event of Default” means a Tenant MLSA Event of Default, Manager Event of Default, Lease Guarantor Event of Default or M/T Event of Default, as applicable.

“Excluded Termination” means a termination of the Lease, in whole or in part, as applicable, in accordance with the express terms of Section 14.2 of the Lease (in connection with certain casualty events occurring during the final two (2) years of the term of the Lease) or Section 15.1 of the Lease (in connection with certain occurrences of Condemnation or Taking).
“Existing Landlord’s Lender” means any “Existing Fee Mortgagee” under the Lease.
“Expert” shall have the meaning set forth in Section 18.2.
“Expert Resolution” shall have the meaning set forth in Section 18.2.
“Fair Market Value” means, with respect to any asset or property, the price or other cash consideration which could be negotiated in an arm’s-length transaction, for cash, between willing and able participants neither of whom is under undue pressure or compulsion to complete the transaction and assuming that both are acting prudently and knowledgably in a competitive open market, that price is not affected by undue stimulus, and neither party is paying any broker a commission in connection with the transaction.
“FF&E” means furniture, furnishings, fixtures, inventory, and equipment (including video lottery terminal machines and other Gaming and Gaming related equipment), interior and exterior signs, as well as other improvements and personal property used in the Operation of the Managed Facility that are not Supplies.
“First Amendment” means that certain First Amendment to the Management and Lease Support Agreement (CPLV), dated as of the First Amendment Date, among Tenant, Manager, CEC, Landlord, solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.1, CLC and, solely for the purposes of Section 20.16 and Article XXI, CES.
“First Amendment Date” shall have the meaning set forth in the First Amendment.
“Force Majeure Event” means any events or circumstances to the extent they (i) are not caused or fomented by Manager or its Affiliates and (ii) materially and adversely affect the operations or financial performance of the Managed Facility beyond the reasonable control of Manager, including the following: (a) Casualty or Condemnation or Taking; (b) storm, earthquake, hurricane, tornado, flood or other act of God; (c) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (d) epidemics, quarantine restrictions or other public health restrictions or advisories; (e) strikes or lockouts or other labor interruptions; (f) disruption to local, national or international transport services; (g) embargoes, lack of materials or services such as water, power or telephone transmissions necessary for the Operation of the Managed Facility in accordance with this Agreement; (h) failure of any applicable Governmental Authority to issue any Approvals, or the suspension, termination or revocation of any material Approvals, required for the Operation of the Managed Facility; provided that the same was not caused by an Event of Default on the part of the Party or any Affiliate of such Party claiming the occurrence of a Force Majeure Event (it being understood that for the purpose of this definition, Tenant and its Controlled Subsidiaries (for so long as Tenant is a Controlled Subsidiary of CEC) and Manager and its Controlled Subsidiaries (for so long as Manager is a wholly owned subsidiary of CEC) shall be deemed Affiliates, if otherwise satisfying the definition of Affiliate); and (i) a change in Gaming Regulations or other action by any Governmental Authority which results in the disruption, suspension or cessation of Gaming activities in the Gaming industry generally (on a local, regional, state or federal basis).
“Foreclosure by Leasehold Lender” means any sale, disposition, conveyance, foreclosure of a leasehold mortgage or security interest or similar transaction, assignment in lieu of foreclosure, appointment of a receiver or other transfer, in each case of any right, title or interest of Tenant in the Lease and/or the Leased Property (or any direct or indirect Ownership Interests of Tenant) and in each case in connection with (i) an event of default under a Leasehold Financing with a Leasehold Lender

(which event of default may or may not, for the avoidance of doubt, also constitute a Tenant Lease Event of Default) and (ii) the exercise of Leasehold Lender’s remedies thereunder, whether with the consent of Tenant, involuntary, by operation or law or otherwise (including as a result of any bankruptcy, insolvency or dissolution proceedings or by declaration of or transfer in trust) or whether pursuant to a transfer of the assets of Tenant or of the Transfer of Ownership Interests of Tenant.
“Funds Request” shall have the meaning set forth in Section 5.5.2.
“GAAP” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.
“Gaming” has the meaning provided in the Lease.
“Gaming Authorities” means any Governmental Authority regulating Gaming or related activities.
“Gaming License” has the meaning provided in the Lease.
“Gaming Regulations” has the meaning provided in the Lease.
“Governmental Authority” means any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof.
“Guaranteed Obligations” shall have the meaning set forth in Section 17.1.
“Guaranty Covenant Termination Date” shall mean the earlier of (i) the date upon which all of the Guaranteed Obligations shall have been irrevocably paid and satisfied in full in cash and (ii) only in the event that a Guaranty Release Date has occurred pursuant to Section 17.3.5, the date on which there shall have been finally determined, and irrevocably paid and satisfied in full in cash, all Guaranteed Obligations with respect to which, prior to the date that is twelve (12) months after the occurrence of such Guaranty Release Date, Landlord has either made claims in accordance with this Agreement to, or otherwise demanded payment in accordance with this Agreement from, Lease Guarantor.
“Guaranty Release Date” shall have the meaning set forth in Section 17.3.5.
“Guaranty Termination Obligations” shall mean the sum, without duplication, of (i) the aggregate amount of any outstanding Guaranteed Obligations that are due and payable as of the Guaranty Release Date, (ii) the aggregate amount of any Guaranteed Obligations to which Landlord is (or may become) entitled in respect of any period prior to the Guaranty Release Date that are not covered under clause (i), and (iii) the aggregate amount of any damages to which Landlord is or may become entitled under and in accordance with the terms of the Lease due to or arising out of any termination of the Lease that occurs on or prior to the Guaranty Release Date (it being understood that in the case of clauses (ii) through (iii), the full extent of such Guaranteed Obligations may not be known or demanded by Landlord as of the effective date of any such termination of the Lease). For purposes of this definition, the term “Guaranteed Obligations” shall not include Guaranteed Obligations described in clause (ii) of the definition of “Guaranteed Obligations” set forth in Section 17.1 hereof. For avoidance of doubt, “Guaranty Termination Obligations” shall include any Section 9.7(b) Obligation (as defined in the Lease) that arises following the Guaranty Release Date to the extent that the Section 9.7(b) Clause (i) Conditions (as defined in the Lease) that gave rise to such Section 9.7(b) Obligation existed prior to the Guaranty Release Date.
“Guest Data” means any and all information and data identifying, describing, concerning or generated by prospective, actual or past guests, family members, website visitors and customers of casinos, hotels, retail locations, restaurants, bars, spas, entertainment venues, or other facilities or services, including without limitation any and all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, game play and patronage patterns, experiences, results and demographic information, whether or not any of the foregoing constitutes personally identifiable information, together with any and all other guest or customer information in any database of Manager, Tenant, Services Co or any of their respective Affiliates, regardless of the source or location thereof, and including without limitation such information obtained or derived by Manager, Tenant, Services Co or any of their respective Affiliates from: (i) guests or customers of the Managed Facility (for the avoidance of doubt, including CPLV Guest Data (as defined in the Lease) and Property Specific Guest Data); (ii) guests or customers of any Other Facility (as defined in the Lease) (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by Tenant or any of its Affiliates, or any facility associated with any such Other Facility (including restaurants, golf courses and spas); or (iii) any other sources or databases, including websites, central reservations databases, operational data base (ODS) and any player loyalty programs (e.g., the Total Rewards Program).
“Indemnified Party” means any Tenant Indemnified Party or Manager Indemnified Party entitled to receive indemnification pursuant to this Agreement.
“Indemnifying Party” means any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.
“Independent Director” means a member of the board of directors of Lease Guarantor who is “independent” under NASDAQ listing rules.
“Index” means the Consumer Price Index for the West Region, as published by the Department of Statistics of the US Bureau of Labor, using the period October/November 1995 as a base of one hundred (100), or if such index is discontinued, the most comparable index published by any United States governmental agency, as acceptable to Tenant and Manager.
“Individual” means a natural person, whether acting for himself or herself, or in a representative capacity.
“Initial Expert” shall have the meaning set forth in Section 18.2.1.1.
“Initial Term” shall have the meaning set forth in Section 2.4.1.
“Insurance Costs” means all insurance premiums or other costs paid for any insurance policies maintained by Tenant with respect to the Managed Facility.
“Insurance Program” means the insurance program of Affiliates of Manager that are provided to the Other Managed Facilities and Other Managed Resorts.
“Insurance Requirements” means at any time, the minimum coverage, limits, deductibles and other requirements required by Manager, which such Insurance Requirements shall be not less than the insurance required pursuant to the Lease at such time.
“Intellectual Property” or “IP” means all rights in, to and under any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, business information, Confidential Information, Software, formulas, drawings, research and development, business and marketing plans and proposals, tangible and intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) all industrial designs and any registrations and applications therefor, (v) all trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, Internet domain names and other numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (vi) all databases and data collections (including all Guest Data) and all rights therein, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) all Internet addresses, sites and domain names, numbers, and social media user names and accounts, (ix) any other similar intellectual property and proprietary rights of any kind, nature or description; and (x) any copies of tangible embodiments thereof (in whatever form or medium).
“Joliet Landlord” means “Landlord” under the Joliet MLSA.
“Joliet Managed Facility” means “Managed Facility” under the Joliet MLSA.
“Joliet MLSA” means that certain Management and Lease Support Agreement (Joliet), dated as of October 6, 2017, by and among Des Plaines Development Limited Partnership, Joliet Manager, LLC, Lease Guarantor, Harrah’s Joliet LandCo LLC and the other parties thereto, as amended by that certain First Amendment to the Management and Lease Support Agreement (Joliet) dated as of December 26, 2018, and as further amended, restated, supplemented or otherwise modified from time to time.
“Joliet Partner” means Des Plaines Development Holdings, LLC.
“Joliet Tenant” means “Tenant” under the Joliet MLSA.
“Landlord Confidential Information” means confidential or proprietary information relating to Landlord’s or any of its Affiliates’ businesses that derives value, actual or potential, from not being generally known to others specifically designated by Landlord in writing as confidential or proprietary to which Manager and Tenant obtain access by virtue of the relationship between the Parties.
“Landlord Financing” means any debt financing or refinancing of Landlord or any Affiliate thereof that relates or applies to, in whole or in part, Landlord’s interest in the Lease, this Agreement and/or the Leased Property, or revenues therefrom (or any portion thereof), including debt financing or refinancing secured (in whole or in part) by security interest in Landlord’s interest in the Lease, this Agreement and/or the Leased Property.
“Landlord Financing Documents” means all loan agreements, bond indentures, promissory notes, mortgages, deeds of trust, security agreements, guarantees and other documents and instruments (including all amendments, modifications, side letter and similar ancillary agreements) relating to any Landlord Financing.
“Landlord’s Lender” means any “Fee Mortgagee” under the Lease.
“Landlord Mortgage” means any “Fee Mortgage” under the Lease.
“Landlord Prohibited Person” shall mean any Person that, in the capacity it is proposed to be acting (but not in any other capacity), is more likely than not to jeopardize Landlord’s or any of its Affiliates’ ability to hold a Gaming License or to be associated with a Gaming licensee under any applicable Gaming Regulations (other than any Gaming Authority established by any Native American tribe).
“Lease” shall have the meaning set forth in the Recitals hereto.
“Lease/Debt Guaranty Collateral” shall have the meaning set forth in Section 17.4.5.1.

“Lease Foreclosure Transaction” shall have the meaning set forth in the Lease.
“Lease Guarantor Event of Default” shall have the meaning set forth in Section 16.1.3.
“Lease Guarantor Prohibited Person” shall mean any Person that: (a) is (or is owned or controlled by a Person that is) generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case which is more likely than not to (i) have a material adverse effect on Lease Guarantor or any of its Affiliates or (ii) otherwise jeopardize any of the Gaming Licenses of Lease Guarantor or any of its Affiliates; or (b) is otherwise more likely than not to jeopardize Lease Guarantor’s or any of its Affiliate’s ability to hold a Gaming License or to be associated with a Gaming licensee under any applicable Gaming Regulations (other than any Gaming Authority established by any Native American tribe).
“Lease Guaranty” shall mean all of the provisions, terms and conditions of this Agreement pertaining to (x) obligations and liabilities of Lease Guarantor with respect to the Guaranteed Obligations, including the provisions, terms and conditions of Article XVII hereof, and (y) without limitation of the preceding clause (x), Landlord’s rights and remedies in connection with any Lease Guarantor Event of Default, including the provisions, terms and conditions of Section 16.1.3 and Section 16.1.5.3, it being understood, for the avoidance of doubt, that all such provisions, terms and conditions of this Agreement are for the express benefit of Landlord.
“Lease Guaranty Claim” shall have the meaning set forth in Section 17.2.1.
“Lease Guaranty Security Interest” shall have the meaning set forth in Section 17.4.5.1.
“Lease Initial Term” means the “Initial Term” under (and as defined in and subject to the terms of) the Lease.
“Lease Insurance Requirements” shall have the meaning set forth in Section 12.1.1.1.
“Lease/MLSA Related Agreements” means, collectively, the Lease, this Agreement and the Transition Services Agreement.
“Lease Renewal Term” means any “Renewal Term” under (and as defined in and subject to the terms of) the Lease that becomes effective under the Lease in accordance with its terms.
“Leased Property” shall have the meaning set forth in the Lease.
“Leasehold Financing” means any debt financing or refinancing obtained by Tenant or Tenant’s Affiliates that relates or applies to, in whole or in part, the Lease and/or the Leased Property or revenues therefrom (or any portion thereof), including debt financing secured (in whole or in part) by a Leasehold Mortgage or Security Interest in Tenant’s leasehold interest under the Lease.
“Leasehold Financing Documents” means all loan agreements, security agreements, pledge agreements, bond indentures, promissory notes, Leasehold Mortgages, guarantees and other documents and instruments (including all amendments, modifications, side letter and similar ancillary agreements) relating to any Leasehold Financing.
“Leasehold Foreclosure with MLSA Assumption” shall mean the Foreclosure by Leasehold Lender and (in the case of a direct assignment) the assumption by such Leasehold Lender or its permitted designee of this Agreement, made in compliance with Section 11.1 and Article XIII of this Agreement and the applicable provisions of the Lease, including, without limitation, Section 22.2(i) of the Lease. Without limitation, a Leasehold Foreclosure with MLSA Assumption shall not become effective hereunder until Leasehold Lender (or such designee) shall have complied in all respects with (i) the conditions set forth in Section 11.1.3 of this Agreement, including the execution and delivery of the Tenant Assumption Agreement, and (ii) the applicable provisions of Section 22.2(i) of the Lease.
“Leasehold Foreclosure with MLSA Termination” shall mean the termination of this Agreement and all of Manager’s and Lease Guarantor’s obligations hereunder in connection with a Foreclosure by Leasehold Lender that is made in compliance in all respects with Article XIII of this Agreement and the applicable provisions of the Lease, including, without limitation, Section 22.2(i) of the Lease. Without limitation, a Leasehold Foreclosure with MLSA Termination shall not become effective hereunder until Leasehold Lender shall have complied with the applicable provisions of Section 22.2(i) of the Lease.
“Leasehold Lender” means any “Permitted Leasehold Mortgagee” under the Lease.
“Leasehold Mortgage” means any “Permitted Leasehold Mortgage” under the Lease.
“Licensing Event” means:
(a) with respect to Tenant, (i) a communication (whether oral or in writing) by or from any Gaming Authority to Manager or any of its Affiliates (a “Manager Party”) or to a member of the Subject Group or other action by any Gaming Authority that indicates that such Gaming Authority would reasonably be expected to find that the association of any member of the Subject Group with any Manager Party is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other material rights or entitlements held or required to be held by any Manager Party under any Gaming Regulations or (B) violate any Gaming Regulations to which a Manager Party is subject; or (ii) any member of the Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Person is not or does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so; and
(b) with respect to Manager, (i) a communication (whether oral or in writing) by or from any Gaming Authority to a member of the Subject Group or a Manager Party or other action by any Gaming Authority that indicates that such Gaming Authority would reasonably be expected to find that the association of any Manager Party with any member of the Subject Group party is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other material rights or entitlements held or required to be held by any member of the Subject Group under any Gaming Regulations or (B) violate any Gaming Regulations to which a member of the Subject Group is subject; or (ii) any Manager Party is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Manager Party is not or does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so.
For purposes of this definition, an “Affiliate” of Manager includes any Person for which Manager or its Affiliate is providing management services (other than Tenant and its subsidiaries).
“M/T Event of Default” shall have the meaning set forth in Section 16.1.4.
“Managed Facility” shall have the meaning set forth in the Recitals hereto.
“Managed Facilities IP” means any and all Intellectual Property owned by or licensed to Caesars IP Holder, Tenant or its subsidiaries that is necessary for the Operation or Management of the Managed Facility, including, without limitation, any Property Specific Guest Data and Guest Data, the Brands, the Trademarks included in Exhibit E attached hereto, and the Property Specific IP.

“Managed Facility Personnel” means all Individuals employed by Tenant or its subsidiaries and performing services on a part-time or full-time basis at the Managed Facility during the Term (including any Senior Executive Personnel), regardless of the specific titles given to such Individuals.
“Managed Facility Personnel Costs” means all cash costs and expenses associated with the employment or termination of Managed Facility Personnel (including the Senior Executive Personnel), including recruitment expenses, the costs of moving executive level Managed Facility Personnel, their families and their belongings to the area in which the Managed Facility is located at the commencement of their employment at the Managed Facility, compensation and benefits (including the costs of any equity based benefits at the time the economic cost is realized by Manager or its Affiliates (e.g., exercise rather than grant, repurchase, cash-out, etc.); provided that, if a portion of such benefits were awarded in connection with services performed at another facility owned or operated by Manager or its Affiliates, the Managed Facility Personnel Costs shall only include the portion of such costs which are related to such Managed Facility Personnel’s employment on behalf of the Managed Facility and such proportional amount shall be included in Managed Facility Personnel Costs regardless of whether the cost of such equity based benefits are realized while the applicable Managed Facility Personnel is employed on behalf of the Managed Facility or is employed at another facility owned or operated by Manager or its Affiliates), employment Taxes, training and severance payments, all in accordance with Applicable Laws, Manager’s policies for Other Managed Facilities and Other Managed Resorts and such other policies as may be established pursuant to this Agreement.
“Management Account” shall have the meaning set forth in Section 5.4.1.3.
“Manager” shall mean CPLV Manager, LLC, a Delaware limited liability company, or its successors or permitted assigns (including any trustee appointed over its assets).
“Manager Assumption Document” shall have the meaning set forth in Section 11.2.2.
“Manager Confidential Information” means confidential or proprietary information relating to Manager’s or any of its Affiliates’ (other than Tenant’s) businesses that derives value, actual or potential, from not being generally known to others, including all Proprietary Information and Systems, proprietary Manuals, confidential fees and confidential terms of all Centralized Services and any confidential or proprietary documents and information specifically designated by Manager in writing as confidential or proprietary to which Tenant and Landlord obtain access solely by virtue of the relationship between the Parties; provided that “Manager Confidential Information” shall not include Property Specific Guest Data or Guest Data or any information that Tenant independently possesses solely in its capacity as a member of Services Co.
“Manager Event of Default” has the meaning set forth in Section 16.1.2.
“Manager Indemnified Parties” shall have the meaning set forth in Section 12.3.1.
“Manager Prohibited Person” shall mean any Person that: (a) is (or is owned or controlled by a Person that is) generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case which is more likely than not to (i) have a material adverse effect on Manager or any of its Affiliates or (ii) otherwise jeopardize any of the Gaming Licenses of Manager or any of its Affiliates; or (b) is otherwise more likely than not to jeopardize Manager’s or any of its Affiliate’s ability to hold a Gaming License or to be associated with a Gaming licensee under any applicable Gaming Regulations (other than any Gaming Authority established by any Native American tribe).
“Manager’s Designated Financial Officer” shall mean the highest level financial officer among the Senior Executive Personnel.

“Manager’s Standard of Care” shall have the meaning set forth in Section 2.1.2.
“Manager’s System Policies” shall have the meaning set forth in Section 2.1.3.
“Manuals” means all written, digitized, computerized or electronically formatted manuals and other documents and materials prepared and used by Manager for other Managed Resorts as instructions, requirements, guidance or policy statements with respect to Manager’s Other Managed Resorts, which are loaned or otherwise made available to Tenant.
“Monetary Tenant Default” shall have the meaning set forth in Section 17.2.1.
“Monthly Debt Service Schedule” shall have the meaning set forth in Section 5.4.6.
“Monthly Report” shall have the meaning set forth in Section 10.2.
“New Lease” shall have the meaning set forth in the Lease.
“Non-Consented Lease Termination” shall have the meaning set forth in Section 21.1.1.
“Non-Core Tenant Competitor” means a Person that is engaged or is an Affiliate of a Person that is engaged in the ownership or operation of a Gaming business so long as (i) such Person’s consolidated annual gross gaming revenues do not exceed Five Hundred Million and No/100 Dollars ($500,000,000.00) (which amount shall be increased by the Escalator on the first (1st) day of each Lease Year, commencing with the second (2nd) Lease Year) and (ii) such Person does not, directly or indirectly, own or operate a Gaming Facility within thirty (30) miles of a Gaming Facility directly or indirectly owned or operated by CEC. For purposes of the foregoing, (a) ownership of the real estate and improvements where a Gaming business is conducted, without ownership of the Gaming business itself, shall not be deemed to constitute the ownership of a Gaming business and (b) the terms “Affiliate,” “Escalator,” “Lease Year,” “Gaming Facility” and “Person” shall each have the meaning given thereto in the Lease.
“Non-CPLV Landlord” means “Landlord” under the Non-CPLV MLSA.
“Non-CPLV Managed Facilities” means “Managed Facilities” under the Non-CPLV MLSA.
“Non-CPLV MLSA” means that certain Management and Lease Support Agreement (Non-CPLV), dated as of October 6, 2017, by and among Lease Guarantor, Non-CPLV Manager, LLC, Non-CPLV Tenant, Non-CPLV Landlord, and the other parties thereto, as amended by that certain First Amendment to the Management and Lease Support Agreement (Non-CPLV), dated as of December 26, 2018, and as further amended, restated, supplemented or otherwise modified from time to time.
“Non-CPLV Tenant” means “Tenant” under the Non-CPLV MLSA.
“Non-Discriminatory” means consistent, commercially reasonable, fair treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services, in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a fair and equitable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Managed Facility under the terms of this Agreement to be deemed “Non‑Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Managed Facility exists for the manner in which such goods and services are provided, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce (I) the rights of Landlord under this Agreement, the Lease, or the other Lease/MLSA Related Agreements, or (II) the payment of Variable Rent (as such term is defined in the Lease) under the Lease.
“Non-Third Party Financing” means any financing in which (a) Tenant, Lease Guarantor or Manager or any Affiliate of any of them acts as a trustee, agent or similar representative or (b) Tenant, Lease Guarantor or Manager or any Affiliate of any of them (excluding any Person that is such an Affiliate as a result of its ownership of publicly traded equity interests in any Person) holds (excluding any ownership of publicly traded equity interests in any Person) either (i) a Controlling direct or indirect equity interest or (ii) a direct or indirect equity interest of at least ten percent (10%) of the outstanding equity interests in any such lender, trustee, agent or other financing provider (any lender, trustee, agent or other financing provider described under clause (b)(i) or (b)(ii), a “Sponsor Lender Entity”), and in each such case the principal amount of such financing provided by any Sponsor, its Affiliates, and/or its Sponsor Lender Entities either (x) exceeds twenty-five percent (25%) of the aggregate principal amount of such financing or (y) is not a strictly “passive” investment.  For purposes of this definition, “passive” means having no ability to exercise any decision-making in respect of the overall financing other than, for the avoidance of doubt, customary voting rights attributable to the financing that extend to all other providers of such financing.
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement and Enterprise Services Agreement, dated as of December 26, 2018, by and among Services Co, CEOC, CRC, CLC and Caesars World LLC, as further amended, restated, supplemented or otherwise modified from time to time.
“Opco Debt Guaranty” shall have the meaning set forth in Section 17.4.5.1.
“Opco First Lien Debt” shall mean the indebtedness of CEOC under (i) Tenant’s Initial Financing (as such term is defined in the Lease) and (ii) any refinancing by CEOC of the indebtedness of CEOC referenced in clause (i) of this definition that constitutes a Leasehold Financing.
“Opco First Lien Debt Security Interest” shall have the meaning set forth in Section 17.4.5.1.
“Operate”, “Operating” or “Operation” means to manage, operate, use, maintain, market, promote, repair, and provide other management or operations services to the Managed Facility, all as more particularly described in this Agreement.
“Operating Account” shall have the meaning set forth in Section 5.4.1.1.
“Operating Deficiency Cause” shall have the meaning set forth in Section 16.1.1.5.
“Operating Deficiency Notice” shall have the meaning set forth in Section 16.1.1.5.
“Operating Expenses” means, with respect to any period of time, all ordinary and necessary expenses incurred in the Operation of the Managed Facility, including all: (a) Managed Facility Personnel Costs and all other Reimbursable Expenses; (b) all expenses for maintenance and repair; (c) costs for utilities; (d) administrative expenses, including all costs and expenses relating to the Bank Accounts and Certified Financial Statements; (e) costs and expenses for marketing, advertising and promotion of the Managed Facility; (f) amounts payable to Manager as set forth in this Agreement; (g) costs for the lease, rental or license of real or personal property (including payments by Tenant under the Lease or with respect to Intellectual Property); (h) Insurance Costs; (i) Taxes (other than income Taxes); (j) costs for the lease, rental or license of real or personal (including Intellectual Property); (k) an allocation (based upon relative net revenues of all of Tenant’s operating subsidiaries) of the operating expenses of Tenant; (l) all amounts to be paid to Manager or its Affiliates in connection with any redemptions under the Total Rewards Program; and (m) Centralized Services Charges, all as determined in accordance with GAAP, but expressly excluding the following: (i) costs of Building Capital Improvements and ROI Capital Improvements; and (ii) fees and costs for professional services, including the fees and expenses of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense and required to be capitalized in accordance with GAAP.
“Operating Limitations” means: (a) any provision of the Leasehold Financing Documents or any applicable ground lease (including the Lease), easement or similar obligation (in each case as in effect as of the Commencement Date or otherwise effectuated as permitted under the Lease) limiting or otherwise imposing conditions on Manager with respect to the Operation of the Managed Facility and (b) limitations or conditions arising under Applicable Laws. Notwithstanding anything contained in this Agreement, absent Landlord’s consent, no change or amendment to the Operating Limitations contained in the foregoing clause (a) as in effect on the Commencement Date effected at any time that Tenant is a Controlled Subsidiary of Lease Guarantor and Manager is a wholly owned subsidiary of Lease Guarantor (other than any changes to any ground lease made by or with the consent of Landlord) shall relieve Manager from (i) its obligations to Operate the Managed Facility in compliance with the Operating Standard and in a Non-Discriminatory manner or (ii) effect any decrease in the level of service or quality of Operation of the Managed Facility required as of the Commencement Date pursuant to the Operating Standard.
“Operating Standard” shall have the meaning set forth in Section 2.1.4.
“Operating Year” means each calendar year during the Term, except the initial Operating Year shall be a partial year beginning on the Commencement Date and ending on the following December 31, and if this Agreement is terminated effective on a date other than the last day of an Operating Year in any year, then the last Operating Year shall also be a partial year ending on the effective date of expiration or termination.
“Other Managed Facilities” means the hotels and casinos, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences that are owned or leased by Landlord and its Affiliates (and/or any of their respective successors or assigns) and leased and operated by or on behalf of Manager (or such other wholly owned subsidiary of Lease Guarantor) under management agreements among CEOC and/or any of its subsidiaries, Manager (or such other wholly owned subsidiary of CEC) and any such other parties to such agreements, excluding the Managed Facility. As of the Commencement Date, the Other Managed Facilities are as follows: (a) the Non‑CPLV Managed Facilities and (b) the Joliet Managed Facility.
“Other Managed Resorts” means hotels and casinos, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences that are owned and/or operated by or on behalf of Manager or its Affiliates under any brand or no brand, but excluding the Managed Facility and the Other Managed Facilities.
“Other MLSAs” means, collectively or individually, as the context may require, (i) the Joliet MLSA and (ii) the Non-CPLV MLSA.
“Out-of-Pocket Expenses” means the reasonable out-of-pocket travel costs (without mark-up) incurred by Manager or its Affiliates to third parties in performing its services under this Agreement, including air and ground transportation, meals, lodging and gratuities.

“Ownership Interests” means all forms of ownership, whether legal or beneficial, voting or non-voting, including stock, partnership interests, limited liability company membership or ownership interests, joint tenancy interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that constitutes a form of direct or indirect ownership in a Person.
“Parent Company” means, with respect to any Person, any Entity that holds any form of ownership interest in such Person, whether directly or indirectly through an ownership interest in one (1) or more other Entities holding an ownership interest in such Person.
“Party” or “Parties” shall have the meaning set forth in the Preamble hereto, subject to the provisions of Section 19.3 and 20.2 as such terms are used in said Sections.
“Permitted Uses” shall have the meaning set forth in Section 7.1.2.
“Person” means an Individual or Entity, as the case may be.
“Pledged Property” shall have the meaning set forth in Section 21.1.1(i).
“Prime Rate” means, on any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.
“Prior Related Dispute” shall have the meaning set forth in Section 18.2.1.1.
“Promotional Allowances” means the value of goods and services given to customers of the Managed Facility on a complimentary basis, such as complimentary food, beverages, accommodations, entertainment and parking, promotions, credits or discounts provided to any customer, any permitted or awarded “free play” and credits, coupons and vouchers issued for redemption by a customer as well as the value of cash and cash-back Complimentaries given to customers of the Managed Facility.
“Property Specific Guest Data” means any and all Guest Data, to the extent in or under the possession or control of Tenant, Services Co, Manager or their respective Affiliates identifying, describing, concerning or generated by prospective, actual or past guests, website visitors and/or customers of the Managed Facility, including retail locations, restaurants, bars, casino and Gaming Facilities (as defined in the Lease), spas and entertainment venues therein, but excluding, in all cases, (i) Guest Data that has been integrated into analytics, reports, or other similar forms in connection with the Total Rewards Program or any other customer loyalty program of Services Co and its Affiliates (it being understood that this exception shall not apply to such Guest Data itself, i.e. in its original form prior to integration into such analytics, reports, or other similar forms in connection with the Total Rewards Program or other customer loyalty program), (ii) Guest Data that concerns facilities that are owned or operated by CEC or its Affiliates, other than the Managed Facility, and that does not concern the Managed Facility, and (iii) Guest Data that concerns Proprietary Information and Systems and is not specific to the Managed Facility.
“Property Specific IP” means all Intellectual Property that is both (i) specific to the Managed Facility and (ii) currently or hereafter owned by CEOC or any of its subsidiaries, including the Intellectual Property set forth on Exhibit G attached hereto.
“Proprietary Information and Systems” means the “Service Provider Proprietary Information and Systems”, as such term is defined in the Omnibus Agreement.

“Purchasing Program” shall have the meaning set forth in Section 5.6.
“Reimbursable Expenses” means the following expenses to the extent incurred by Manager or any of its Affiliates in accordance with this Agreement or the Annual Budget: (a) all Managed Facility Personnel Costs; (b) all amounts paid by Manager to third parties relating to Third-Party Centralized Services or any other Centralized Services Charges or other expenses incurred in connection with Centralized Services pursuant to Section 4.1 that are paid by Manager; (c) all Out-of-Pocket Expenses incurred by Manager directly in connection with its Operation of the Managed Facility; (d) payments made or incurred by Manager in accordance with the Annual Budget to third parties for goods and services in the ordinary course of business in the Operation of the Managed Facility; (e) payments made or incurred by Manager in connection with the Managed Facility and as authorized under this Agreement; (f) all amounts owed in connection with any redemption under the Total Rewards Program; (g) all amounts actually incurred by Manager to third-parties in maintaining the Property Specific Guest Data (including the creation of back-up tapes related thereto); and (h) all Taxes to be paid by Tenant to Manager in accordance with Section 3.6.
“Renewal Term” shall have the meaning set forth in Section 2.4.1.
“Reservations System” means any reservations system operated by Services Co or any of its Affiliates.
“Restricted Payment” shall have the meaning set forth in Section 17.4.4.
“ROI Capital Improvements” means all alterations, improvements, replacements, renewals and additions to the Managed Facility that are capitalized under GAAP and involve a material change in the primary use of, or a material physical expansion or alteration of, the Managed Facility (including adding or removing guest rooms, meeting rooms or changing the configuration of the Managed Facility).
“Routine Capital Improvements” means all maintenance, repairs, alterations, improvements, replacements, renewals and additions to the Managed Facility (including replacements and renewals of FF&E, exterior and interior painting, resurfacing of walls and floors, resurfacing parking areas and replacing folding walls) that are capitalized under GAAP and not depreciated as real property. For avoidance of doubt, Routine Capital Improvements expressly exclude Building Capital Improvements and ROI Capital Improvements.
“Security Interest” means any security interest, collateral assignment, pledge or similar document or instrument that encumbers any assets belonging to Tenant or any of its subsidiaries relating to the Managed Facility (or any portion thereof or interest therein) that constitutes a personal property interest (including all Supplies located at or used in the Operation of the Managed Facility, the Bank Accounts and Tenant’s rights under this Agreement) and/or any direct or indirect Ownership Interests in Tenant.
“Senior Executive Personnel” means the Individuals employed from time to time as the general manager of the Managed Facility and the general manager’s direct reports and other executive staff serving such functions, regardless of the specific titles given to such Individuals.
“Services Co” means (1) CES or (2) any replacement or successor services company engaged in performing services on behalf of Tenant and related entities similar to those performed by, or contemplated to be performed by, CES on the Commencement Date.
“Services Co LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Services Co, dated as of January 14, 2015, as amended, restated, supplemented or otherwise modified from time to time.

“Software” means, as they exist anywhere in the world, any computer software, firmware, microcode, operating system, embedded application or other program, including all source code, object code, specifications, databases, designs and documentation related thereto.
“SPE Tenant” means, collectively or individually, as the context may require, each Tenant other than CEOC.
“Sponsor” means each of (i) collectively Apollo Global Management, Inc., Apollo Management VI, L.P. and its affiliated co-investment partnerships and their respective Affiliates (other than any “portfolio company”) and (ii) collectively, TPG Capital, L.P., TPG Partners V, L.P. and its affiliated co-investment partnerships and their respective Affiliates (other than any “portfolio company”).
“Springing Lien Subsidiary” means a subsidiary of CEC other than (i) CEOC, Tenant, Non-CPLV Tenant, Joliet Tenant or any of their respective subsidiaries, (ii) the borrower (or any co-borrower) or the issuer (or any co-issuer) under the OpCo First Lien Debt that is secured by the applicable Lease/Debt Guaranty Collateral and (iii) a direct or indirect subsidiary of one or more of the entities described in clause (ii) above that is a “restricted subsidiary” under the OpCo First Lien Debt that is secured by the applicable Lease/Debt Guaranty Collateral.
“Stated Expiration Date” shall have the meaning set forth in the Lease.
“Subject Group” means Tenant, Tenant’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons) (excluding Manager and its Affiliates (other than Tenant and its Controlled Subsidiaries) and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons).
“Subsequent Related Dispute” shall have the meaning set forth in Section 18.2.1.1.
“Substantial Transfer” means, in the case of CEC, Manager or Tenant, the sale or other disposition by such Party and its Controlled Subsidiaries of all of the direct and indirect assets of such Party and its Controlled Subsidiaries (other than assets that are, in the aggregate, de minimis) in a single transaction or series of related transactions.
“Supplies” means all operating supplies and equipment used in the Operation of the Managed Facility.
“Support Facilities” means all facilities located in or attached to, and/or operated on, the Leased Property or any portion thereof, including, without limitation, any hotel and hotel guest rooms and suites, food, beverage, entertainment and retail facilities and parking structures.
“Taking” shall have the meaning set forth in the Lease.
“Taxes” means all taxes, assessments, duties, levies and charges, including ad valorem taxes on real property, commercial activity taxes, personal property taxes, Gaming taxes, fees and charges and business and occupation taxes, imposed by any Governmental Authority against Tenant in connection with the ownership or Operation of the Managed Facility, but expressly excluding income, franchise or similar taxes imposed on Tenant.
“Technology Systems” means certain technology systems, including the Reservations System, Proprietary Information and Systems, third-party Software, hardware and telecommunications equipment and any system upgrades and/or replacements therefor.
“Tenant” shall have the meaning set forth in the Preamble hereto.

“Tenant Assumption Agreement” shall have the meaning set forth in Section 11.1.3.2.
“Tenant Competitor” means, as of any date of determination, any Person (other than Tenant, CEOC, Lease Guarantor and any of their respective Affiliates) that is engaged, or is an Affiliate of a Person that is engaged, in the ownership or operation of a Gaming business; provided that (i) for purposes of the foregoing, ownership of the real estate and improvements where a Gaming business is conducted, without ownership of the Gaming business itself, shall not be deemed to constitute the ownership of a Gaming business, (ii) any investment fund or other Person with an investment representing an equity ownership of fifteen percent (15%) or less in a Tenant Competitor and no Control over such Tenant Competitor shall not be a Tenant Competitor, (iii) solely for purposes of Section 11.4.1.2(iii), a Person with an investment representing an equity ownership of twenty-five percent (25%) or less in a Non-Core Tenant Competitor shall be deemed to not have Control over such Tenant Competitor, and (iv) Landlord shall not be deemed to become a Tenant Competitor by virtue of it or its Affiliate’s acquiring ownership, or engaging in the operation of, a Gaming business, if Landlord or any of its Affiliates first offered CEC (or its Subsidiary, as applicable) the opportunity to lease and manage such Gaming business pursuant to the ROFR Agreement (as defined in the Lease) and CEC (or its Subsidiary, as applicable) did not accept such offer. For purposes of this definition, the terms “Affiliate,” “Control,” “Person” and “Subsidiary” shall each have the meaning given thereto in the Lease.
“Tenant Confidential Information” means confidential or proprietary information relating to Tenant’s or any of its Affiliates’ businesses that derives value, actual or potential, from not being generally known to others specifically designated by Tenant in writing as confidential or proprietary to which Manager and Landlord obtain access solely by virtue of the relationship between the Parties. “Tenant Confidential Information” shall include Property Specific Guest Data and Guest Data.
“Tenant Indemnified Parties” shall have the meaning set forth in Section 12.3.2.
“Tenant Lease Event of Default” shall mean the occurrence (and continuance) of a “Tenant Event of Default” (as such term is defined in the Lease) under the Lease.
“Tenant MLSA Event of Default” shall have the meaning set forth in Section 16.1.1.
“Tenant Prohibited Person” means any Person that is (or is owned or controlled by a Person that is) generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case which is more likely than not to jeopardize Tenant’s or any of its Affiliates’ ability to hold a Gaming license or to be associated with a Gaming Licensee under any applicable Gaming Regulations (other than any Gaming Authority established by any Native American tribe).
“Term” shall have the meaning set forth in Section 2.4.1.
“Terminated for Cause” (or “Termination for Cause”) means either of the following subparagraphs (1) or (2), which may be elected by Landlord at its option:
(1) (i) Landlord has expressly elected to (and does) terminate Manager as manager hereunder and notified Manager thereof, (ii) Landlord has determined in good faith that such termination is for Cause and (iii) an arbitrator shall have made a finding that Cause existed to terminate Manager in accordance with the following sentence. Manager, Tenant, Lease Guarantor and Landlord agree that the determination of whether Cause existed to terminate Manager will be decided by binding arbitration, on an expedited basis, pursuant to the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes, in effect as of the Commencement Date, before a single arbitrator who shall be mutually acceptable to Manager and Landlord and who shall conduct the arbitration in New York, New York and who shall apply New York Law (collectively, a “Cause Arbitration”). In the event of a termination by Landlord of Manager under this clause (1), Lease

Guarantor’s obligations under Article XVII shall continue throughout the pendency of the Cause Arbitration, and in the event the arbitrator determines that Cause did not exist, (a) Lease Guarantor’s obligations under Article XVII shall terminate and be deemed to have terminated as of such date of Manager’s termination and (b) Landlord shall reimburse Lease Guarantor for (i) any amounts actually received by Landlord pursuant to Lease Guarantor’s obligations under this Agreement in respect of any period following such termination during which Manager was actually not acting as manager of the Managed Facility and (ii) any reasonable and customary legal expenses actually incurred by Lease Guarantor in connection with such arbitration. In the event such arbitrator determines that Cause did exist, Lease Guarantor shall reimburse Landlord for any reasonable and customary legal expenses actually incurred by Landlord in connection with the arbitration.
(2) (i) Landlord has determined in good faith that Cause exists to terminate Manager as manager, (ii) Landlord has delivered written notice to Manager that it has determined in good faith that Cause exists to terminate Manager as manager hereunder and that Landlord shall commence a Cause Arbitration to determine whether or not Cause exists and (iii) the arbitrator in a Cause Arbitration determines that Cause exists to terminate Manager, and Landlord thereafter terminates Manager as manager. For the avoidance of doubt, if such arbitrator determines that Cause did not exist to terminate Manager, then Manager shall not be terminated and shall continue to manage the Managed Facility pursuant to the terms of this Agreement and all obligations of Lease Guarantor under Article XVII shall remain in place, all in accordance with this Agreement. Further, in the event such arbitrator determines (x) that Cause did not exist, Landlord shall reimburse Lease Guarantor for any reasonable and customary legal expenses actually incurred by Lease Guarantor in connection with the Cause Arbitration, or (y) that Cause did exist, Lease Guarantor shall reimburse Landlord for any reasonable and customary legal expenses actually incurred by Landlord in connection with the Cause Arbitration.
For purposes of the foregoing, “Cause” shall mean: (i) intentional acts or intentional omissions of Manager to the material detriment of assets leased by Tenant or owned by Landlord for the benefit of other assets managed, owned or operated by Manager (or any other Affiliate of CEC), (ii) fraud, (iii) gross negligence or (iv) willful misconduct.
“Third-Party Centralized Services” shall have the meaning set forth in Section 4.1.
“Third-Party Manager” shall have the meaning set forth in Section 5.10.
“Third-Party Operated Areas” shall have the meaning set forth in Section 5.10.
“Total Rewards Program” means the Total Rewards® customer loyalty program as implemented from time to time as described more fully in the Omnibus Agreement.
“Transfer” means any Assignment or Transfer of Ownership Interests.
“Transfer of Ownership Interests” means, with respect to any Person, any: (a) direct or indirect sale, assignment, disposition, conveyance, gift, pledge or other transfer, in whole or in part, of any Ownership Interests in such Person or any Parent Companies of such Person; (b) merger, consolidation, reorganization or other restructuring of such Person or any Parent Companies of such Person; or (c) issuance of additional Ownership Interests in such Person or any Parent Companies of such Person that would have the effect of diluting voting rights or beneficial ownership of the Ownership Interests in such Person or any Parent Companies of such Person, in each case whether voluntary, involuntary, by operation or law or otherwise (including as a result of any divorce, bankruptcy or dissolution proceedings, by declaration of or transfer in trust, or under a will or the laws of intestate succession).
“Transition Period” means the period (which shall not exceed two years) following the expiration of this Agreement on the Stated Expiration Date or the termination of this Agreement prior to the end of the Term during which Tenant is required to provide transition services pursuant to Article XXXVI of the Lease or pursuant to the Transition Services Agreement; provided that the Transition Period shall be less than such period (i) after a termination of this Agreement by Landlord, unless Landlord or Tenant has delivered an End of Term Gaming Asset Transfer Notice (as defined in the Lease) in accordance with Section 36.1 of the Lease, at the election of Landlord in its sole discretion, (ii) following a Leasehold Foreclosure with MLSA Termination, at the sole election of the person providing management services with respect to the Managed Facility under the Replacement Management Agreement and (iii) after the identification of a Successor Tenant pursuant to and in accordance with Article XXXVI of the Lease, at the sole election of such Successor Tenant (following reasonable consultation with Landlord).
“Transition Services Agreement” means that certain Transition of Management Services Agreement (CPLV), dated as of the Commencement Date, by and among Tenant, Landlord, Services Co, CLC and Manager, as amended by that certain First Amendment to the Transition of Management Services Agreement (CPLV) dated as of December 26, 2018, and as further amended, restated, supplemented or otherwise modified from time to time.

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

[Reserved]

D-1

EXHIBIT E

TO MANAGEMENT AND LEASE SUPPORT AGREEMENT

TRADEMARKS

Any Trademarks included in System-wide IP that are necessary for the Operation or Management of the Managed Facility, including the Trademark listed below:
Caesars Palace Las Vegas

E-1

EXHIBIT F

TO MANAGEMENT AND LEASE SUPPORT AGREEMENT

LIST OF BRANDS

Caesars Palace

F-1

EXHIBIT G

TO MANAGEMENT AND LEASE SUPPORT AGREEMENT

PROPERTY SPECIFIC IP

Mark	Jurisdiction	Brand	Specific/ Enterprise	Property	App. No.	App. Date	Reg. No.	Reg. Date	Status
Beijing Noodle No. 9	United States of America	Caesars	Specific	CPLV	77/269189	8/31/2007	3738566	1/19/2010	Registered
Seahorse	United States of America	Caesars	Specific	CPLV	78/368060	2/13/2004	2961555	6/7/2005	Registered
Color - A Salon	Nevada	Caesars	Specific	CPLV	E0331812009-0	6/11/2009	E0331812009-0	6/11/2009	Registered
Spanish Steps	Nevada	Caesars	Specific	CPLV	E0147662010-0	3/25/2015	E0147662010-0	3/25/2010	Registered
Alto	Nevada	Caesars	Specific	CPLV	20170323096-53	7/28/2017	20170323096-53	7/28/2017	Registered
Apostrophe	United States of America	Caesars	Specific	CPLV	85/918927	4/30/2013	4557182	6/24/2014	Registered
Laurel Collection (Block)	United States of America	Caesars	Specific	CPLV	85/492653	12/12/2011	4,231,389	10/23/2012	Registered
Resplendence Starts Here	United States of America	Caesars	Specific	CPLV	85/959040	6/13/2013	4614679	9/30/2014	Registered
Stripside Cafe & Bar	United States of America	Caesars	Specific	CPLV	87/207585	10/18/2016	5273062	8/22/2017	Registered
Tiger Wok & Ramen	United States of America	Caesars	Specific	CPLV	86/401608	9/22/2014	4759136	6/23/2015	Registered
Vista Cocktail Lounge (Logo)	United States of America	Caesars	Specific	CPLV	86/562485	3/12/2015	4976084	6/14/2016	Registered

Domain Name	Brand	Reg. Date	Registry Expiry Date
vistaloungelasvegas.com	Caesars - CPLV	2015-03-13	2019-03-13
vistaloungevegas.com	Caesars - CPLV	2015-03-13	2019-03-13
venuspoolclub.com	Caesars - CPLV	2008-04-01	2020-04-01

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